                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           AMERICAN EAGLE GROUP, INC.
                (Name of Registrant as Specified in Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] No fee required.

[X] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

                                     N/A

    (2)  Aggregate number of securities to which transaction applies:

                                     N/A

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                                     N/A

    (4)  Proposed maximum aggregate value of transaction:

                                 $11,000,000

    (5)  Total fee paid:

                                   $2,200

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount previously paid:

         ---------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

         ---------------------------------------------------

    (3)  Filing Party:

         ---------------------------------------------------

    (4)  Date Filed:

         ---------------------------------------------------

                           AMERICAN EAGLE GROUP, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 800
                              DALLAS, TEXAS 75243

                              __________ __, 1997

Dear Stockholder:

         You are cordially invited to attend the 1997 annual meeting (the "Annual Meeting") of the stockholders of American Eagle Group, Inc. (the "Company") to be held on July 30, 1997 at 9:00 a.m. local time at __________________________________________, Dallas, Texas _____.

         At the Annual Meeting, in addition to electing directors and ratifying the appointment of the Company's independent auditors, you will be asked to approve (i) the sale of the general aviation insurance business (the "Aviation Division") of American Eagle Insurance Company, a wholly-owned subsidiary of the Company ("AEIC"), to Great American Insurance Company ("Purchaser"), for the consideration and upon the terms set forth in the Purchase Agreement dated as of April 11, 1997 among the Company, AEIC and Purchaser, and (ii) the amendment of the Company's Restated Certificate of Incorporation to change the name of the Company to "___________", effective upon consummation of such sale. The attached Proxy Statement describes the proposed sale in detail and you are urged to review the Proxy Statement carefully.

         THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE PROPOSED SALE AND HAS DETERMINED THAT IT IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE PROPOSED SALE AND RELATED AMENDMENT TO THE COMPANY'S RESTATED CERTIFICATE OF INCORPORATION.

         PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR VOTE WILL SUPERSEDE YOUR PROXY.

                                        Sincerely,


                                        M. PHILIP GUTHRIE
                                        Chairman of the Board, Chief Executive
                                           Officer and President

                           AMERICAN EAGLE GROUP, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 800
                              DALLAS, TEXAS 75243

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 30, 1997

TO THE STOCKHOLDERS OF AMERICAN EAGLE GROUP, INC.:

         NOTICE IS HEREBY GIVEN that the 1997 annual meeting (the "Annual Meeting") of stockholders of American Eagle Group, Inc., a Delaware corporation (the "Company"), will be held on July 30, 1997, commencing at 9:00 a.m., local time, at _____________________________________________________, Dallas, Texas
_____, to consider and act upon the following matters which are described in more detail in the accompanying Proxy Statement:

             1. To vote upon a proposal (the "Proposal") to approve (i) the sale of the general aviation insurance business (the "Aviation Division") of American Eagle Insurance Company, a wholly-owned subsidiary of the Company ("AEIC"), to Great American Insurance Company ("Purchaser"), for the consideration and upon the terms set forth in the Purchase Agreement dated as of April 11, 1997 among the Company, AEIC and Purchaser, and (ii) the amendment of the Company's Restated Certificate of Incorporation to change the name of the Company to "___________", effective upon consummation of such sale;

             2. To elect two directors of the Company to serve until the 1999 and 2000 annual meeting, respectively, of stockholders or until their successors are duly elected and qualified;

             3. To ratify the appointment of Arthur Andersen LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1997; and

             4. To consider and act upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

         Holders of record of shares of the Company's Common Stock and Series D Preferred Stock at the close of business on ________, 1997, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

         Under Delaware law, stockholders do not have appraisal rights in connection with the Proposal.

         Any stockholder giving a proxy has the right to revoke it at any time before it is voted by filing, with the Secretary of the Company, either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies also may be revoked by attending the meeting and voting in person.

                                        By Order of the Board of Directors
                                        AMERICAN EAGLE GROUP, INC.



                                        M. PHILIP GUTHRIE
                                        Chairman of the Board, Chief Executive
                                           Officer and President

         TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE DATE THE ENCLOSED PROXY CARD, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IT IMMEDIATELY.


_____________, 1997

                           AMERICAN EAGLE GROUP, INC.
                     12801 N. CENTRAL EXPRESSWAY, SUITE 800
                              DALLAS, TEXAS 75243

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JULY 30, 1997


     This Proxy Statement is being furnished to holders of Common Stock, par value $.01 per share (the "Common Stock"), and to holders of Series D Preferred Stock, par value $.01 per share (the "Series D Preferred Stock"), of American Eagle Group, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the 1997 annual meeting of stockholders of the Company (the "Annual Meeting"), to be held at 9:00 a.m., local time, on July 30, 1997, at ____________________________________________________________________, Dallas,
Texas ______, and at any and all adjournments or postponements thereof.

     At the Annual Meeting, holders of Common Stock and Series D Preferred Stock will be asked:

           1. To vote upon a proposal (the "Proposal") to approve (i) the sale of the general aviation insurance business (the "Aviation Division") of American Eagle Insurance Company, a wholly-owned subsidiary of the Company ("AEIC"), to Great American Insurance Company ("Purchaser"), for the consideration and upon the terms set forth in the Purchase Agreement dated as of April 11, 1997 among the Company, AEIC and Purchaser, and
      (ii) the amendment of the Company's Restated Certificate of Incorporation to change the name of the Company to "___________," effective upon consummation of such sale;

           2. To elect two directors of the Company to serve until the 1999 and 2000 annual meeting of stockholders, respectively, or until their successors are duly elected and qualified;

           3. To ratify the appointment of Arthur Andersen LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1997; and

           4. To consider and act upon such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

     This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and Proxy were first mailed to stockholders on or about July __, 1997.

                               TABLE OF CONTENTS



SUMMARY ..............................................................      3
  The Company ........................................................      3
  The Annual Meeting .................................................      3
     Time and Place ..................................................      3
     Purpose .........................................................      3
     Voting; Votes Required for Approval .............................      4
  Aviation Division Sale .............................................      4
     Terms of the Sale ...............................................      4
     Reasons for the Aviation Division Sale ..........................      5
     Advice of Financial Advisor ....................................       7
     Plans for Future Operation of the Company .......................      8
     Effect on Company if the Division Sales
       Are Not Completed .............................................      8
     No Dissenters' Rights ...........................................      9
     Certain Considerations ..........................................      9
     Certain Federal Income Tax Consequences .........................      9
     Interests of Certain Persons in the Transaction .................      9
GENERAL INFORMATION ..................................................     10
  General ............................................................     10
  Record Date ........................................................     10
  Vote Required ......................................................     10
  Proxies ............................................................     11
  Solicitation .......................................................     11
THE AVIATION DIVISION SALE ...........................................     12
  General ............................................................     12
  Reasons for the Transaction ........................................     12
  Opinion of Financial Advisor .......................................     15
  Name Change ........................................................     16
  Regulatory Approvals ...............................................     17
  Certain Federal Income Tax Consequences ............................     17
  Accounting Treatment of the Aviation Division Sale .................     17
  No Dissenters' Rights ..............................................     17
  Interests of Certain Persons in the Transaction ....................     17
CERTAIN CONSIDERATIONS ...............................................     19
  Delisting of Common Stock ..........................................     19
  Loss of Margin Status ..............................................     19
  Investment Company Act Considerations ..............................     19
  Potential Regulatory Action ........................................     19
  Plans for Operation of the Company after the
    Aviation Division Sale ...........................................     20
  Effect on Company if the Division Sales
    Are Not Completed ................................................     20
FORWARD LOOKING STATEMENTS ...........................................     20
THE PURCHASE AGREEMENT AND
 RELATED AGREEMENTS ..................................................     22
  Purchased Assets ...................................................     22
  Quota Share Reinsurance Agreement ..................................     22
  Closing ............................................................     22
  Purchase Price and Other Payments ..................................     23
  Assumption of Liabilities ..........................................     23
  Change in Name .....................................................     23
  Certain Representations, Warranties and Covenants ..................     24
  Conditions to Closing ..............................................     24
  Termination of Strategic Alliance ..................................     25
  Noncompete/No Solicitation and Other Actions .......................     25
  Termination ........................................................     26
  Indemnification ....................................................     27
PLANS FOR FUTURE OPERATION OF THE COMPANY ............................     28
  Business ...........................................................     28
  Management .........................................................     29
  Employees ..........................................................     29
  Offices ............................................................     29
UNAUDITED PRO FORMA FINANCIAL
 INFORMATION .........................................................     30
SELECTED FINANCIAL INFORMATION .......................................     35
MANAGEMENT'S DISCUSSION AND ANALYSIS
 OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS .......................................................     36
  Three Months Ended March 31, 1997 Compared to
  Three Months Ended March 31, 1996 ..................................     37
  Year Ended December 31, 1996 Compared to
  Year Ended December 31, 1995 .......................................     38
  Year Ended December 31, 1995 Compared to
  Year Ended December 31, 1994 .......................................     41
  Liquidity and Capital Resources ....................................     43
MARKET PRICES AND DIVIDENDS ..........................................     46
  Stockholders .......................................................     46
  Dividends ..........................................................     46
INSURANCE REGULATION .................................................     47
HISTORICAL BUSINESS OF THE COMPANY ...................................     49
  General ............................................................     49
  The Divisions ......................................................     49
  Disposition of P&C Division ........................................     50
  Disposition of Marine Division .....................................     50
  Gross Premiums Produced ............................................     51
  Aviation Division Business .........................................     51
  P&C Division Business ..............................................     52
  Marine Division Business ...........................................     53
  Marketing ..........................................................     53
  Underwriting .......................................................     53
  Claims .............................................................     54
  Reserves ...........................................................     55
  Reinsurance ........................................................     60
  Investments ........................................................     62
  Competition ........................................................     65
  Employees ..........................................................     65
  Legal Proceedings ..................................................     65
ELECTION OF DIRECTORS ................................................     66
EXECUTIVE OFFICERS ...................................................     70
EXECUTIVE COMPENSATION ...............................................     73
COMPENSATION COMMITTEE REPORT ON
 EXECUTIVE COMPENSATION ..............................................     78
STOCK PERFORMANCE GRAPH ..............................................     81
SECURITY OWNERSHIP OF CERTAIN
 BENEFICIAL OWNERS, DIRECTORS
 AND MANAGEMENT ......................................................     82
CERTAIN RELATIONSHIPS AND RELATED
 TRANSACTIONS ........................................................     84
RATIFICATION OF THE APPOINTMENT OF
 AUDITORS ............................................................     87
STOCKHOLDER PROPOSALS ................................................     88
OTHER MATTERS ........................................................     88
AVAILABLE INFORMATION ................................................     88

INDEX TO FINANCIAL STATEMENTS ........................................    F-1

APPENDIX I  CSFB Letter
APPENDIX II  Purchase Agreement

                                    SUMMARY

     The following is only a summary of certain information contained elsewhere in this Proxy Statement and does not purport to be complete. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, including the attached Appendices. Stockholders are urged to read this Proxy Statement and the Appendices in their entirety.


                                  THE COMPANY

     American Eagle Group, Inc., a Delaware corporation (the "Company"), is an insurance holding company that, through its subsidiaries, markets and underwrites specialized property and casualty coverages. Historically, the Company's business has been organized into three divisions. The Aviation Division, which is responsible for all general aviation insurance business, generated $108.7 million of gross premiums produced in 1996. The Property & Casualty Division (the "P&C Division"), which is responsible for the artisan contractor insurance business and the run-off of two discontinued lines of insurance business, generated $35.9 million of gross premiums produced in 1996. The Marine Division, which is responsible for all yacht insurance business, generated $6.6 million of gross premiums produced in 1996.

     As discussed more fully below, at the Annual Meeting, stockholders will be asked to approve the sale of the Aviation Division business pursuant to the terms of a Purchase Agreement (the "Purchase Agreement") dated as of April 11, 1997, among the Company, its wholly-owned subsidiary, American Eagle Insurance Company ("AEIC"), and Great American Insurance Company ("Purchaser"), a subsidiary of American Financial Group, Inc. ("AFG"). In a separate transaction, on April 23, 1997, the Company entered into an agreement to sell the artisan contractor portion of the P&C Division (the "Artisan Sale"). In addition, the Company has entered into a letter of intent to sell its Marine Division business (the "Marine Division Sale").

     Following the sale of the Company's three divisions, the Company expects that it will no longer write new or renewal policies for the foreseeable future. It will continue to handle claims on the Company's policies that are not assumed by the purchasers as part of these transactions, and maintain the related reserves and assets. Accordingly, the Company's revenues and earnings capacity will be significantly lower in the future. The Company's operational focus will be on attempting to create residual value for the Company's stockholders from the remaining assets and operations and additional ongoing operations. See "Plans for Future Operation of the Company."


                               THE ANNUAL MEETING

TIME AND PLACE

     The Annual Meeting will be held at 9:00 a.m., local time, on July 30, 1997, at ___________________________________, Dallas, Texas _______.

PURPOSE

     At the Annual Meeting, holders of the Company's Common Stock and Series D Preferred Stock will be asked to consider and vote on: (i) the Proposal; (ii) the election of two directors of the Company to serve until the 1999 and 2000 annual meeting of stockholders, respectively, or until their successors are duly elected and qualified; (iii) the ratification of the appointment of Arthur Andersen LLP as the independent auditors for the Company and its subsidiaries for the fiscal year ending December 31, 1997, and (iv) such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

VOTING; VOTES REQUIRED FOR APPROVAL

     The Board of Directors of the Company has established June 30, 1997 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The Common Stock and the Series D Preferred Stock are the only classes of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 7,047,098 shares of Common Stock and 357,875 shares of Series D Preferred Stock were outstanding. Each share of Common Stock outstanding on the Record Date shall be entitled to one vote, and each share of Series D Preferred Stock outstanding on the Record Date shall be entitled to 4.92 votes upon each matter to come before the Annual Meeting.

     Section 271 of the Delaware General Corporation Law (the "DGCL") requires that the sale of all or substantially all of the assets of a corporation be approved by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Although the Aviation Division assets being sold to Purchaser are owned by the Company's subsidiary, AEIC, on a consolidated basis such assets constituted approximately 45.0% of the Company's total assets as of March 31, 1997, and the Aviation Division represented approximately 70.1% of earned premium for the year ended December 31, 1996. Accordingly, since Section 271 of the DGCL may be applicable to the proposed sale, the affirmative vote of a majority of the total number of votes entitled to be cast at the Annual Meeting has been established as a requirement for approval of the Proposal.

     A plurality of the votes cast at the Annual Meeting is required to elect a director, and the affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of the Company's independent auditors. The presence in person or by proxy at the Annual Meeting of a majority of the number of votes entitled to be cast is necessary to constitute a quorum.

     Purchaser, which owned 357,875 shares of Series D Preferred Stock and 116,000 shares of Common Stock on the Record Date, representing approximately 21.3% of the total votes entitled to be cast at the Annual Meeting, has agreed to vote all of such shares for approval of the Proposal. In addition, Mason Best Company, L.P. ("Mason Best"), which owns 2,960,772 shares of Common Stock, representing approximately 33.6% of the total votes entitled to be cast at the Annual Meeting, has entered into an agreement with Purchaser (the "Mason Best Voting Commitment") to vote all of such shares for approval of the Proposal. Accordingly, stockholder approval of the Proposal is assured.


                             AVIATION DIVISION SALE

TERMS OF THE SALE

     On April 11, 1997, the Company, AEIC and Purchaser entered into the Purchase Agreement, which, subject to the terms and conditions thereof, provides for the sale (the "Aviation Division Sale") by AEIC of the business and a substantial portion of the assets comprising the Aviation Division to Purchaser in exchange for (i) 30% of the unearned premiums to be transferred to Purchaser, (ii) the net book value of all furniture, fixtures and equipment to be transferred to Purchaser, (iii) all funds collected by Purchaser with respect to agents' balances relating to the general aviation insurance business and which are in excess of 90 days old as of the closing of the Aviation Division Sale; (iv) commissions of 4%, 2% and 1% of the direct written premiums on renewal policies relating to the general aviation insurance business during the first, second, and third years, respectively, following the closing of the Aviation Division Sale; (v) the assumption of certain liabilities, including all liabilities relating to general aviation policies issued by the Company since 1993; and

(vi) the transfer to the Company of all of the Series D Preferred Stock issued by the Company to Purchaser in December 1996. See "The Aviation Division Sale--General" and "The Purchase Agreement and Related Agreements."

     The Aviation Division Sale is conditioned upon, among other things, approval of the Aviation Division Sale by the Company's stockholders and receipt of regulatory approvals from the Insurance Commissioners of the States of Texas and California. See "The Aviation Division Sale--Regulatory Approvals" and "The Purchase Agreement and Related Agreements--Conditions to Closing." There can be no assurance that the conditions to the Aviation Division Sale will be satisfied or waived, or that the Aviation Division Sale will be consummated.

REASONS FOR THE AVIATION DIVISION SALE

     Financial Condition. The Company has experienced substantial losses in each of its last two fiscal years, and the Company's financial condition and operating results have continued to deteriorate during 1997.

     For the fiscal year ended December 31, 1995, the Company recorded a loss before income tax benefit of approximately $20.4 million. Fiscal year 1995 results were particularly impacted by a special charge to earnings of $20.6 million (after tax) for certain discontinued lines and classes of business and increased reserves for incurred but not reported losses ("IBNR") and unearned premium. Based on the special charge, A.M. Best Company ("Best") lowered AEIC's rating from "A- (Excellent)" to "B++ (Very Good)" on March 4, 1996. Subsequent to Best's rating action, the Company announced that it was pursuing various alternatives for increasing the capital and surplus of AEIC.

     During 1996, the Company continued to incur losses. In May 1996, the Company reported a net loss of $2.8 million for the first quarter of 1996, due mainly to an increase in reported claims in the transportation line of business and weather related claims, and a decrease in net book value to $7.01 per common share at March 31, 1996. Due to the Company's first quarter financial performance and the further deterioration of its capitalization, Best further downgraded AEIC's rating to "B (Adequate)" on May 24, 1996. Best additionally placed a negative outlook on the rating, pending the outcome of ongoing capital-raising efforts of the Company. Best further stated that if the Company was unsuccessful in raising capital or if operating results did not improve, Best would likely downgrade the rating further.

     In October 1996, the Company withdrew from the transportation line of business in connection with a strategic refocusing by the Company on the aviation, marine and artisan contractor product lines where, in the view of management, historic profitability and the Company's competitive advantages were the greatest. During 1996, the Company's transportation line of business had been its primary source of unacceptable underwriting results. The Company also discontinued the quarterly dividend on its Common Stock in order to preserve capital. In the second and third quarters of 1996, the Company reported net losses of $0.6 million and $1.2 million, respectively, decreasing net book value to $6.68 per common share at September 30, 1996.

     During 1996, the Board of Directors of the Company undertook an in-depth review of the Company's needs and explored various alternatives for increasing capital. Ultimately determining that a properly structured strategic alliance would offer stockholders the best opportunity to maximize stockholder value, in November 1996, the Board of Directors authorized the Company to enter into a securities purchase agreement (the "Securities Purchase Agreement") with AFG. The stockholders of the Company approved the Securities Purchase Agreement and the transactions contemplated thereby on December 31, 1996. Pursuant to the terms of such agreement, the Company sold 350,000 shares of the Series D Preferred Stock to Purchaser, which is a wholly-owned subsidiary of AFG, for $35.0 million. Of the proceeds, the Company used $13.3 million to fully repay and cancel its bank credit facility and contributed $17.0 million to the capital and surplus of AEIC. The Series D Preferred Stock has a dividend rate of 9%, payable quarterly, and the dividend may, at the Company's option, be paid in additional shares of Series D Preferred Stock for the first five years. The

Securities Purchase Agreement also embodied a strategic alliance with AFG that was expected to allow the Company to market and underwrite new and expanded aviation insurance product lines and permit the Company to offer, when required by an insured, products providing the financial security of an insurer rated "A (Excellent)" by Best.

     The Securities Purchase Agreement also required the Company to record a $15 million reserve addition in its financial results for the fourth quarter of 1996. Based upon additional data, analyses and evaluations performed in connection with closing the books for the 1996 fiscal year, including analysis from its independent actuary, the Company increased the level of the reserve addition to approximately $30.0 million. After the announcement of the withdrawal from the transportation program for local and intermediate-haul truckers at the beginning of the fourth quarter of 1996, the Company ended the quarter with higher transportation loss levels than anticipated, while premium levels declined faster than originally anticipated. Losses from the auto dealer program, which was discontinued in 1995, also continued at higher-than-anticipated levels. The year-end actuarial analysis, taking these patterns into account, resulted in significant reserve additions for IBNR losses and related reinsurance costs for these lines of business. The remainder of the reserve additions are predominantly increases in reserves for IBNR losses and related reinsurance costs for the aviation lines of business. Of the total $30.0 million reserve addition, approximately $19.1 million resulted from increases in IBNR losses, and the remainder resulted from increased levels of ceded reinsurance premiums due to increased loss levels. As a result of these factors, the Company recorded a loss before income tax benefit of $44.4 million for 1996, and AEIC's statutory surplus declined to $20.4 million at December 31, 1996.

     In light of these financial developments, the Board of Directors believed it prudent that the Company strengthen its capital base to support its core aviation business. The Company followed a strategy of simultaneously pursuing multiple alternatives aimed at preserving the value of its business, and thus stockholder value.

     The Company discussed with AFG quickening the pace of implementation of the portion of the strategic alliance that would permit the Company to offer to its insureds policies of Purchaser, which would provide such insureds with the security of policies issued by an insurer rated "A" by Best. The Company proposed publication of a joint press release announcing the implementation of this arrangement. In March 1997, AFG notified the Company that it had determined not to proceed with the implementation of the previously announced agreement to provide the Company's insureds with policies of Purchaser. During these discussions, Purchaser first proposed the acquisition of the Aviation Division, the terms of which were rejected by the Board of Directors of the Company because of the inadequacy of the proposed consideration.

     In March 1997, the Company and AEIC also engaged Credit Suisse First Boston ("CSFB") with respect to their review of strategic and capital planning alternatives. These alternatives included, among other things, sale of the Company or assets of the Company, a rights offering to stockholders, a sale of securities and other alternatives to increase underwriting capacity.

     While CSFB continued to pursue other strategic alternatives, the Company reached agreement with certain of its reinsurers and their affiliates to expand existing underwriting agreements to make available to the Company's insureds policies of insurers rated "A" by Best for all of the Company's general aviation product lines. Under this arrangement, AEIC would assume, as reinsurer, all liabilities of such insurers under the policies issued by them. The Company began preparing formal documentation and regulatory filings to implement this arrangement.

     As a result of the effect of the 1996 loss on the statutory surplus of AEIC, on March 25, 1997, Best downgraded its rating of AEIC from "B" to "D
(Poor)." Best stated that the downgrade reflects its view that AEIC's weakened financial condition makes it "extremely vulnerable" to unfavorable changes in underwriting or economic conditions. Best also expressed concern over the potential regulatory response to the position of AEIC, whose capitalization had fallen below the mandatory control level of risk-based capital.

     Throughout March 1997, the Company's revenues were declining partially because of marketplace uncertainties about the financial condition of AEIC. After Best downgraded AEIC's rating to "D", the Company's agents became more reluctant to place their business with the Company even when the policies were issued with assumption of liability endorsements ("ALE's"). The ALE's provided for the assumption of the Company's liabilities under such policies by an insurer rated at least "A-" by Best in the event of insolvency of AEIC. After the downgrade in the Best rating, the reinsurers of the Company who had authorized the Company to issue ALE's and the insurers and reinsurers that had authorized the Company to issue their policies became increasingly concerned about AEIC's financial condition and vulnerability to regulatory action. As a result of the additional credit exposure, during the second week of April these insurers and reinsurers suspended or severely limited AEIC's authority to issue their policies or ALE's. However, the Company proceeded to discuss with certain reinsurers and their affiliates a potential transaction in which the Company would transfer its general aviation business to a newly formed managing general agency operation in return for an equity interest in such agency. The reinsurers or their affiliates would provide policy issuing capacity to such agency in return for the remaining equity interest.

     While the Company pursued alternatives for providing its insureds with the security of an insurer rated at least "A-" by Best, CSFB and the Company also pursued other strategic alternatives. CSFB continued to discuss a potential transaction with AFG. During the second week of April 1997, the Company entered into extensive discussions with a reinsurer regarding the transfer of the general aviation business to a managing general agency and with AFG regarding the Aviation Division Sale. Throughout this process, the Board had met on five separate occasions from March 13 through April 11, 1997 to review the status of the Company's business and the status and proposed terms of various potential transactions. The directors also on numerous occasions discussed these matters informally with management and each other. The Company also consulted the Texas Department of Insurance regarding regulatory views and issues, and the Company and AFG met with the Texas Department on April 10, 1997. The Texas Department strongly encouraged the Company and AFG to enter into the Purchase Agreement. Ultimately determining that the Aviation Division Sale would offer stockholders the best opportunity to achieve maximum value for the general aviation business, the Board deliberated the Aviation Division Sale at length and determined that it was the best available transaction.

     Recommendation of the Board of Directors. The Board of Directors of the Company has unanimously approved the Purchase Agreement and believes that the Aviation Division Sale is in the best interests of the Company and its stockholders.

     The Board of Directors, in approving the Aviation Division Sale and recommending stockholder approval of the Proposal, considered a number of factors, including the following: (i) the existing assets, operations, earnings and prospects of the Company in light of the economic and regulatory climate;
(ii) the terms of the Purchase Agreement; (iii) the advice of CSFB, the financial advisor to the Company, described below; (iv) the high probability of consummation of the Aviation Division Sale (including the absence of a material adverse change condition to Purchaser's obligation to close); (v) the potential adverse consequences of delaying a transaction while searching for additional alternatives; (vi) the terms of all potential alternative transactions of which the Board was aware; (vii) the probability of obtaining required regulatory approvals; (viii) the likelihood that the Company would lose its aviation insurance business to other, higher rated insurers without receiving any consideration unless agents and policyholders quickly received assurance that a financially secure insurer would assume the Company's liabilities.

ADVICE OF FINANCIAL ADVISOR

     CSFB, financial advisor to the Company, has delivered to the Board of Directors of the Company a letter, dated April 11, 1997, to the effect that the Aviation Division Sale would result in more value to the Company, from a financial point of view, than any other alternative explored by the Company and CSFB together. A copy of the letter is attached hereto as Appendix I and should be read carefully in its entirety with respect to the matters considered. The letter does not address any other aspect of the Aviation Division Sale and does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposal. See "The Aviation Division Sale--Advice of Financial Advisor."

PLANS FOR FUTURE OPERATION OF THE COMPANY

     Following the sale of the Company's three divisions, the business and operations of the Company will differ materially from the Company's past activities. The Company expects that it will no longer write new or renewal policies for the foreseeable future. It will continue to handle claims on the Company's policies that are not assumed by the purchasers as part of these transactions, and maintain the related reserves and assets. Accordingly, the Company's revenues and earnings capacity will be significantly lower in the future. See "Unaudited Pro Forma Financial Information." The Company's operational focus will be on attempting to create residual value for the Company's stockholders from the remaining operations and assets and additional ongoing operations. The Company will substantially reduce its workforce, and the current outside directors of the Company have informed the Company that they intend to resign. The Company's Board of Directors will be reduced to three members. Mr. M. Philip Guthrie, who is the Chairman of the Board, Chief Executive Officer, President and a current director, will remain on the Board. Mr. Richard M. Kurz, who is the Senior Vice President/Chief Financial Officer of the Company, and Mr. Howard D. Putnam have been nominated for election to the Board. See "Election of Directors." The Company's management will consist of Mr. Guthrie and Mr. Kurz, who will remain as executive officers.

     It is not currently possible to determine how much residual value, if any, will inure to the Company's stockholders following the sale or other disposition of the Company's divisions. In addition to any value generated from the management of claims and the investment portfolio, the Company will also have an estimated net operating loss carryforward ("NOL") of $25.0 million following the sale or disposition of its divisions. Although the Company has no current specific plans concerning the utilization of the NOL, the NOL may be available to offset future income, if any, of the Company.

     The Company will in the future explore other ways to maximize shareholder value, including by possibly entering into a new line of business, acquiring another business or selling the Company. The Company does not expect that AEIC would be able to conduct any new insurance business for the foreseeable future, however, due to regulatory restrictions and AEIC's Best rating. Two agency subsidiaries of the Company, however, do not have similar restrictions on their ability to conduct business. See "Plans for Future Operation of the Company."

EFFECT ON COMPANY IF THE DIVISION SALES ARE NOT COMPLETED

     If the Company is not able to sell all of its divisions as contemplated in this Proxy Statement, the Company expects to lose its current insurance business to other, higher rated insurers. Therefore, the Company would expect to discontinue the insurance underwriting activities of any unsold division. Consequently, the principal effect of nonconsummation of the sale of a division would be that the Company would not receive any consideration for the existing business conducted by such division. See "Plans for Future Operation of the Company."

NO DISSENTERS' RIGHTS

     Under Delaware law, stockholders of the Company are not entitled to dissenters' appraisal rights in connection with the Aviation Division Sale.

CERTAIN CONSIDERATIONS

     Stockholders should refer to the information under "Certain
Considerations" for a discussion of certain matters that should be considered in connection with an evaluation of the Aviation Division Sale.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Aviation Division Sale will not result in United States federal income tax consequences to the holders of Common Stock of the Company. The Company expects that it will recognize a gain for federal income tax purposes of approximately $21.0 million, which will be offset by NOL. The Company anticipates, nevertheless, that an alternative minimum tax in the amount of approximately $.5 million will be payable in connection with the Aviation Division Sale. See "The Aviation Division Sale--Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE AVIATION DIVISION SALE

     Certain officers, directors and stockholders of the Company have interests or obligations with respect to the Proposal that are different from, or in addition to, the interests of stockholders of the Company generally. See "The Aviation Division Sale--Interests of Certain Persons in the Aviation Division Sale."

                              GENERAL INFORMATION

GENERAL

     This Proxy Statement is being furnished to holders of Common Stock and Series D Preferred Stock of the Company in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting to be held at 9:00 a.m., local time, on July 30, 1997, at __________ Dallas, Texas __________, and any adjournments or postponements thereof, to consider and vote on (i) the Proposal, (ii) the election of two directors of the Company to serve until the 1999 and 2000 annual meetings of stockholders, respectively, or until their successors are duly elected and qualified; (iii) the ratification of the appointment of Arthur Andersen LLP as the independent auditors of the Company and its subsidiaries for the fiscal year ending December 31, 1997; and (iv) such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE

     The Board of Directors has fixed the close of business on June 30, 1997 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. The Common Stock and the Series D Preferred Stock are the only classes of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting.

VOTE REQUIRED

     As of the Record Date, 7,047,098 shares of Common Stock and 357,875 shares of Series D Preferred Stock were outstanding. Each share of Common Stock outstanding on the Record Date shall be entitled to one vote and each share of Series D Preferred Stock outstanding on the Record Date shall be entitled to
4.92 votes upon each matter to come before the Annual Meeting.

     The presence, either in person or by proxy, of a majority of the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum for the Annual Meeting.

     Section 271 of the DGCL requires that the sale of all or substantially all of the assets of a corporation be approved by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon. Although the Aviation Division assets being sold to Purchaser are owned by the Company's subsidiary, AEIC, on a consolidated basis such assets constituted approximately 45.0% of the Company's total assets as of March 31, 1997 and the Aviation Division represented approximately 70.1% of earned premium for the year ended December 31, 1996. Accordingly, since Section 271 of the DGCL may be applicable to the Aviation Division Sale, the affirmative vote of a majority of the total number of votes entitled to be cast at the Annual Meeting has been established as a requirement for approval of the Proposal.

     A plurality of the votes cast in person or by proxy at the Annual Meeting is required to elect a director. There will be no cumulative voting for directors. The affirmative vote of a majority of the votes cast is required to ratify the appointment of Arthur Andersen LLP as the Company's independent auditors.

     Abstentions will be counted as present for purposes of determining whether a quorum is present. With respect to the Proposal, abstentions will have the same effect as a vote against the Proposal and, with respect to the election of management's nominees for director, the withholding of authority will have no effect on the election. Under the rules of the National Association of Securities Dealers, Inc., brokers who hold shares in street name for customers will not have the authority to vote on the Proposal unless they receive specific instructions from beneficial owners. While such a broker non-vote will be counted as present for purposes of a quorum, it will have the same effect as a vote against approval of the Proposal.

     Purchaser, which owned 357,875 shares of Series D Preferred Stock and 116,000 shares of Common Stock on the Record Date, representing approximately 20% of the total votes entitled to be cast at the Annual Meeting, has agreed to vote all of such shares for approval of the Proposal. In addition, Mason Best, which owns 2,960,772 shares of Common Stock, representing approximately 33.6% of the total votes entitled to be cast at the Annual Meeting, has entered into an agreement with Purchaser to vote all of such shares for approval of the Proposal. Accordingly, stockholder approval of the Proposal is assured.

PROXIES

     All shares of Common Stock and Series D Preferred Stock represented by properly executed proxies will be voted at the Annual Meeting in accordance with the directions indicated on the respective proxies unless the proxies have been previously revoked. Unless contrary direction is given, all shares of Common Stock and Series D Preferred Stock represented by proxies will be voted FOR approval of the Proposal, the nominees for director set forth herein and ratification of the appointment of the Company's independent auditors, and in the proxy holder's discretion as to such other matters incident to the conduct of the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on those matters in accordance with their best judgment.

     All holders of Common Stock and Series D Preferred Stock are requested to complete, sign, date and promptly return the enclosed proxy card in the postage paid envelope provided for this purpose in order to ensure that their shares are voted. A stockholder executing and returning a proxy has the power to revoke the proxy at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to the Secretary of the Company prior to the vote at the Annual Meeting or by appearing in person at the Annual Meeting and voting in person the shares to which the proxy relates. Any written notice revoking the proxy should be sent to American Eagle Group, Inc., 12801 N. Central Expressway, Suite 800, Dallas, Texas 75243, Attention: Secretary.

SOLICITATION

     The Company will bear the expenses in connection with this solicitation, including the cost of preparing and mailing this Proxy Statement. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of the Company in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

                           THE AVIATION DIVISION SALE

GENERAL

     On April 11, 1997, the Company, AEIC and Purchaser entered into the Purchase Agreement, which, subject to the terms and conditions thereof, provides for the sale by AEIC of the business and a substantial portion of the assets constituting the Aviation Division to Purchaser in exchange for (i) 30% of the unearned premiums to be transferred to Purchaser, (ii) the net book value of all furniture, fixtures and equipment to be transferred to Purchaser,
(iii) all funds collected by Purchaser with respect to agents' balances relating to the general aviation insurance business and which are in excess of 90 days old as of the closing of the Aviation Division Sale; (iv) commissions of 4%, 2% and 1% of the direct written premiums on renewal policies relating to the general aviation insurance business during the first, second, and third years, respectively, following the closing of the Aviation Division Sale; (v) the assumption of certain liabilities including all liabilities relating to general aviation policies issued by the Company since January 1, 1993; and
(vi) the transfer to the Company of all of the Series D Preferred Stock issued by the Company to Purchaser in December 1996.

     The Company estimates that the cash consideration to be received by the Company at the closing of the Aviation Division Sale will be approximately $8.0 million. This estimate is based upon an estimated $26.6 million of unearned premiums that will be transferred to Purchaser and the estimated $1.9 million net book value of the furniture, fixtures and equipment to be transferred to Purchaser. The Company also estimates that it may receive an additional amount of approximately $3.0 million during the three-year period following the closing, consisting of the estimated amount of agents' balances over 90 days old as of the closing that are expected to be collected by Purchaser and the percentage of commissions payable to the Company by Purchaser on renewal policies that are expected to be written by Purchaser. The estimated amounts of agents' balances collected and renewal premiums written are based on historical averages of the Company, and actual amounts may differ, and such differences may be material. See "Unaudited Pro Forma Financial Information."

REASONS FOR THE TRANSACTION

     Financial Condition. The Company has experienced substantial losses in each of its last two fiscal years, and the Company's financial condition and operating results have continued to deteriorate during 1997.

     For the fiscal year ended December 31, 1995, the Company recorded a loss before income tax benefit of approximately $20.4 million. Fiscal year 1995 results were particularly impacted by a special charge to earnings of $20.6 million (after tax) for certain discontinued lines and classes of business and increased reserves for IBNR and unearned premium. Based on the special charge, Best lowered AEIC's rating from "A- (Excellent)" to "B++ (Very Good)" on March 4, 1996. Subsequent to Best's rating action, the Company announced that it was pursuing various alternatives for increasing the capital and surplus of AEIC.

     During 1996, the Company continued to incur losses. In May 1996, the Company reported a net loss of $2.8 million for the first quarter of 1996, due mainly to an increase in reported claims in the transportation line of business and weather related claims, and a decrease in net book value to $7.01 per common share at March 31, 1996. Due to the Company's first quarter financial performance and the further deterioration of its capitalization, Best further downgraded AEIC's rating to "B (Adequate)" on May 24, 1996. Best additionally placed a negative outlook on the rating, pending the outcome of ongoing capital-raising efforts of the Company. Best further stated that if the Company was unsuccessful in raising capital or if operating results did not improve, Best would likely downgrade the rating further.

     In October 1996, the Company withdrew from the transportation line of business in connection with a strategic refocusing by the Company on the aviation, marine and artisan contractor product lines where, in the view of management, historic profitability and the Company's competitive advantages were the greatest.

During 1996, the Company's transportation line of business had been its primary source of unacceptable underwriting results. The Company also discontinued the quarterly dividend on its Common Stock in order to preserve capital. In the second and third quarters of 1996, the Company reported net losses of $0.6 million and $1.2 million, respectively, decreasing net book value to $6.68 per common share at September 30, 1996.

     During 1996, the Board of Directors of the Company undertook an in-depth review of the Company's needs and explored various alternatives for increasing capital. Ultimately determining that a properly structured strategic alliance would offer stockholders the best opportunity to maximize stockholder value, in November 1996, the Board of Directors authorized the Company to enter into the Securities Purchase Agreement with AFG. The stockholders of the Company approved the Securities Purchase Agreement and the transactions contemplated thereby on December 31, 1996. Pursuant to the terms of such agreement, the Company sold 350,000 shares of the Series D Preferred Stock to Purchaser, which is a wholly-owned subsidiary of AFG, for $35.0 million. Of the proceeds, the Company used $13.3 million to fully repay and cancel its bank credit facility and contributed $17.0 million to the capital and surplus of AEIC. The Series D Preferred Stock has a dividend rate of 9%, payable quarterly, and the dividend may, at the Company's option, be paid in additional shares of Series D Preferred Stock for the first five years. The Securities Purchase Agreement also embodied a strategic alliance with AFG that was expected to allow the Company to market and underwrite new and expanded aviation insurance product lines and permit the Company to offer, when required by an insured, products providing the financial security of an insurer rated "A (Excellent)" by Best.

     The Securities Purchase Agreement also required the Company to record a $15 million reserve addition in its financial results for the fourth quarter of 1996. Based upon additional data, analyses and evaluations performed in connection with closing the books for the 1996 fiscal year, including analysis from its independent actuary, the Company increased the level of the reserve addition to approximately $30.0 million. After the announcement of the withdrawal from the transportation program for local and intermediate-haul truckers at the beginning of the fourth quarter of 1996, the Company ended the quarter with higher transportation loss levels than anticipated, while premium levels declined faster than originally anticipated. Losses from the auto dealer program, which was discontinued in 1995, also continued at higher-than-anticipated levels. The year-end actuarial analysis, taking these patterns into account, resulted in significant reserve additions for IBNR losses and related reinsurance costs for these lines of business. The remainder of the reserve additions are predominantly increases in reserves for IBNR losses and related reinsurance costs for the aviation lines of business. Of the total $30.0 million reserve addition, approximately $19.1 million resulted from increases in IBNR losses, and the remainder resulted from increased levels of ceded reinsurance premiums due to increased loss levels. As a result of these factors, the Company recorded a loss before income tax benefit of $44.4 million for 1996, and AEIC's statutory surplus declined to $20.4 million at December 31, 1996.

     In light of these financial developments, the Board of Directors believed it prudent that the Company strengthen its capital base to support its core aviation business. The Company followed a strategy of simultaneously pursuing multiple alternatives aimed at preserving the value of its business, and thus stockholder value.

     The Company discussed with AFG quickening the pace of implementation of the portion of the strategic alliance that would permit the Company to offer to its insureds policies of Purchaser, which would provide such insureds with the security of policies issued by an insurer rated "A" by Best. The Company proposed publication of a joint press release announcing the implementation of this arrangement. In March 1997, AFG notified the Company that it had determined not to proceed with the implementation of the previously announced agreement to provide the Company's insureds with policies of Purchaser. During these discussions, Purchaser first proposed the acquisition of the Aviation Division, the terms of which were rejected by the Board of Directors of the Company because of the inadequacy of the proposed consideration.

     In March 1997, the Company and AEIC also engaged CSFB with respect to their review of strategic and financial planning alternatives. These alternatives included, among other things, sale of the Company or assets of the Company, a rights offering to stockholders, a sale of securities and other alternatives to increase underwriting capacity.

     While CSFB continued to pursue other strategic alternatives, the Company reached agreement with certain of its reinsurers and their affiliates to expand existing underwriting agreements to make available to the Company's insureds policies of insurers rated "A" by Best for all of the Company's general aviation product lines. Under this arrangement, AEIC would assume, as reinsurer, all liabilities of such insurers under the policies issued by them. The Company began preparing formal documentation and regulatory filings to implement this arrangement.

     As a result of the effect of the 1996 loss on the statutory surplus of AEIC, on March 25, 1997, Best downgraded its rating of AEIC from "B" to "D
(Poor)." Best stated that the downgrade reflects its view that AEIC's weakened financial condition makes it "extremely vulnerable" to unfavorable changes in underwriting or economic conditions. Best also expressed concern over the potential regulatory response to the position of AEIC, whose capitalization had fallen below the mandatory control level of risk-based capital.

     Throughout March 1997, the Company's revenues were declining partially because of marketplace uncertainties about the financial condition of AEIC. After Best downgraded AEIC's rating to "D", the Company's agents became more reluctant to place their business with the Company even when the policies were issued with assumption of liability endorsements ("ALE's"). The ALE's provided for the assumption of the Company's liabilities under such policies by an insurer rated at least "A-" by Best in the event of insolvency of AEIC. After the downgrade in the Best rating, the reinsurers of the Company who had authorized the Company to issue ALE's and the insurers and reinsurers that had authorized the Company to issue their policies became increasingly concerned about AEIC's financial condition and vulnerability to regulatory action. As a result of the additional credit exposure, during the second week of April these insurers and reinsurers suspended or severely limited AEIC's authority to issue their policies or ALE's. However, the Company proceeded to discuss with certain reinsurers and their affiliates a potential transaction in which the Company would transfer its general aviation business to a newly formed managing general agency operation in return for an equity interest in such agency. The reinsurers or their affiliates would provide policy issuing capacity to such agency in return for the remaining equity interest.

     While the Company pursued alternatives for providing its insureds with the security of an insurer rated at least "A-" by Best, CSFB and the Company also pursued other strategic alternatives. CSFB continued to discuss a potential transaction with AFG. During the second week of April 1997, the Company entered into extensive discussions with a reinsurer regarding the transfer of the general aviation business to a managing general agency and with AFG regarding the Aviation Division Sale. Throughout this process, the Board had met on five separate occasions from March 13 through April 11, 1997 to review the status of the Company's business and the status and proposed terms of various potential transactions. The directors also on numerous occasions discussed these matters informally with management and each other. The Company also consulted the Texas Department of Insurance regarding regulatory views and issues, and the Company and AFG met with the Texas Department on April 10, 1997. The Texas Department strongly encouraged the Company and AFG to enter into the Purchase Agreement. Ultimately determining that the Aviation Division Sale would offer stockholders the best opportunity to achieve maximum value for the general aviation business, the Board deliberated the Aviation Division Sale at length and determined that it was the best available transaction.

     Recommendation of the Board of Directors. The Board of Directors of the Company has unanimously approved the Purchase Agreement and believes that the Aviation Division Sale is in the best interests of the Company and its stockholders.

     The Board of Directors, in approving the Aviation Division Sale and recommending stockholder approval of the Proposal, considered a number of factors, including the following: (i) the existing assets, operations, earnings and prospects of the Company in light of the economic and regulatory climate;
(ii) the terms of the Purchase Agreement; (iii) the advice of CSFB, the financial advisor to the Company, described below; (iv) the high probability of consummation of the Aviation Division Sale (including the absence of a material adverse change condition to Purchaser's obligation to close); (v) the potential adverse consequences of delaying a transaction while searching for additional alternatives; (vi) the terms of all potential alternative transactions of which the Board was aware; (vii) the probability of obtaining required regulatory approvals; (viii) the likelihood that the Company would lose its aviation insurance business to other, higher rated insurers without receiving any consideration unless agents and policyholders quickly received assurance that a financially secure insurer would assume the Company's liabilities.

ADVICE OF FINANCIAL ADVISOR

     On March 13, 1997, the Company and AEIC retained CSFB with respect to their review of strategic and financial planning alternatives, including, among other things, sale of the Company or assets of the Company, a rights offering to stockholders, a sale of securities, and other alternatives to increase underwriting capacity. CSFB was selected by the Company based on CSFB's experience, expertise and familiarity with the Company and its business. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes.

     At a meeting of the Board of Directors held on April 11, 1997, a representative of CSFB discussed with the Board of Directors, among other things, the Company's then-recent operating results, ratings downgrades, the write down by AFG, regulatory action, the Company's management's views as to the future prospects, and stock price performance. The representative of CSFB informed the Board that only one party other than AFG had submitted a proposal with respect to either the Company or AEIC, and that such proposal was less favorable to the Company than the AFG proposal from a financial point of view. The CSFB representative stated that, given the Company's financial condition and prospects and the fact that the solicitation process failed to produce any proposals at that time (other than the AFG proposal and the one other proposal referenced above), a sale of the aviation business and certain other assets to AFG at that time, on terms and conditions described to the Board of Directors at its meeting of April 11, 1997, would result in more value to the Company, from a financial point of view, than any other alternative which was explored together by the Company and CSFB. A letter dated April 11, 1997 was subsequently delivered to the Company's Board of Directors to the foregoing effect.

     The full text of the letter to the Board of Directors of the Company dated April 11, 1997, which sets forth the matters considered, is attached as Appendix I to this Proxy Statement and is incorporated herein by reference. Stockholders of the Company are urged to read this letter carefully in its entirety. CSFB's letter is directed only to the value of the Aviation Division Sale from a financial point of view compared to any other alternative which was explored together by the Company and CSFB, does not address any other aspect of the Aviation Division Sale or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Annual Meeting. The summary of the letter of CSFB set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such letter. CSFB has consented to the Company's inclusion of the full text of its written letter in this Proxy Statement.

     Miscellaneous. Pursuant to the terms of CSFB's engagement, the Company has agreed to pay CSFB for its services in connection with the Aviation Division Sale an aggregate financial advisory fee equal to $500,000. The Company also has agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including the reasonable fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the federal securities laws, arising out of CSFB's engagement.

     CSFB has in the past provided financial services to the Company, AFG and Purchaser unrelated to the Aviation Division Sale, for which services CSFB has received compensation. In connection with the sale of the Series D Preferred Stock to Purchaser in December 1996, the Company paid CSFB a financial advisory fee of $1.4 million and reimbursed CSFB for its out-of-pocket expenses and agreed to indemnify CSFB and certain related persons and entities against certain liabilities, including liabilities under the federal securities law, arising out of CSFB's engagement. In the ordinary course of business, CSFB and its affiliates may actively trade the equity securities of the Company and both the debt and equity securities of AFG for their own account and for accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

NAME CHANGE

     Pursuant to the terms of the Purchase Agreement, the Company and AEIC are required to change their names to names bearing no similarity to "American Eagle." In voting on the Proposal, stockholders will also be voting on a proposed amendment to the Company's Restated Certificate of Incorporation to change the name of the Company to "________________."

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain transactions, including the Aviation Division Sale, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, AFG and the Company have filed Notification and Report Forms with the FTC and the Antitrust Division for review in connection with the Aviation Division Sale.

     AEIC may not consummate the Aviation Division Sale with Purchaser without the prior approvals of the Texas and California Commissioners of Insurance. AEIC has provided the Purchase Agreement to the Texas and California Departments of Insurance and requested approval of the Aviation Division Sale. See "Insurance Regulation."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Aviation Division Sale will not result in federal income tax consequences to holders of the Company's Common Stock. The Aviation Division Sale will result in a taxable disposition of the assets of the Company and AEIC for federal income tax purposes. The Company will recognize gain measured by the difference, if any, between the amount paid by Purchaser (including net liabilities assumed by Purchaser) and the Company's or AEIC's adjusted tax basis in such assets. The Company currently estimates the federal income tax gain to be approximately $21.0 million, all of which will be offset by NOL. The Company anticipates, nevertheless, that an alternative minimum tax in the amount of $.5 million will be payable in connection with the Aviation Division Sale.

     This description of certain federal income tax consequences of the Aviation Division Sale is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, and administrative rulings and judicial authority as of the date hereof, all of which are subject to change. Any such change could affect the continuing validity of these conclusions. This description does not discuss all aspects of income taxation that may be relevant, and it does not discuss any aspect of state, local, foreign or other tax laws, or any federal tax other than federal income tax. No ruling is being sought from the Internal Revenue Service as to the anticipated federal income tax consequences of the Aviation Division Sale.

ACCOUNTING TREATMENT

     The Company estimates that a gain of approximately $11.7 million will be realized in fiscal year 1997 as a result of the sales of the business of its three divisions.

NO DISSENTERS' RIGHTS

     Stockholders have no dissenters' appraisal rights under Delaware law in connection with the Aviation Division Sale.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     Certain officers, directors and stockholders of the Company have certain interests or obligations with respect to the Aviation Division Sale that are different from, or in addition to, the interests of stockholders of the Company generally. Purchaser is the holder of 357,875 shares of Series D Preferred Stock and 116,000 shares of Common Stock. For a description of the interests and obligations of Purchaser with respect to the Aviation Division Sale, see "The Purchase Agreement and Related Agreements." Certain officers of the Company are parties to employment agreements with the Company whereby certain provisions permitting the

Company to terminate the employment of such officers become inapplicable after a "change of control" of the Company. Consummation of the Aviation Division Sale will constitute such a change of control. Upon consummation of the sales of its three divisions, only two officers will have employment contracts. See "Executive Compensation--Executive Officer Agreements." In addition, the Company's 1994 Stock Incentive Plan and 1994 Director Stock Option Plan provide for the full vesting of options outstanding for at least six months in the event there is a change in control of the Company. Consummation of the Aviation Division Sale will constitute such a change in control. Within 90 days after consummation of the Aviation Division Sale, however, all outstanding stock options which become fully vested will terminate, if not previously exercised, as a result of the termination of the employment or resignation of the option holders upon the consummation of the sale. See "Executive Compensation."

                             CERTAIN CONSIDERATIONS

     While the Board of Directors is of the opinion that the Aviation Division Sale is fair to, and in the best interests of, the Company and its stockholders, stockholders should consider the following possible effects in evaluating the Proposal.

DELISTING OF COMMON STOCK

     The New York Stock Exchange (the "NYSE") has informed the Company that it will delist the Common Stock from the NYSE upon closing of the Aviation Division Sale because the Company will no longer meet the continued listing requirements of the NYSE. Such delisting is likely to adversely affect the market for the Common Stock. If the Common Stock is delisted from the NYSE, the Company may apply to have the Common Stock quoted on the Nasdaq Small Cap Market. There can be no assurance that the Company will be able to meet the listing requirements for quotation on the Nasdaq Small Cap Market. If the Company does not meet such listing requirements, it is possible that the Common Stock would continue to trade in the local over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Common Stock and the availability of such quotations would, however, depend upon the number of stockholders remaining at the time, the interest in maintaining a market in the Common Stock on the part of securities firms and other factors.

LOSS OF MARGIN STATUS

     The Common Stock is currently a "margin security" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above with respect to market quotations, it is possible that the shares of Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Board of Governors of the Federal Reserve System and, therefore, could no longer be used as collateral for loans made by brokers.

INVESTMENT COMPANY ACT CONSIDERATIONS

     The Investment Company Act of 1940, as amended (the "1940 Act"), requires the registration of, and imposes various substantive restrictions on, certain companies that engage primarily, or propose to engage primarily, in the business of investing, reinvesting, or trading in securities, or that fail certain statistical tests regarding the composition of assets and sources of income, and are not primarily engaged in businesses other than investing, holding, owning or trading securities. The Company intends to engage in a business or businesses other than investing, reinvesting, owning, holding or trading in securities as soon as reasonably possible following the closing of the Aviation Division Sale and the disposition of its other divisions, although there can be no guarantee that the Company will be able to do so. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliates, and other matters.

POTENTIAL REGULATORY ACTION AND OTHER CONTINGENCIES

     AEIC is subject to periodic financial examinations by state insurance regulatory bodies. In October 1996, the Texas Department of Insurance began a triennial examination of AEIC. The examination is not complete and no examination report has been issued. The Company has recently been informed that the examiners are considering whether certain assets currently recorded in the books and records of AEIC are ineligible to be carried as admitted assets under statutory accounting principles and whether additional reserves may be required. Although the Company has reflected some of these matters in the pro forma financial statements presented elsewhere in this Proxy Statement, the Company currently cannot predict what position the Texas Department will ultimately take on the remaining matters. The Texas Department could require adjustments that are material to the Company. If the adjustments, if any, cause AEIC to become insolvent under statutory accounting principles, the Department could appoint a conservator or receiver for AEIC and ultimately liquidate AEIC. It cannot presently be predicted whether a liquidation under such circumstances would result in any residual value available for stockholders of the Company. See "Insurance Regulation."

     Prior to the Company's acquisition of AEIC and Aviation Office of America, Inc. ("AOA") from Talegen Group, Inc. ("Talegen"), AOA was the aviation manager for certain of its affiliates, which were insurance company subsidiaries of Talegen. AOA continued to act as aviation manager for these companies after the acquisition. Included in the aviation business managed by AOA before and after the acquisition were workers' compensation programs for aviation-related businesses. International Insurance Company ("International"), a subsidiary of Talegen and successor in interest to the Talegen subsidiaries whose aviation business was managed by AOA, is engaged in arbitrations with certain reinsurers of the workers' compensation programs.
The issue being arbitrated involves the scope and coverage of the reinsurance contracts in effect before, during and after the acquisition. The Company cannot currently predict the outcome of the arbitrations. If International loses the arbitrations, it may claim that the Company is responsible for losses not covered by reinsurance on policies issued post-acquisition, an amount which could potentially exceed the Company's capital. The Company believes that it has valid defenses to a claim, if one is made, by International against the Company, although there can be no guarantee of the outcome of any arbitration or litigation of such claim.

PLANS FOR OPERATION OF THE COMPANY AFTER THE AVIATION DIVISION SALE

     Following the sale of the Company's three divisions, the business and operations of the Company will differ materially from the Company's past business and operations. The Company expects that it will no longer write new or renewal policies for the foreseeable future. It will continue to handle claims on the Company's policies that are not assumed by the purchasers as part of these transactions, and maintain the related reserves and assets. Accordingly, the Company's revenues and earnings capacity will be significantly lower in the future. The Company's operational focus will be on attempting to create residual value for the Company's stockholders from the remaining operations and assets and additional ongoing operations. In this connection, the Company intends to engage in a business or businesses other than investing, reinvesting, owning, holding or trading in securities as soon as reasonably possible following the closing of the Aviation Division Sale and the disposition of its other divisions, although there can be no guarantee that the Company will be able to do so. It is not currently possible to determine how much residual value, if any, will inure to the Company's stockholders following the sale or other disposition of the Company's divisions. See "Plans for Future Operation of the Company."

EFFECT ON COMPANY IF THE DIVISION SALES ARE NOT COMPLETED

     If the Company is not able to sell all of its divisions as contemplated in this Proxy Statement, the Company expects to lose its current insurance business to other, higher rated insurers. Therefore, the Company would expect to discontinue the insurance underwriting activities of any unsold division. Consequently, the principal effect of nonconsummation of the sale of a division would be that the Company would not receive any consideration for the existing business conducted by such division.


                           FORWARD LOOKING STATEMENTS

     With the exception of historical information, the statements in this Proxy Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual performance and results of the Company to be materially different from any future performance and results expressed or implied by such forward-looking statements. Certain known factors are noted in this Proxy Statement, including without limitation, those set forth under "The Purchase Agreement and Related Agreements--Conditions to Closing," "Historical Business of the Company--Disposition of P&C Division," "Historical Business of the Company--Disposition of Marine Division," "Certain Considerations," "Plans for Future Operation of the Company" and "Insurance Regulation." Other factors include, without limitation, economic conditions, trends in the property and casualty insurance industry, competitive products and pricing, possibility of catastrophic losses, availability of adequate surplus and reinsurance capacity, ability to settle claims at amounts no greater than established reserves, the number and severity of losses reported in the future, any actions by regulatory agencies due to the financial condition of AEIC and other risks indicated in this filing and other filings made by the Company with the Securities and Exchange Commission.

                 THE PURCHASE AGREEMENT AND RELATED AGREEMENTS


     The following is a summary of certain provisions of the Purchase Agreement and certain related agreements. A copy of the Purchase Agreement is attached hereto as Appendix II. Stockholders are urged to read the Purchase Agreement and related agreements in their entirety. Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement. The Board of Directors reserves the right to terminate the Purchase Agreement in accordance with its terms before or after stockholder approval of the Proposal.

PURCHASED ASSETS

     Pursuant to the Purchase Agreement, Purchaser will acquire all of AEIC's right, title, interest and obligations in, to and under all aviation insurance business which was written or assumed by AEIC during the period commencing January 1, 1993 and ending March 31, 1997 (the "Aviation Business"). In addition to the Aviation Business, Purchaser will acquire (a) receivables, investment securities and cash equal in value to the Company's reserves for outstanding claims relating to general aviation policies issued by the Company since January 1, 1993; (b) all right, title and interest of AEIC and the Company in and to the computer equipment and software used in connection with the Aviation Business and the Reinsured Business (as defined below); (c) all right, title and interest in and to the office space leased by AEIC on the eighth and ninth floors of the building located at 12801 North Central Expressway, Dallas, Texas (the "Office Lease"); (d) all right, title and interest of AEIC and the Company in and to the names "American Eagle Insurance Company" and "American Eagle Group, Inc.," including all intellectual property rights in connection therewith; (e) all right, title and interest of AEIC in and to certain reinsurance contracts; (f) all right, title and interest of AEIC and the Company in and to all furniture, fixtures and tangible personal property used in connection with the Aviation Business or the Reinsured Business; and (g) all right, title and interest of AEIC and the Company in and to all other property relating to or used in connection with the Aviation Business or the Reinsured Business. The foregoing shall collectively be referred to as the "Assets."

QUOTA SHARE REINSURANCE AGREEMENT

     Pursuant to the Purchase Agreement, AEIC and Purchaser have entered a certain Quota Share Reinsurance Agreement effective as of March 31, 1997, pursuant to which AEIC has ceded to Purchaser and Purchaser has agreed to assume and reinsure all aviation business of AEIC in force as of March 31, 1997 and all aviation business written or renewed by AEIC after March 31, 1997 and until such time as Purchaser is qualified to issue directly its own policies (the "Reinsured Business"). Purchaser's reinsurance obligation pertains only to that portion of such business that AEIC retains net for its own account. In consideration for Purchaser's assumption of such business, Purchaser will receive AEIC's net unearned premium as of March 31, 1997 for business in force and AEIC's net written premium for business written thereafter. Purchaser will pay AEIC a ceding commision of 30%.

CLOSING

     The closing for the transactions contemplated by the Purchase Agreement (the "Closing") shall take place within three business days of satisfaction of all conditions to closing as set forth in the Purchase Agreement, but not later than July 31, 1997, unless extended by mutual agreement of AEIC, the Company and Purchaser. The date on which the Closing occurs hereafter shall be referred to as the "Closing Date."

PURCHASE PRICE AND OTHER PAYMENTS

     Effective as of the Closing Date, (a) AEIC shall deliver and convey to Purchaser assets having a market value equal to all liabilities of the Aviation Business and the Reinsured Business; (b) Purchaser shall pay to AEIC, as a commission, an amount equal to 30% of unearned premiums to be transferred to Purchaser; (c) Purchaser shall pay to AEIC an amount equal to the book value, adjusted for depreciation, of all furniture, fixtures and equipment included in the Assets; and (d) Purchaser shall convey and deliver to the Company, free and clear of all claims whatsoever, all shares of the Series D Preferred Stock of the Company owned by Purchaser, together with undated stock powers duly endorsed in blank.

     In addition to all other amounts due to AEIC under the Purchase Agreement, Purchaser is obligated to pay AEIC (a) an amount equal to all funds collected by Purchaser with respect to agent's balances of the Aviation Business which are in excess of 90 days old as of the Closing Date and (b) commissions equal to 4%, 2% and 1% of renewal premiums relating to the Aviation Business and Reinsured Business during the first, second and third years, respectively, following the Closing Date.

     In addition, within 20 days after the Closing, Purchaser shall prepare a balance sheet for the Aviation Business as of the Closing Date (the "Closing Date Balance Sheet"), and certain purchase price adjustments shall be made to account for differences in the amounts of assets and liabilities, the payment of claims and the receipt of premiums since March 31, 1997.

ASSUMPTION OF LIABILITIES

     At the Closing, Purchaser will assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of AEIC: (a) all liabilities and obligations of AEIC in respect of the Aviation Business existing as of March 31, 1997, but only if and to the extent that the same are accrued or reserved for on the March 31, 1997 balance sheet of assets and liabilities being transferred to Purchaser and remain unpaid and undischarged on the Closing Date except loss and loss adjustment expense reserves; (b) all unpaid losses and unpaid loss adjustment expenses of AEIC with respect to the Aviation Business arising in the regular and ordinary course on or after January 1, 1993; (c) the obligations of AEIC under the reinsurance contracts and the other contracts identified in the Purchase Agreement; and (d) bad faith liability claims arising under certain policies or in connection with litigation described in the Purchase Agreement. The foregoing described liabilities and the obligations of the Purchaser under the Quota Share Reinsurance Agreement and the Reinsurance Agreement (pursuant to which the Aviation Business will be transferred to Purchaser at Closing) are hereinafter referred to as the "Assumed Liabilities."

     Notwithstanding any provision in the Purchase Agreement to the contrary, Purchaser will not assume or become liable in any manner for any liability or obligation of AEIC or the Company, and AEIC and the Company will remain solely responsible for any and all liabilities and obligations of AEIC and the Company, other than the Assumed Liabilities.

CHANGE IN NAME

     On the Closing Date, AEIC and the Company will deliver to Purchaser all such executed documents as may be required to change AEIC's and the Company's names to names bearing no similarity to American Eagle, including but not limited to name change amendments with the Secretaries of State of Texas and Delaware. Within 180 days after the Closing Date, the Company and AEIC will file appropriate name change notices for each state where AEIC and the Company are qualified to do business. Under the Purchase Agreement, AEIC and the Company appoint Purchaser as their attorney-in-fact to file all such documents on or after the Closing Date.

CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS

     Pursuant to the Purchase Agreement, AEIC and the Company make certain representations, warranties and covenants to Purchaser as to AEIC and the Company, including (a) corporate existence and corporate power; (b) enforceability of the various agreements entered into; (c) financial condition;
(d) the accounts receivable of AEIC arising from the Aviation Business and Reinsured Business; (e) taxes; (f) the books, records and accounts of AEIC with respect to the Aviation Business and Reinsured Business; (g) the existing condition of AEIC with respect to the Aviation Business and Reinsured Business;
(h) AEIC's title to properties that are included in the Assets; (i) the condition of tangible Assets ; (j) employee benefit plans and arrangements; (k) certain intellectual property matters; (l) software of AEIC; (m) environmental matters; (n) the Assets; (o) the solvency of AEIC and the Company after the transactions contemplated by the Purchase Agreement; (p) the agents and brokers that have generated Aviation Business that is currently in-force with AEIC; (q) the completeness of information presented to Purchaser regarding the Aviation Business and the Reinsured Business; (r) the absence of undisclosed legal actions; (s) the absence of conflicts; (t) reinsurance contracts with respect to the Aviation Business and the Reinsured Business; (u) absence of legal bar to the transactions contemplated by the Purchase Agreement; (v) indemnification of the Purchaser with respect to broker's or finder's fees or commissions; (w) the contracts to be conveyed to Purchaser; (x) absence of nondisclosed liabilities; and other matters.

     Pursuant to the Purchase Agreement, Purchaser makes certain representations, warranties and covenants to AEIC and the Company as to Purchaser, including (a) corporate existence and corporate power; (b) enforceability of the various agreements entered into; (c) absence of required consents; (d) absence of participation of outside parties; and (e) voting by Purchaser.

     Pursuant to the Purchase Agreement, AEIC further covenants and agrees with Purchaser that prior to consummation of the Aviation Division Sale (a) AEIC will give Purchaser and its agents access to such information concerning the Aviation Business and the Reinsured Business as Purchaser may reasonably request and will consult in good faith with members of Purchaser's management regarding the business operations and strategies of AEIC in connection with the Aviation Business and the Reinsured Business; (b) AEIC will continue to operate the Aviation Business and Reinsured Business in the ordinary course of business without material changes or loss payments (except with the consent of Purchaser); (c) AEIC will pay directly to each employee of the Aviation Business that portion of all employee benefits due through the Closing Date, except for certain benefits to be assumed by Purchaser at Closing; (d) AEIC will deliver to Purchaser final schedules to the Purchase Agreement (and related documentation) for approval by Purchaser; (e) AEIC will give detailed written notice to Purchaser promptly upon the occurrence of any event that would cause or constitute a material breach of the Purchase Agreement or would have caused a material breach of the Purchase Agreement had such event occurred or been known to AEIC prior to the date of the Purchase Agreement.

     The representations, warranties, covenants and agreements of the parties contained in the Purchase Agreement or in any document delivered pursuant to the terms of the Purchase Agreement, will survive the Closing for a period of one year.

CONDITIONS TO CLOSING

     The obligations of Purchaser, on the one hand, and the Company and AEIC, on the other hand, under the Purchase Agreement are subject to the satisfaction, at or prior to the Closing Date, of the following conditions: (a) all the terms, covenants and conditions of the Purchase Agreement to be complied with and performed by the other party on or before the Closing Date will have been complied with and performed; (b) except for changes between the date of the Purchase Agreement and the Closing Date permitted by the terms of the Purchase Agreement, the representations and warranties of the other party in the Purchase Agreement or in any document or certificate delivered to such party pursuant to the Purchase Agreement will be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date; (c) on the Closing Date, no action or proceeding before any court or governmental body will be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of the Purchase Agreement or any of the transactions or events contemplated thereby, declare unlawful the transactions or events contemplated by the Purchase Agreement or cause such transactions to be rescinded; (d) the other parties will have received the necessary regulatory and any other approval or approvals of the transactions contemplated in the Purchase Agreement as may be required by pertinent laws, regulations or agreements; (e) Purchaser and AEIC will have entered into (i) the Quota Share Reinsurance Agreement ceding the Reinsured Business to Purchaser and (ii) the Reinsurance Agreement transferring the Aviation Business to Purchaser; (f) Purchaser and AEIC will have entered into a Claims Servicing Agreement and a Computer System Use Agreement; (g) the parties will have received opinions of each other's counsel in form and substance reasonably satisfactory to the receiving party; (g) Purchaser and AEIC will have executed a mutual release; and (h) Purchaser and AEIC will have received such other certificates, documents and instruments as their respective counsel may reasonably request.

     In addition, the obligations of Purchaser under the Purchase Agreement are, at the option of Purchaser, subject to the satisfaction, at or prior to the Closing Date, of the following: (a) AEIC will have obtained the consent of reinsurers with respect to at least 80% of the Aviation Business and the Reinsured Business to the transfer to and reinsurance thereof by Purchaser and to the assignment to Purchaser of AEIC's rights under the reinsurance treaties and agreements currently in effect with respect to the Aviation Business and the Reinsured Business; (b) AEIC will have obtained all consents required in order to convey to Purchaser the Office Lease; and (c) AEIC will not have entered into any contract or agreement after December 31, 1996 which would adversely affect Purchaser's ability to acquire and conduct the Aviation Business and the Reinsured Business.

     In addition, the obligations of AEIC under the Purchase Agreement are subject to receipt of, at or prior to the Closing Date, the consent of the stockholders of AEIC and the Company to the terms of the Purchase Agreement and the transactions contemplated therein.

TERMINATION OF STRATEGIC ALLIANCE

     Pursuant to the Purchase Agreement and notwithstanding any subsequent termination of the Purchase Agreement, Purchaser and the Company terminated their respective obligations under Section 5.4 of the Securities Purchase Agreement to form a strategic alliance.

NONCOMPETE/NO SOLICITATION AND OTHER ACTIONS

     Pursuant to the Purchase Agreement, neither AEIC nor the Company, nor anyone acting on behalf of either of them, may initiate discussions with any person concerning a Competing Proposal (as defined below). AEIC and the Company may (i) furnish information to, an offeror that seeks to engage in discussions or negotiations, requests information or makes a proposal to acquire the Aviation Business and the Reinsured Business pursuant to a Competing Proposal, if AEIC's and the Company's directors determine in good faith that such action is required for the discharge of their fiduciary obligations, after consultation with independent legal and financial advisors, who may be AEIC's and the Company's regularly engaged legal counsel and financial advisors (a "Director Duty"); (ii) comply with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") with regard to a tender or exchange offer; (iii) make any disclosure to AEIC's and the Company's stockholders in accordance with a Director Duty; (iv) fail to make, modify or amend its recommendations, consents or approvals referred to herein in accordance with a Director Duty; (v) terminate the Purchase Agreement and enter into an agreement providing for a Competing Proposal in accordance with a Director Duty; or (vi) take any other action as may be appropriate in order for AEIC's and the Company's Board of Directors to act in a manner that is consistent with their fiduciary obligations under applicable law. In the event that AEIC or the Company or any of their officers, directors, employees, agents, advisors or other representatives participate in discussions or negotiations with, or furnish information to an offeror that seeks to engage in such discussions or negotiations, requests information or makes a Competing Proposal, then, subject to any confidentiality requirements of an offeror, AEIC and the Company will immediately disclose to Purchaser (i) the decision of AEIC's and the Company's directors; (ii) the identity of the offeror; and (iii) copies of all information or material not previously furnished to Purchaser which AEIC or the Company, or their agents, provides or causes to be provided to such offeror or any of its officers, directors, employees, agents, advisors or representatives. For purposes of the Purchase Agreement, "Competing Proposal" means a bona fide offer to AEIC, the Company, or the stockholders of the Company from a Qualified Third Party (as defined below). "Qualified Third Party" means an entity directly or indirectly having (i) the underwriting capacity of an insurance carrier rated "A" by A. M. Best Company, (ii) policyholders surplus of $250 million; and (iii) agreed to assume all of Purchaser's reinsurance obligations arising under the Quota Share Reinsurance Agreement.

     As of the Closing Date, Purchaser will offer employment to, and AEIC will use its best efforts to assist Purchaser in employing as new employees of Purchaser, all persons presently engaged in the Aviation Business except for certain persons identified in the Purchase Agreement (the "Employees"). AEIC will terminate effective as of the Closing Date all employment agreements it has with any of the Employees, except for employment agreements of Nick Walton and Bob Conrey, which agreements will be assumed by Purchaser. Until the third anniversary of the Closing Date, (1) AEIC, the Company and any of their affiliates will not directly or indirectly solicit or offer employment to any Employee (i) who did not become an employee of Purchaser, (ii) who is then an employee of Purchaser, or (iii) who has terminated such employment without the consent of Purchaser within 180 days of such solicitation or offer, and (2) Purchaser will not directly or indirectly solicit or offer employment to any person who, after the Closing Date is then an employee of AEIC or who has terminated such employment without the consent of AEIC within 180 days of such solicitation or offer.

     AEIC, the Company and each of their affiliates agrees that for a period of three years after the Closing Date, neither AEIC, the Company or any of their subsidiaries will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate proprietorship or partnership form or otherwise as more than a five percent 5% owner in such business where such business is competitive with the Aviation Business.

     As of the Closing Date, the Company, AEIC, AFG and Purchaser will mutually release each other from all liabilities arising out of the execution of the Securities Purchase Agreement and the purchase of the Series D Preferred Stock.

     Upon the execution of the Purchase Agreement and pursuant to the terms of the Purchase Agreement, Purchaser received a written commitment from Mason Best Company L.P. that, among other matters, it will vote its shares of the common stock of the Company in favor of the transactions contemplated herein.

TERMINATION

     Notwithstanding any other provision contained in the Purchase Agreement, the Purchase Agreement may be terminated at any time prior to the Closing Date:
(a) by mutual written consent of the parties; (b) by any party, upon written notice to the other parties, if the Closing will not have occurred on or prior to the July 31, 1997, unless such failure of consummation will be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreement hereof to be performed or observed by such party; (c) by any party, upon written notice to the other parties, if a governmental authority of competent jurisdiction will have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Purchase Agreement, and such injunction, order or decree will have become final and non-appealable or if a governmental authority has otherwise made a final determination that any required regulatory consent would not be forthcoming; provided, however, that the party seeking to terminate the Purchase Agreement pursuant to this clause has used all commercially reasonable efforts to remove such injunction, order or decree; (d) by AEIC or the Company if the Board of Directors of AEIC or the Company determines in accordance with a Director Duty that such termination is required by reason of a Competing Proposal; or (e) by any party if the Boards of Directors of AEIC and the Company will have withdrawn or modified in a manner materially adverse to Purchaser their approval of the adoption of the Purchase Agreement, because the Boards of Directors have determined to recommend to AEIC's and the Company's stockholders or approve a Competing Proposal, in accordance with a Director Duty; provided, however, that any communication that advises that AEIC or the Company has received a Competing Proposal will in no event be deemed a withdrawal or modification adverse to Purchaser of its approval of the Purchase Agreement. In the event that the Purchase Agreement is terminated pursuant to clause (d) or (e) of the preceding sentence, then Purchaser will be entitled to a cash payment within five days of the termination date from AEIC of $1.75 million.

INDEMNIFICATION

     From and after the Closing, each of AEIC and the Company, jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of: (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of (i) any and all liabilities and obligations of AEIC of any nature whatsoever, except for the Assumed Liabilities, or (ii) any misrepresentation, breach or warranty or nonfulfillment of any agreement or covenant on the part of AEIC or the Company under the Purchase Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant to the Purchase Agreement or in connection with the negotiation, execution or performance of the Purchase Agreement; and (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of the indemnification rights of an Indemnified Purchaser Party.

     From and after the Closing, Purchaser will reimburse, indemnify and hold harmless AEIC, the Company and their successors or assigns (an "Indemnified AEIC Party") against and in respect of: (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified AEIC Party that result from, relate to or arise out of (i) the Assumed Liabilities or (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under the Purchase Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to AEIC pursuant to the Purchase Agreement or in connection with the negotiation, execution or performance of the Purchase Agreement; and (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of the indemnification rights of an Indemnified AEIC Party.

     AEIC and the Company will have no liability (for indemnification or otherwise) with respect to indemnification of an Indemnified Purchaser Party until the total of all damages actually paid or incurred by an Indemnified Purchaser Party with respect to such matters exceeds $1.0 million, and then only for the amount by which such damages actually paid or incurred by an Indemnified Purchaser Party exceed $1.0 million. The maximum aggregate obligation of AEIC and the Company with respect to all matters for which an Indemnified Purchaser Party may seek indemnification for misrepresentation or breach of warranty will not exceed $20.0 million.

     The maximum aggregate obligation of Purchaser to AEIC and the Company with respect to all matters for which the Company or AEIC may seek indemnification for misrepresentation or breach of warranty will not exceed $20.0 million.

                   PLANS FOR FUTURE OPERATION OF THE COMPANY

     Set forth below is a summary of management's plans for the operation of the Company following the sale or other disposition of its three divisions. If the Company is unable to sell all of its divisions as contemplated in this Proxy Statement, the Company expects to lose its current insurance business to other, higher rated insurers. Therefore, the Company would expect to discontinue the insurance underwriting activities of any unsold division. Consequently, the principal effect of nonconsummation of the sale of a division would be that the Company would not receive any consideration for the existing business conducted by such division.

BUSINESS

     Following the sale of the Company's three divisions, the Company expects that it will no longer write new or renewal policies for the foreseeable future. It will continue to handle claims on the Company's policies that are not assumed by the purchasers as part of these transactions, and maintain the related reserves and assets. Accordingly, the Company's revenues and earnings capacity will be significantly lower in the future. The Company's operational focus will be on attempting to create residual value for the Company's stockholders from the remaining operations and assets and additional ongoing operations. It is not currently possible to determine how much residual value, if any, will inure to the Company's stockholders.

     Following the sale or disposition of its divisions, the Company will discontinue all insurance marketing and underwriting activities. The Company intends to continue to manage claims as described under "Historical Business of the Company--Claims." The Company will continue to be responsible for all claims that are covered by Company auto dealer and trucking policies, claims occurring before January 1, 1993 that are covered by aviation policies, claims occurring before March 1, 1997 that are covered by artisan contractor policies, and claims occurring before April 30, 1997 that are covered by marine policies. The Company also intends to continue to manage its investment portfolio substantially as described under "Historical Business of the Company--Investments." In this connection, the Company intends to engage in a business or businesses other than investing, reinvesting, owning, holding or trading in securities as soon as reasonably possible following the closing of the Aviation Division Sale and the disposition of its other divisions, although there can be no guarantee that the Company will be able to do so. If the Company were required to register as an investment company under the 1940 Act, it would become subject to substantial regulation with respect to its capital structure, management, operations, transactions with affiliates, and other matters.

     In addition to any value generated from the management of claims and the investment portfolio, the Company will also have an estimated net operating loss carryforward ("NOL") of $25.0 million following the sale or other disposition of its divisions. Although the Company has no current specific plans concerning the utilization of the NOL, the NOL may be available to offset future income, if any, of the Company.

     The Company will in the future explore ways to maximize shareholder value, including by possibly entering into a new line of business, acquiring another business or selling the Company. The Company does not expect that AEIC would be able to conduct any new insurance business for the foreseeable future, however. As a result of AEIC's financial condition, Best rating downgrades and sales of its businesses, certain state regulatory agencies have ordered or requested AEIC to limit or cease writing insurance in their states. The Company expects that additional states may issue similar orders or make similar requests. See "Insurance Regulation." While these orders or requests remain in effect, AEIC would not have the ability to enter into any new insurance business. Also, AEIC's current Best rating of "D" makes it unlikely that it could enter into any new insurance business. On the other hand, two of the Company's subsidiaries that are licensed agencies do not have similar restrictions on their ability to conduct business. Aviation Office of America, Inc. is a licensed managing general agency in Texas and a licensed agency in certain other states. AE Insurance Agency, Inc. is a licensed agency in California and certain other states. While management has no specific plans to start or acquire any insurance agency businesses, these subsidiaries are available if an opportunity arises.

MANAGEMENT

     Following the sale or other disposition of its divisions, the Company expects Mr. Guthrie and Mr. Kurz to remain as executive officers with their current titles. Mr. Kurz will assume the additional title of Secretary. The Company's outside directors, Messrs. Joseph M. Grant, Keith W. Hughes, James E. Maser and Elvis L. Mason, have informed the Company that they intend to resign following consummation of the Aviation Division Sale. The Company's Board of Directors will be reduced to three members following such resignations. Mr. Guthrie will remain on the Board and Mr. Kurz and Howard D. Putnam have been nominated for election to the Board. See "Election of Directors."

EMPLOYEES

     Following the sale or other disposition of its divisions, the Company expects to reduce its workforce from 199 full-time employees at May 30, 1997 to no more than 15 full-time employees. These employees will continue to handle accounting, claims, reinsurance billing and collection and administrative functions for the Company.

OFFICES

     The Company subleases approximately 5,000 square feet of office space on the sixth floor of the building in Dallas, Texas in which it currently maintains its executive and business offices. The Company will retain this sublease after the Aviation Division Sale and will move all of its executive and business offices into this space.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following Unaudited Pro Forma Financial Statements have been prepared to illustrate the estimated effects of the Aviation Division Sale, the Artisan Sale and the Marine Division Sale (collectively, the "Transactions"). The Unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 1996 and the three months ended March 31, 1997 were prepared as if the Transactions were consummated on January 1, 1996 and January 1, 1997, respectively. The Unaudited Pro Forma Condensed Consolidated Balance Sheet was prepared as if the Transactions were consummated on March 31, 1997. The Unaudited Pro Forma Financial Statements do not purport to represent what the Company's financial position or results of operations would actually have been if the Transactions had in fact occurred on such dates. The Unaudited Pro Forma Financial Statements also do not purport to project the financial position or results of operations of the Company as of any future date or for any future period.

     The Unaudited Pro Forma Financial Statements should be read in conjunction with the Company's consolidated financial statements and the related notes included elsewhere in this Proxy Statement.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED PRO FORMA BALANCE SHEET
                                 MARCH 31, 1997
                                  (Unaudited)
                        (In Thousands Except Share Data)



     ASSETS
                                                                                                                        Pro Forma
                                                 March 31,   Aviation Division                         Other            March 31,
                                                   1997            Sale(1)       Other Sales(2)    Adjustments(3)         1997
                                             --------------    --------------    --------------    --------------    --------------
Cash and investments                         $       66,562    $      (26,223)   $          815    $         (353)   $       40,801
Accounts receivable                                  55,625           (17,557)          (10,601)             --              27,467
Reinsurance recoverable, net                         69,896           (34,268)             --                --              35,628
Deferred policy acquisition costs                    13,234           (11,257)           (1,977)             --                --
Deferred reinsurance premiums                        29,208           (18,854)             (606)             --               9,748
Other assets                                         13,460            (1,946)           (1,776)           (5,000)            4,738
                                             --------------    --------------    --------------    --------------    --------------
  Total assets                               $      247,985    $     (110,105)   $      (14,145)   $       (5,353)   $      118,382
                                             ==============    ==============    ==============    ==============    ==============
  LIABILITIES AND
  STOCKHOLDER'S EQUITY

Liabilities:
 Reserve for losses and loss
  adjustment expenses                        $      135,573    $      (67,366)   $         --      $         --      $       68,207
 Unearned premiums                                   50,566           (36,491)          (14,075)             --                --
 Other policy liabilities                            16,833            (1,646)             --                --              15,187
 Agency payables to insurance
  companies                                          (1,463)           (1,311)             --                --              (2,774)
 Accounts payable and other
 liabilities                                         10,690              --                --              13,902            24,592
                                             --------------    --------------    --------------    --------------    --------------
  Total liabilities                                 212,199          (106,814)          (14,075)           13,902           105,212
                                             --------------    --------------    --------------    --------------    --------------
Commitments and contingent
liabilities:
Series B Cumulative Preferred Stock,
 $.01 par value, 162,857 shares
 authorized, 142,857 shares issued
 and outstanding                                      1,428              --                --                --               1,428
Series D Cumulative Convertible
 Redeemable Preferred Stock, $.01
 par value, 546,200 shares
 authorized, 357,875 shares issued
 and outstanding at March 31, 1997                   33,952           (33,952)             --                --                --
Stockholder's equity:
 Common Stock, $.01 par value,
  21,000,000 shares authorized,
  7,047,098 shares issued                                71              --                --                --                  71
Additional paid-in-capital                           45,600              --                --                --              45,600
Unrealized apprec(deprec) on
 investment securities                                 (467)             --                --                (353)             (820)
Retained earnings                                   (44,711)           30,661               (70)          (18,902)          (33,022)
Less - 73,882 shares of common
 stock held in the treasury, at cost                    (87)             --                --                --                 (87)
                                             --------------    --------------    --------------    --------------    --------------
Total stockholders' equity                              406            30,661               (70)          (19,255)           11,742
                                             --------------    --------------    --------------    --------------    --------------
Total liabilities and stockholders'
 equity                                      $      247,985    $     (110,105)   $      (14,145)   $       (5,353)   $      118,382
                                             ==============    ==============    ==============    ==============    ==============

-----------
(1) As described under "The Purchase Agreement and Related Agreements," the Aviation Division Sale includes a Purchase of Assets and a Quota Share Reinsurance Agreement. The column reflects historical cost basis of the assets and liabilities and the gain resulting from the Aviation Division Sale, net of federal alternative minimum income tax expense.

(2) The "Other Sales" column reflects the historical cost basis of the assets and liabilities to be transferred to the purchasers of the Artisan and Marine operations and the related net gain resulting from the two transactions.

(3) The "Other Adjustments" column reflects other adjustments required to properly reflect the consolidated financial positions of American Eagle Group, Inc. after the sales of its remaining operations which are not necessarily related to a specific sale. Such adjustments include the write-off of intangible assets including unamortized goodwill, the recording of all fixed income investments at market values where previously a portion of the fixed income portfolio had been held to maturity and carried at amortized cost, accruals related to the wind down of the Company's operation and an estimate of adjustments which might be required by regulations. See "Certain Considerations--Potential Regulatory Action and Other Contingencies."

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES
              CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (Unaudited)
                        (In Thousands Except Share Data)



                                                                           Other Sales and                  Pro Forma
                                           December 31,  Aviation Division Discontinued      Other         December 31,
                                              1996          Sale(2)          Lines(3)      Adjustments(4)      1996
                                           ------------    ------------    ------------    ------------    ------------
Revenues
Earned premiums, net of
 reinsurance                               $    107,217    $    (75,145)   $    (32,072)   $       --      $       --
Agency operations, net                              424            (424)           --              --              --
Investment income, net                            4,470            --              --            (1,307)          3,163
Realized investment gains
(losses), net                                       (74)           --              --              --               (74)
                                           ------------    ------------    ------------    ------------    ------------
  Total revenues                                112,037         (75,569)        (32,072)         (1,307)          3,089
                                           ------------    ------------    ------------    ------------    ------------
Expenses
 Losses and loss adjustment
expenses, net of reinsurance                    107,473         (56,840)        (50,633)           --              --
 Policy acquisition and other
  underwriting expenses                          47,848            --              --           (45,998)          1,850
 Interest expense                                 1,132            --              --            (1,132)           --
                                           ------------    ------------    ------------    ------------    ------------
  Total expenses                                156,453         (56,840)        (50,633)        (47,130)          1,850
                                           ------------    ------------    ------------    ------------    ------------
Income (loss) before income tax
 expenses                                       (44,416)        (18,729)         18,561          45,823           1,239
Income tax expense (benefit)                          0               0               0               0               0
                                           ------------    ------------    ------------    ------------    ------------
Net income (loss)                          $    (44,416)   $    (18,729)   $     18,561    $     45,823    $      1,239
                                           ============    ============    ============    ============    ============
Net income (loss) available for
 common stockholders (1)                   $    (44,514)                                                   $      1,141
                                           ============                                                    ============
Weighted average number of
common shares outstanding                  $  7,048,898                                                    $  7,048,898
                                           ============                                                    ============
Net income (loss) per share of
common stock (1)                           $      (6.32)                                                   $        .16
                                           ============                                                    ============

-----------
(1)  After deduction of preferred dividends.

(2) The "Aviation Division Sale" column reflects the historical operating results of the Aviation Division.

(3) The "Other Sales and Discontinued Lines" column reflects the historical operating results of the P&C Division and Marine Division. The transportation and auto dealer lines of the business, which had previously been discontinued but which continued to have some run-off activity, have been reflected as discontinued lines for each applicable period.

(4) The "Other Adjustments" column reflects adjustments required as a result of the sales and discontinuations which are not specifically attributable to a specific sale or discontinuation, primarily allocable investment income and expense reduction.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES
              CONDENSED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (Unaudited)
                        (In Thousands Except Share Data)



                                                                            Other Sales and                         Pro Forma
                                             March 31,   Aviation Division    Discontinued         Other            March 31,
                                               1997            Sale(2)          Line(3)        Adjustments(4)         1996
                                         --------------    --------------    --------------    --------------    --------------
Revenues
 Earned premiums, net of
  reinsurance                            $       23,806    $      (16,350)   $       (7,456)   $         --      $         --
 Agency operations, net                             326              (326)             --                --                --
 Investment income, net                           1,278              --                --                (576)             (702)
 Realized investment gains
  (losses), net                                     (58)             --                --                --                 (58)
                                         --------------    --------------    --------------    --------------    --------------
  Total revenues                                 25,352           (16,676)           (7,456)             (576)              644
                                         --------------    --------------    --------------    --------------    --------------
Expenses
 Losses and loss adjustment
expenses, net of reinsurance                     19,953           (12,550)           (7,403)             --                --
 Policy acquisition and other
  underwriting expenses                          11,142              --                --             (10,680)              462
 Interest expense                                  --                --                --                --                --
                                         --------------    --------------    --------------    --------------    --------------
  Total expenses                                 31,095           (12,550)           (7,403)          (10,680)              462
                                         --------------    --------------    --------------    --------------    --------------
Income (loss) before income tax
expenses                                         (5,743)           (4,126)              (53)           10,104               182
Income tax expense (benefit)                       --                --                --                --                --
                                         --------------    --------------    --------------    --------------    --------------
Net income (loss)                        $       (5,743)   $       (4,126)   $          (53)           10,104               182
Net income (loss) available for
 common stockholders (1)                 $       (6,552)                                                         $          161
                                         ==============                                                          ==============
Weighted average number of common
 shares outstanding                      $    7,048,898                                                          $    7,048,898
                                         ==============                                                          ==============
Net income (loss) per share of
common stock (1)                         $        (0.93)                                                         $          .02
                                         ==============                                                          ==============

-----------
(1)  After deduction of preferred dividends.

(2) The "Aviation Division Sale" column reflects the historical operating results of the Aviation Division.

(3) The "Other Sales and Discontinued Lines" column reflects the historical operating results of the P&C Division and Marine Division. The transportation and auto dealer lines of business, which had previously been discontinued but which continued to have some run-off activity, have been reflected as discontinued lines for the applicable period.

(4) The "Other Adjustments" column reflects the historical operating results which have not been allocated to a specific sales transaction.

                         SELECTED FINANCIAL INFORMATION
                (Dollars in Thousands Except Per Share Amounts)

                                                                   DECEMBER 31                                  MARCH 31,
                                      ----------------------------------------------------------------    ------------------------
FOR THE PERIOD                            1992         1993         1994          1995          1996          1996          1997
                                      ----------   ----------   ----------    ----------    ----------    ----------    ----------
Gross premiums produced (1)           $  114,750   $  139,847   $  167,207    $  181,561    $  151,182    $   42,366    $   23,810
Net premiums written                  $   51,250   $   71,869   $   95,997    $  120,957    $   96,229    $   32,662    $   14,988
Earned premiums                       $   43,725   $   66,091   $   82,725    $  102,447    $  107,217    $   32,834    $   23,806
Net investment income                 $    2,880   $    2,918   $    4,106    $    5,497    $    4,470    $    1,403    $    1,278
Realized investment gains
 (losses)                             $    1,622   $    1,414   $      (33)   $      496    $      (74)   $      153    $      (58)
Interest expense                      $      462   $      708   $      800    $      987    $    1,132    $      250    $        0
Operating income (loss)               $    3,145   $    4,799   $    7,164    $  (13,394)   $  (44,342)   $   (2,853)   $   (5,685)
Income (loss) before
 extraordinary items and
 cumulative effect of
 change in accounting principle       $    4,199   $    5,718   $    7,143    $  (13,076)   $  (44,416)   $   (2,752)   $   (5,743)
Net income (loss)                     $    6,079   $    5,718   $    7,143    $  (13,076)   $  (44,416)   $   (2,752)   $   (5,743)
Net income (loss)
 available for common
 stockholders(2)                      $    4,781   $    4,420   $    6,588    $  (13,174)   $  (44,514)   $   (2,776)   $   (6,552)
Weighted average shares
 outstanding                           3,469,448    3,469,448    5,684,386     7,052,998     7,048,898     7,050,548     7,048,898

Loss and LAE Ratio                          57.7%        62.3%        63.7%         88.8%        100.2%         83.8%         83.8%
Expense Ratio                               38.2%        29.8%        28.6%         36.4%         44.6%         32.8%         46.8%
                                      ----------   ----------   ----------    ----------    ----------    ----------    ----------
Combined Ratio                              95.9%        92.1%        92.3%        125.2%        144.8%        116.6%        130.6%
                                      ==========   ==========   ==========    ==========    ==========    ==========    ==========
PER COMMON SHARE
Operating income                      $     0.91   $     1.38   $     1.26    $    (1.90)   $    (6.29)   $    (0.40)   $    (0.81)
Operating income (loss) for
 common stockholders (2)              $     0.53   $     1.01   $     1.16    $    (1.91)   $    (6.30)   $    (0.40)   $    (0.92)
Net income (loss)                     $     1.75   $     1.65   $     1.26    $    (1.85)   $    (6.30)   $    (0.39)   $    (0.81)
Net income (loss) for
 common stockholders (2)              $     1.38   $     1.27   $     1.16    $    (1.87)   $    (6.32)   $    (0.39)   $    (0.93)
Stockholders' equity                  $     7.00   $     8.27   $     9.12    $     7.58    $     1.06    $     7.01    $      .06
Dividends declared                    $     0.00   $     0.00   $     0.09    $     0.13    $     0.08    $     0.04          --

AT PERIOD END
Total cash and investments            $   48,064   $   87,262   $   98,181    $  106,792    $   89,087    $   87,880    $   66,562
Total assets                          $  219,028   $  299,622   $  337,103    $  318,269    $  261,959    $  297,202    $  247,985
Reserve for loss and loss
 adjustment expenses                  $   95,074   $  122,342   $  142,768    $  136,528    $  138,133    $  139,892    $  135,573
Note payable                          $   10,000   $   10,000   $    9,250    $   11,250          --      $   11,250          --
Total liabilities                     $  183,114   $  259,285   $  271,139    $  263,174    $  219,670    $  246,169    $  212,199
Redeemable preferred stock            $   11,629   $   11,629   $    1,629    $    1,629    $   34,793    $    1,629    $   35,380
Stockholders' equity                  $   24,285   $   28,708   $   64,335    $   53,466    $    7,496    $   49,404    $      406
Total debt to equity                        89.1%        75.3%        16.9%         24.1%        464.2%         26.1%      8,714.0%

SELECTED STATUTORY DATA
Policyholders' surplus                $   40,204   $   44,752   $   65,107    $   50,465    $   20,351    $   47,013    $   15,169
Net premiums written to
 surplus                                     1.1x         1.6x         1.3x          2.3x          4.9x          2.8x          4.0x
Loss and LAE Ratio                          57.9%        63.1%        64.2%         89.8%        100.2%         83.7%         83.4%
Expense Ratio                               41.2%        30.0%        33.7%         34.9%         43.5%         35.5%         48.4%
                                      ----------   ----------   ----------    ----------    ----------    ----------    ----------
Combined Ratio                              99.1%        93.2%        97.9%        124.7%        143.7%        119.2%        131.8%
                                      ==========   ==========   ==========    ==========    ==========    ==========    ==========

(1) For a discussion of gross premiums produced, see "Management's Discussion of Financial Condition and Results of Operations."

(2)  After deduction of preferred dividends.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of financial condition and results of operations should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto of the Company included elsewhere in this Proxy Statement.

SALES OF OPERATIONS

     As discussed elsewhere in this Proxy Statement, the Company has entered into agreements to sell its Aviation Division business and the artisan contractor insurance operations of its P&C Division. The closing of the Aviation Division Sale is subject to stockholder approval, regulatory approvals and other customary conditions. See "The Aviation Division Sale." The closing of the Artisan Sale is subject to required regulatory approvals and licenses and other customary conditions. The Company has also entered into a letter of intent to sell its Marine Division. The closing of the Marine Division Sale is subject to required regulatory approvals and licenses and other customary conditions.

     Upon completion of these transactions, the Company expects that it will no longer write new or renewal policies for the foreseeable future. It will continue to handle claims on the Company's policies that are not assumed by the purchasers as part of these transactions, and maintain the related reserves and assets. Accordingly, the Company's revenues and earnings capacity will be significantly lower in the future. See "Plans for Future Operation of the Company" and "Unaudited Pro Forma Financial Information."

GROSS PREMIUMS PRODUCED

     As used in this discussion, gross premiums produced means the gross premiums written by AEIC and by other companies for which the Company has authority to issue policies that are marketed, underwritten and serviced by the Company.

     The following table depicts the total amount of gross premiums produced by the Company, the portion of the gross premiums produced that were gross premiums written for other companies, and the amount of premiums which AEIC has assumed from such other companies. Gross premiums written is the portion of the gross premiums produced for AEIC together with the premiums AEIC assumes from such other companies. AEIC cedes a portion of its gross premiums written to reinsurers for reinsurance protection. The ceded premiums reduce the amount of gross premiums written, resulting in the net premiums written by AEIC. The gross premiums produced for other companies may generate commission income for the Company but do not provide an opportunity to generate an underwriting profit unless AEIC assumes premiums and related risk from the other companies. The net premiums written by AEIC provide an opportunity to generate underwriting profit but can result in underwriting losses.


                                                                                    THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,                   MARCH 31,
                                       --------------------------------------    ------------------------
                                          1994          1995          1996          1996          1997
                                       ----------    ----------    ----------    ----------    ----------
                                               (Dollars in thousands)
Gross premiums produced                $  167,207    $  181,561    $  151,182    $   42,366    $   23,810
   For other companies                    (15,332)      (15,560)      (20,985)       (2,572)       (3,893)
   Assumed from other companies             7,268         6,235        12,622         1,562         3,300
                                       ----------    ----------    ----------    ----------    ----------
   Gross premiums written                 159,143       172,236       142,819        41,356        23,218
   Ceded premiums                         (63,146)      (51,279)      (46,590)       (8,694)       (8,230)
                                       ----------    ----------    ----------    ----------    ----------
      Net premiums written             $   95,997    $  120,957    $   96,229    $   32,662    $   14,988
                                       ==========    ==========    ==========    ==========    ==========

     The Company obtains reinsurance coverage primarily through excess-of-loss treaty reinsurance. Under excess-of-loss reinsurance treaties, the reinsurer assumes losses above specified amounts as stipulated in the reinsurance contract for an agreed-upon premium. The agreed-upon premium may vary within predetermined ranges based upon the level of losses experienced by the reinsurer. AEIC's maximum net retention is $200,000 for liability loss and $150,000 for hull loss in the Aviation Division subject to reinsurance deductible amounts, $250,000 per occurrence in the P&C Division and $75,000 per occurrence in the Marine Division.

THREE MONTHS ENDED MARCH 31, 1997 COMPARED TO THREE MONTHS ENDED MARCH 31, 1996

Gross Premiums Produced

     Gross premiums produced decreased 43.8% to $23.8 million for the first quarter of 1997 from $42.4 million in the first quarter of 1996. Of this decrease, 23.3% was produced by the Aviation Division, 21.2% was produced by the P&C Division, and offset by a 0.6% increase produced by the Marine Division. The decrease in the Aviation Division resulted primarily from marketplace uncertainties about the financial condition of AEIC. During most of the first quarter of 1996, AEIC was rated "A-" by Best. In March 1996, Best downgraded AEIC's rating to a "B++." In May 1996, Best downgraded AEIC's rating to a "B," where the rating remained through most of the first quarter of 1997. In March 1997, Best downgraded AEIC's rating to "D." The decrease in the P&C Division is due to the discontinued underwriting of the trucking insurance business late in 1996 and also the decreases in the Best rating.

     The gross premiums produced for other companies increased 51.3% to $3.9 million in the first quarter of 1997 from $2.6 million in the first quarter of 1996 as a result of writing more business for other companies due to the decrease in the Best rating.

     The gross premiums assumed from other companies increased 111.3% to $3.3 million in the first quarter of 1997 from $1.6 million in the first quarter of 1996.

     Gross premiums written decreased 43.9% to $23.2 million in the first quarter of 1997 from $41.4 million in the first quarter of 1996 as a result of the decrease in gross premiums produced for the Company and its subsidiaries.

     Ceded premiums decreased 5.3% to $8.2 million in the first quarter of 1997, compared to $8.7 million in the first quarter of 1996. This decrease is primarily a result of a slight decrease in ceded losses on retrospectively rated reinsurance contracts.

     Net premiums written decreased 54.1% to $15.0 million in the first three months of 1997, compared to $32.7 million in the first three months of 1996.

Revenues

     Earned premiums, net of reinsurance, decreased 27.4% to $23.8 million in the first quarter of 1997 from $32.8 million in the first quarter of 1996. Of this decrease, 22.1% was related to the Aviation Division, 8.3% to the P&C Division, with the Marine Division having an increase of 3.0%. Earned premiums, net of reinsurance, declined at a lower rate in comparison to written premiums, net of reinsurance, due to less of a decline in written premiums in earlier quarters, which are now becoming earned premiums.

     Agency operations, net, increase to a profit of $0.3 million in the first quarter of 1997 from a minimal loss in the first quarter of 1996.

     Investment income, net, decreased 7.1% to $1.3 million in the first quarter of 1997 from $1.4 million in the first quarter of 1996 The net tax-effected investment yield on average invested assets for the first quarter of

1997 increased to 7.5% from 5.9% in the comparable quarter of 1996. Average invested assets decreased $23.1 million in the first quarter of 1997, compared to the first quarter of 1996, primarily as a result of cash flow used in operating activities, as discussed below.

     Realized investment gains (losses), net, were insignificant in the first quarter of 1997 and 1996.

Operating Expenses

     Losses and loss adjustment expenses, net of reinsurance, were 83.8% of earned premiums, net of reinsurance, in the first quarter of 1997 and 83.8% in the first quarter of 1996. The Aviation Division loss ratio increased 5.5 percentage points to 76.8% in the first quarter 1997, from 71.3% in the first quarter of 1996 as a result of higher levels of hull losses. The P&C Division loss ratio decreased 8.2 percentage points to 112.1% in the first quarter of 1997 from 120.3% in the first quarter of 1996. The unacceptable P&C Division loss ratio is a result of losses from the discontinued trucking line of business, where premium levels have declined faster than loss levels. The Marine Division loss ratio increased 1.4 percentage points to 50.5% in the first quarter of 1997 from 49.1% in the first quarter of 1996.

     Policy acquisition and other underwriting expenses increased 14.0 percentage points to 46.8% of earned premiums in the first quarter of 1997 from 32.8% of earned premiums in the first quarter of 1996. The decrease in written premium and related unearned premiums and earned premiums resulted in a decrease in the amount of deferrable acquisition costs, which increased the expense level of the current quarter. In addition, current expense levels could not be reduced further due to the pending sales of the ongoing operations.

     The Company's combined ratio increased 14.0 percentage points to 130.6% in the first quarter of 1997 from 116.6% in the first quarter of 1996 as a result of the factors discussed above. A combined ration below 100% generally indicates profitable underwriting prior to the consideration of investment income. Management believes that there has been a seasonality pattern in the loss ratio. Losses have historically been higher in the first half of the year and then declined in the second half. The Company believes that this pattern results primarily from weather-related factors which contribute to a higher loss frequency in the first two quarters of the year.

     The Company had no interest expense in the first quarter of 1997 due to the repayment on December 31, 1996 of the Company's note payable. Interest expense was $0.25 million in the first quarter of 1996.

Income

     The Company did not record an income tax benefit in the first quarter of 1997 as compared to a benefit of $1.4 million recorded in the first quarter of 1996.

     The first quarter of 1997 net loss was $5.7 million, compared to net loss of $2.8 million in the first quarter of 1996.

     Net income (loss) available for common stockholders in the first quarter of 1997 was a net loss of $6.6 million, or $0.93 per share, compared to net loss of $2.8 million or $0.39 per share, in the first quarter of 1996. In the first quarter of 1997, the Company paid in kind Series D Preferred Stock dividends of $0.785 million. The Series D Preferred Stock was not outstanding in the first quarter of 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     In the fourth quarter of 1996 the Company announced a proposal to the holders of Common Stock to approve the Securities Purchase Agreement with AFG. The stockholders approved the agreement on December 31, 1996. The Securities Purchase Agreement included, among other things, the sale and issuance for $35 million of 350,000 shares of the Company's Series D Preferred Stock, the issuance of up to an additional

196,200 shares of Series D Preferred Stock if the Company elected to issue additional Series D Preferred Stock for the first five years in lieu of paying the quarterly cash dividends due on the Series D Preferred Stock, and the issuance of up to 10,403,810 shares of Common Stock upon conversion of the Series D Preferred Stock. The agreement also required the Company to record a $15 million reserve addition in its financial results for the fourth quarter of 1996. Based upon additional data, analyses and evaluations, including analysis from its independent actuary, the Company increased the level of the reserve addition to approximately $30.0 million. After the announcement of the withdrawal from the transportation program for local and intermediate-haul truckers at the beginning of the fourth quarter of 1996, the Company ended the quarter with higher transportation loss levels than in prior quarters, while premium levels declined faster than originally anticipated. Losses from the auto dealer program, which was discontinued in 1995, also continued at higher-than-anticipated levels. The year-end actuarial analysis, taking these patterns into account, resulted in significant reserve additions for incurred-but-not-reported ("IBNR") losses and related reinsurance costs for these lines of business. The remainder of the reserve additions are predominantly increases in reserves for IBNR losses and related reinsurance costs for the aviation lines of business. Of the total $30.0 million reserve addition, approximately $19.1 million resulted from increases in IBNR losses, and the remainder resulted from increased levels of ceded reinsurance premiums.

Gross Premiums Produced

     Gross premiums produced decreased 16.7% to $151.2 million in 1996 from $181.6 million in 1995. Of this decrease, 7.8% was produced by the P&C Division, 10.7% was produced by the Aviation Division, which was partially offset by a 1.8% increase produced by the Marine Division. The Aviation Division's gross premiums produced decreased 15.1% to $108.7 million in 1996 from $128.1 million in 1995. This decline was due to a decrease in policies in force resulting from underwriting actions taken by the Company in its commercial aviation book of business and from business lost due to its decline in credit rating. Gross premiums produced by the P&C Division decreased 28.3% to $35.9 million in 1996 from $50.1 million in 1995. This decrease resulted from a decision to discontinue the auto dealer program in the fourth quarter of 1995 and the transportation program in the fourth quarter of 1996, offset by growth in the artisan program. On March 22, 1997 the Company announced that AEIC had entered into a letter of intent to sell its artisan program and complete its strategic plan for a complete withdrawal from the specialty property and casualty lines of business. The sale, subject to definite documentation, approvals of the boards of directors, regulatory approvals and licenses, and other customary conditions would result in an immaterial gain. The Marine Division's gross premiums produced increased 100.0% to $6.6 million in 1996 from $3.3 million in 1995 as a result of more policies in force.

     Gross premiums produced for other companies is comprised of premiums written for other companies which are assumed by the Company and those premiums written for other companies for higher coverage limits which are retained by the other companies. Such amounts increased 34.6% to $21.0 million in 1996 from $15.6 million in 1995 as a result of writing more business on policies of companies rated at least "A-" by Best because of the decline in the rating of the Company.

     The gross premiums assumed from other companies increased 103.2% to $12.6 million in 1996 from $6.2 million in 1995 as a result of the increase in the amount of gross premiums produced for other companies.

     Gross premiums written decreased 17.1% to $142.8 million in 1996 from $172.2 million in 1995 primarily as a result of the factors noted in the three preceding paragraphs.

     Ceded premiums decreased 9.2% to $46.6 million in 1996 from $51.3 million in 1995. The ceded premiums in the Aviation Division decreased 30.6% to $29.0 million in 1996 from $41.8 million in 1995 as a result of improved ceded loss experience. The ceded premiums in the P&C Division increased 79.2% to $16.3 million in 1996 from $9.1 million in 1995 as a result of deteriorating loss experience. The ceded premiums in the Marine Division increased, generally, consistently with the increase in gross premiums produced.

     Net premiums written decreased 20.5% to $96.2 million in 1996 from $121.0 million in 1995 as a result of the matters described above.

Revenues

     Earned premiums, net of reinsurance, increased 4.7% to $107.2 million in 1996 from $102.4 million in 1995. Of this increase, 8.6% was related to the Aviation Division and 2.8% to the Marine Division, which was offset by a 6.7% decrease in the P&C Division. The reasons for the changes in the components of gross premiums produced resulted in the increase.

     Investment income, net of related expenses, decreased 18.2% to $4.5 million in 1996 from $5.5 million in 1995. Average invested assets decreased 15.4% to $84.9 million in 1996 from $100.3 million in 1995. The decrease in average invested assets was a result of cash flow used by operations, which resulted primarily from reductions in unearned premiums and decreases in other policy liabilities. The yield for the year increased to 5.6% from 5.5% in 1995.

     Realized investment gains (losses), net, were $(0.1) million in 1996 compared to $0.5 million in 1995.

     Agency operations is that portion of business not focused on premium-generating insurance company underwriting operations. The operations consisted of the generation of commission income offset by operating expense. Agency operations, net, were approximately $0.4 million in 1996 and 1995.

Operating Expenses

     Losses and loss adjustment expenses, net of reinsurance, were 100.2% of earned premiums, net of reinsurance in 1996 as compared to 88.8% in 1995. The ratio of losses and loss adjustment expenses to earned premiums, net of reinsurance, is referred to as the loss ratio. The Aviation Division loss ratio decreased to 75.6% in 1996 from 92.2% in 1995. The Aviation Division losses include approximately $12.9 million of the $30.0 million reserve addition previously discussed herein. Losses in the Aviation Division recorded in 1996 applicable to prior years were $7.5 million, with most of the amounts related to the 1995 year. The P&C Division loss ratio increased to 169.4% in 1996 from 82.6% in 1995. These losses include approximately $16.6 of the $30.0 million reserve addition previously described. Losses recorded in 1996 applicable to prior years for the P&C Division were approximately $10.8 million and related primarily to the commercial automobile liability coverages of the transportation program. The Marine Division loss ratio decreased to 74.8% in 1996 from 80.0% in 1995. The improvement in the Aviation Division loss ratio in 1996 compared to 1995, is primarily attributable to the underwriting enhancements made in late 1995 and early 1996 for the commercial aviation book of business. The P&C Division loss ratio increased in 1996 due to the continued adverse results of the auto dealer program, which was discontinued in the fourth quarter of 1995, and the adverse results in 1996 for the transportation program, which was discontinued in the fourth quarter of 1996.

     Policy acquisition and other underwriting expenses were 44.6% of earned premiums, net of reinsurance, in 1996 and 36.4% of earned premiums, net of reinsurance, in 1995. The ratio of policy acquisition and other underwriting expenses, computed on a GAAP basis, to earned premiums, net of reinsurance, is referred to as the expense ratio. The increase in the expense ratio in 1996 compared to 1995 was due to an increase in net commission expense and a reduction in new premium production. In a period of declining premium production, as occurred between 1996 and 1995, not only are expenses incurred in the current period not deferred to future periods because the book of business is decreasing, but expenses deferred in prior periods when the book was growing are expensed in the current period.

     A measure of the Company's underwriting performance is its combined ratio, which is the total of its loss ratio and expense ratio. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. The Company's combined ratio increased to 144.8% in 1996 from 125.2% in 1995 as a result of the factors discussed above.

     Interest expense increased 10.0% to $1.1 million in 1996 from $1.0 million in 1995 due to an increase of $2.0 million in the outstanding note payable for most of 1996. As of December 1996, the note payable balance was fully paid.

Loss

     Loss before income tax benefit was $44.4 million in 1996 compared to $20.4 million in 1995 as a result of the factors described above.

     The income tax benefit in 1995 resulted from the Company's ability to carryback losses to prior years and recover previously paid taxes. In accordance with the requirements of SFAS No. 109, the Company did not record an income tax benefit relating to the net operating loss carryforward generated in 1996. At December 31, 1996 the Company had a net operating loss carryforward of approximately $45.0 million available to offset future income. During 1996, the Company underwent a change in ownership for purposes of Section 382 of the Internal Revenue Code of 1986. As a result, the Company's net operating loss carryforward will be limited to approximately $1.9 million per year through 2011. At the current statutory tax rate of 34%, the Company has an unrecorded income tax benefit of approximately $14.1 million.

     The Company recorded a net loss of $44.4 million in 1996 compared to a net loss of $13.1 million in 1995.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

1995 Special Charge to Earnings

     During the fourth quarter of 1995, the Company recorded a special charge to earnings of $20.6 million (after tax) for certain discontinued lines and classes of business and increased reserves for IBNR losses and unearned premiums.

     Approximately $8.9 million of the special charge resulted from additional case reserves and related costs for three segments of the Aviation Division in which certain classes of coverage were discontinued. Approximately $.7 million of the special charge resulted from additional case reserves and related costs for the discontinued auto dealer program of the P&C Division. The remainder of the special charge, approximately $11.0 million, resulted from an increase in IBNR and unearned premium reserves, which included reserves for the discontinued lines and classes of business. Of the increase in IBNR and unearned premium reserves, $7.1 million was attributed to the Aviation Division, and $3.9 million to the P&C Division.

     The Aviation Division discontinued writing coverages for the flying club segment and certain classes in the instruction and rental and the charter segments. The discontinued segment and classes, together, represented less than 10% of the Aviation Division's total 1995 book of business, but had significant adverse impact on the overall underwriting results of the Division. In 1995, the P&C Division discontinued its auto dealer program, which represented the smallest of the three P&C Division segments. This segment had gross premiums produced of $9.9 million in 1995, or 19.7% of total P&C Division gross premiums produced.

     Due to the significance of the special charge on the Company's 1995 financial results, the following discussion will present 1995 results including and excluding the effect of the special charge, where applicable.

Gross Premiums Produced

     Gross premiums produced increased 8.6% to $181.6 million in 1995 from $167.2 million in 1994. Of this increase, 4.1% was produced by the P&C Division, 2.5% was produced by the Aviation Division, and 2.0% was produced by the Marine Division. The Aviation Division's gross premiums produced increased 3.4% to $128.1 million in 1995 from $123.9 million in 1994. This growth was due to an increase in policies in force, rate increases and continued increases in the value of private aircraft. Gross premiums produced by the P&C Division increased 15.7% to $50.1 million in 1995 from $43.3 million in 1994. This growth relates to increased policies in force and expansion into additional states. The Marine Division, which began operations in 1995, produced gross premiums of $3.3 million.

     Gross premiums produced for other companies is comprised of premiums written for other companies which are assumed by the Company and those premiums written for other companies for higher coverage limits which are retained by the other companies. Such amounts increased 1.5% to $15.6 million in 1995 from $15.3 million in 1994 as a result of an increase in underwriting airport risks in the Aviation Division. Due to the size of coverage limits involved in airport liability policies, more of these risks are retained by the other companies.

     The gross premiums assumed from other companies decreased 14.2% to $6.2 million in 1995 from $7.3 million in 1994 as a result of more of the gross premiums produced for other companies being retained by such companies.

     Gross premiums written increased 8.2% to $172.2 million in 1995 from $159.1 million in 1994 primarily as a result of the factors noted in the three preceding paragraphs.

     Ceded premiums decreased 18.8% to $51.3 million in 1995 from $63.1 million in 1994. As part of the 1994 and 1995 aviation treaty renewals, a change was made whereby the Company received less ceding commission and cedes less premiums. The result of this change is to leave unaltered the agreed-upon net cost of reinsurance, but it increases the expense ratio due to the reduction in ceding commission income, and decreases the loss ratio due to having more retained premium. The full financial impact of this change occurred in 1995. Also, the P&C Division treaties were renewed at lower costs.

     Net premiums written increased 26.0% to $121.0 million in 1995 from $96.0 million in 1994 as a result of the increase in gross premiums written and the Company retaining more of the gross premiums written.

Revenues

     Earned premiums, net of reinsurance, increased 23.8% to $102.4 million in 1995 from $82.7 million in 1994. Of this increase, 17.5% was related to the Aviation Division, 5.1% to the P&C Division, and 1.2% to the Marine Division. The reasons for the changes in the components of gross premiums produced resulted in the increase.

     Investment income, net of related expenses, increased 33.9% to $5.5 million in 1995 from $4.1 million in 1994, while average invested assets increased 22.3% to $100.3 million in 1995 from $82.0 million in 1994. A portion of the increase in average invested assets was a result of having the proceeds for the initial public offering for a full year in 1995. These proceeds increased the Company's investment portfolio by approximately $20.1 million in May 1994. The yield for the year increased to 5.5% from 5.0% as a result of investing the proceeds of the initial public offering for a full year in 1995, and significantly reducing the level of equity securities in September of 1994. At the end of 1995, there were no equity investments.

     Realized investment gains, net, were $0.5 million in 1995 compared to an immaterial realized investment loss in 1994.

     Agency operations is that portion of business not focused on premium-generating insurance company underwriting operations. The operations consisted of the generation of commission income offset by operating expense. Agency operations, net, declined from $0.9 million in 1994 to a $0.4 million in 1995 primarily as a result of the charge-off of certain uncollectible balances.

Operating Expenses

     Losses and loss adjustment expenses, net of reinsurance, were 88.8% (59.9% excluding special charge) of earned premiums, net of reinsurance in 1995 as compared to 63.7% in 1994. The ratio of losses and loss adjustment expenses to earned premiums, net of reinsurance, is referred to as the loss ratio. The Aviation Division loss ratio increased to 92.2% (58.2% excluding the special charge) in 1995 from 57.7% in 1994, and the P&C Division loss ratio increased to 82.6% (62.6% excluding the special charge) in 1995 from 73.9% in 1994. The Marine Division loss ratio was 80.0% in 1995. The Aviation Division loss ratio, excluding the special charge, was within normal operating ranges in both 1995 and 1994. The increase in the Aviation Division loss ratio in 1995 is primarily attributed to the adverse results in the three classes of coverages, which were discontinued in 1995, and a higher-than-expected number of severe liability losses in the 1994 and prior accident years. The P&C Division loss ratio increased due to the continued adverse results of the auto dealer program and a longer than anticipated development period for the other liability coverages line of business.

     Policy acquisition and other underwriting expenses were 36.4% of earned premiums, net of reinsurance in 1995 and 28.6% of earned premiums, net of reinsurance, in 1994. The ratio of policy acquisition and other underwriting expenses, computed on a GAAP basis, to earned premiums, net of reinsurance, is referred to as the expense ratio. The increase in the expense ratio in 1995 compared to 1994 was due to an increase in ceded premiums and growth in policy acquisition and other underwriting expense levels in 1995. Policy acquisition and other underwriting expense levels in the P&C Division grew partially as a result of increased commission expenses due to changes in the local and intermediate haul transportation program's method of distribution.

     A measure of the Company's underwriting performance is its combined ratio, which is the total of its loss ratio and expense ratio. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. The Company's combined ratio increased to 125.2% (94.9% excluding the special charge) in 1995 from 92.3% in 1994 as a result of the factors discussed above.

     Interest expense increased 23.4% to $1.0 million in 1995 from $0.8 million in 1994 due to an increase of $2.0 million in the outstanding note payable. As of December 1995, the outstanding note payable balance was $11.3 million.

Income (Loss)

     Income (loss) before income tax provision (benefit) was a loss of $20.4 million in 1995 as compared to income of $10.5 million in 1994 as a result of the factors described above.

     Income tax provision (benefit) was a tax benefit of 35.8% of the loss before income tax benefit in 1995 compared to income tax provision of 31.9% in 1994. The income tax benefit in 1995 resulted from the Company's ability to carryback losses to prior years and recover previously paid taxes.

     Net income (loss) was a net loss of $13.1 million in 1995 as compared to net income of $7.1 million in 1994.

LIQUIDITY AND CAPITAL RESOURCES

     The Company is a holding company whose principal asset is AEIC. The Company's cash flow depends primarily on dividends and tax allocation payments from AEIC. The Company also retained approximately $2.9 million of the net proceeds of the sale of the Series D Preferred Stock on December 31, 1996 for general corporate purposes.

     The ability of AEIC to pay dividends to its parent is subject to certain regulatory restrictions. During 1996, AEIC paid no dividends to the Company. Based on regulatory restrictions presently in effect, the Company does not expect AEIC to have the ability to pay dividends to its parent for the foreseeable future. See "Insurance Regulation." The Company believes that it has adequate cash to meet its needs for the next twelve months.

     AEIC's sources of funds are premiums collected, reinsurance recoveries, investment income and proceeds from sales and maturities of investments. Funds are applied primarily to the payments of claims and expenses and to the purchase of investments. Premiums are typically received in advance of related claim payments. Because the Company does not expect to write new or renewal policies after the Transactions are consummated, premium revenues are expected to decrease to zero by December 31, 1997.

     The Company has $33.8 million of cash and cash equivalents, short-term investments and U.S. Treasury securities, and $32.8 million of other fixed income, investment-grade securities at March 31, 1997 on a pro forma basis after giving effect to the Transactions. The Company believes that it has adequate liquidity to meet all of its cash needs for the next twelve months.

     AEIC is subject to periodic financial examinations by state insurance regulatory bodies. In October 1996, the Texas Department of Insurance began a triennial examination of AEIC. The examination is not complete and no examination report has been issued. The Company has recently been informed that the examiners are considering whether certain assets currently recorded in the books and records of AEIC are ineligible to be carried as admitted assets under statutory accounting principles and whether additional reserves may be required. Although the Company has reflected some of these matters in the pro forma financial statements presented elsewhere in this Proxy Statement, the Company currently cannot predict what position the Texas Department will ultimately take on the remaining matters. The Texas Department could require adjustments that are material to the Company. If the adjustments, if any, cause AEIC to become insolvent under statutory accounting principles, the Department could appoint a conservator or receiver for AEIC and ultimately liquidate AEIC. It cannot presently be predicted whether a liquidation under such circumstances would result in any residual value available for stockholders of the Company.

     The Company's consolidated cash flow used by operations was $22.4 million in the first quarter of 1997, compared to cash flow used by operations of $16.8 million in the first quarter of 1996. The major uses of cash in the first quarter of 1997 relate primarily to the decline in the volume of business generated by the Company, resulting in declines in unearned premiums, reserves for losses and losses and loss adjustment expenses and other liabilities, offset by an increase in accounts receivable.

     The Company's cash flow used in operations was $36.0 million in 1996. Cash flow provided by operations was $4.0 million in 1995, and cash flow used in operations was $4.1 million in 1994. Cash flow used in operations resulted primarily from a reduction in unearned premiums of $19.5 million, as a result of a decline in gross premiums written and the resultant decline in net premiums written and a decrease of $20.0 million in other policy liabilities. Other policy liabilities decreased as a result of decreases in claims drafts payable and ceded reinsurance payable. Cash flow provided by operations in 1995 resulted primarily from settlement of balances with reinsurers, as well as positive cash flow from increases in written premiums and premium collections. Cash flow used by operations in 1994 resulted primarily from an increase in reinsurance recoverable, as well as reinsurers' accelerating the payment for premiums due them in the 1994 reinsurance renewal. Cash proceeds from the sales and maturities of fixed income securities and sales of equity securities were $41.6 million in 1996, $166.3 million in 1995, and $84.2 million in 1994.

     In December 1996, the Company issued 350,000 shares of Series D Preferred Stock for a total purchase price of $35 million, before expenses. Of the proceeds, the Company used $13.3 million to fully repay and cancel its bank credit facility, and $17.0 million was contributed to the capital and surplus of AEIC. The Series D Preferred Stock has a dividend rate of 9%, payable quarterly. At the option of the Company, during the first five years, the quarterly dividend can be paid in additional shares of Series D Preferred Stock. Upon consummation of the Aviation Division Sale, the Series D Preferred Stock will be transferred back to the Company and cancelled.

     The Company's fixed-income securities are segregated into two categories at March 31, 1997. Fixed-income securities expected to be held to maturity are carried at amortized cost; the carrying value of such securities was $20.4 million, and the market value was $20.0 million, both at March 31, 1997 on a pro forma basis after giving effect to the Transactions. The remaining fixed-income securities are available for sale and were carried at a market value of $29.2 million at December 31, 1996. In connection with the Aviation Division Sale, the Company plans to convert all of its fixed income securities to available for sale, which is not expected to result in a material gain or loss.

     The Company plans to spend an immaterial amount on capital expenditures during the next 12 months, which will be funded out of operating cash flow.

                          MARKET PRICES AND DIVIDENDS

     The Common Stock is traded on the New York Stock Exchange under the symbol "FLI." The following table shows the cash dividend declared and the high and low sales prices per share of the Common Stock on the New York Stock Exchange for each quarterly period set forth below.


Quarter Ended                        High         Low       Dividend
-------------                    ----------   ----------   ----------
March 31, 1995 ...............     $ 10.625     $  8.000      $ .03
June 30, 1995 ................     $ 12.000     $  9.000      $ .03
September 30, 1995 ...........     $ 12.000     $ 10.375      $ .03
December 31, 1995 ............     $ 12.125     $  9.250      $ .04
March 31, 1996 ...............     $ 11.000     $  7.500      $ .04
June 30, 1996 ................     $  7.750     $  4.250      $ .04
September 30, 1996 ...........     $  5.000     $  3.750        --
December 31, 1996 ............     $  4.875     $  3.375        --
March 31, 1997 ...............     $  5.500     $  1.500        --
June 30, 1997 (through
May 30, 1997) ................     $  1.875     $   .469        --

     The NYSE has notified the Company that it will delist the Common Stock upon closing of the Aviation Division Sale. See "Certain
Considerations--Delisting of Common Stock."

STOCKHOLDERS

     The Company has three classes of authorized capital stock: 20,000,000 shares of Common Stock, $.01 par value per share, 1,000,000 shares of nonvoting common stock, $.01 par value per share (the "Nonvoting Common Stock"), and 5,000,000 shares of preferred stock, $.01 par value per share, 162,857 of which are designated Series B Cumulative Preferred Stock, $.01 par value per share (the "Series B Preferred Stock"), and 546,200 of which are designated Series D Preferred Stock, $.01 per value per share (the "Series D Preferred Stock"). As of the Record Date, there were 7,047,098 shares of Common Stock outstanding held by ___ stockholders of record, there were 142,857 shares of Series B Preferred Stock outstanding held by two stockholders of record and there were 357,875 shares of Series D Preferred Stock outstanding held by one stockholder of record.

DIVIDENDS

     In September 1996, the Company announced that it would discontinue the regular quarterly dividend on the Common Stock. Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors and will be dependent upon the Company's results of operations, financial condition, regulatory and contractual restrictions and other factors deemed relevant. As an insurance holding company, the Company depends primarily on dividends from AEIC to meet operating expenses and to fund cash dividends, if any, to stockholders. See "Business of the Company--Regulation--Dividends" for a description of the regulatory restrictions on the payment of dividends by AEIC to the Company. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                              INSURANCE REGULATION

     The Company's subsidiaries are subject to regulation by government agencies in the states in which they do business. The nature and extent of such regulation vary from jurisdiction to jurisdiction, but typically involve prior approval of the acquisition of control of an insurance company or of any company controlling an insurance company, regulation of certain transactions entered into by an insurance company with any of its affiliates, approval of premium rates and policy forms for many lines of insurance, standards of solvency and minimum amounts of capital and surplus which must be maintained, limitations on types and amounts of investments, restrictions on the size of risks which may be insured by a single company, licensing of insurers and agents, deposits of securities for the benefit of policyholders, methods of accounting, establishing reserves for losses and loss adjustment expenses, regulation of underwriting and marketing practices, regulation of reinsurance and filing of annual and other reports with respect to financial condition and other matters. These regulations may impede, or impose burdensome conditions on, rate increases or other actions that the Company might want to take to enhance its operating results. Such regulation is generally intended for the protection of policyholders rather than security holders. In addition, state regulatory examiners perform periodic examinations of insurance companies.

     In addition to the regulatory supervision of the Company's insurance subsidiaries, the Company is also subject to regulation under the Texas Insurance Holding Company System Regulatory Act (the "Holding Company Act"). The Holding Company Act contains certain reporting requirements including those requiring AEIC to register and annually file certain reports with the Texas Insurance Commissioner (the "Texas Commissioner"). The annual registration statements call for current information regarding the capital structure, general financial condition, ownership and management of AEIC and persons controlling it, and for the disclosure of the identity and relationship of every member of its insurance holding company system. The registration statement must also disclose certain agreements and transactions between AEIC and its affiliates, which agreements and transactions must satisfy certain standards set forth in the Texas Insurance Code.

     Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and extend the risks and benefits for which insurance is sought and provided.

     RISK-BASED CAPITAL. The Texas Department of Insurance has adopted a rule substantially similar to the NAIC risk-based capital model act. The model act sets regulatory levels with respect to minimum capital requirements for property and casualty insurers based on the underwriting, investment and other business risks inherent in an insurer's operations. Under the model act, any insurance company that does not meet threshold risk-based capital levels ultimately could be subject to regulatory intervention, mandatory rehabilitation or liquidation proceedings. AEIC's capital is currently below the risk based capital requirement, and AEIC has been ordered to prepare a capital plan for review and approval of the Insurance Department of the State of Texas.

     DIVIDENDS. The payment of dividends by AEIC to the Company is regulated by the Texas Insurance Code. These laws provide that a property and casualty insurance company may not pay any dividends except from earned surplus arising from its business. This provision is interpreted to mean accumulated, realized, earned surplus, as distinguished from paid in surplus or unrealized earnings or surplus. In addition, these laws also provide that the maximum amount of dividends or other distributions that AEIC may declare or pay to the Company within any 12-month period, without the permission of the Texas Commissioner, is limited to the greater of 10% of policyholders' surplus (excluding unrealized capital gains and losses) as of the end of the prior year or 100% of net income for the prior year, both determined in accordance with statutory accounting principles ("SAP"). If insurance regulators determine that payment of a dividend or any other payments to an affiliate would, because of the financial condition of AEIC or otherwise, be hazardous to its policyholders or creditors, the regulators may prohibit payments that would otherwise be permitted without prior approval.

     During 1996, AEIC paid no dividends to the Company. The amount of future dividends may be limited by business and regulatory considerations. However, based upon restrictions presently in effect, AEIC may not pay dividends without first obtaining the prior approval of the Texas Commissioner. At March 31, 1997, AEIC had unassigned earned surplus (deficit) of $(4.2) million. AEIC received permission from the Department of Insurance of the State of Texas to reset earned surplus to zero at December 31, 1996 by transferring from the paid in capital account the amount necessary to bring the earned surplus account to zero. The loss incurred in the first quarter of 1997 resulted in the earned deficit.

     TRANSACTIONS WITH AFFILIATES. Under the Texas Insurance Code, AEIC may not enter into certain transactions, including sales, loans, investments, reinsurance agreements and the systematic rendering of services, with members of its insurance holding company system unless AEIC has notified the Texas Commissioner of its intentions to enter into such transactions 30 days prior thereto or such shorter period as the Texas Commissioner permits and the Texas Commissioner has not disapproved of them within that period. Any such transactions that in any twelve month period aggregate at least 5% of AEIC's admitted assets or 25% of its policyholders' surplus are subject to prior approval by the Texas Commissioner. Among other things, such transactions are subject to the requirements that their terms be fair and equitable, charges or fees for services performed be reasonable and AEIC's policyholders' surplus following any dividends or distributions be reasonable in relation to its outstanding liabilities and adequate to its financial needs.

     MEMBERSHIP IN INSOLVENCY FUNDS AND ASSOCIATIONS; MANDATORY POOLS. Most states require property and casualty insurers to become members of insolvency funds or associations which generally protect policyholders against the insolvency of an insurer writing insurance in the state. Members of the fund or association must contribute to the payment of certain claims made against insolvent insurers. Maximum contributions required by law in any one year vary between 1% and 2% of annual premiums written. The Company's assessments from guarantee funds were immaterial for 1994, 1995 and 1996. Most of these payments are recoverable through future policy surcharges and premium tax reductions.

     The Company is also required to participate in various mandatory insurance facilities or in funding mandatory pools, which are generally designed to provide insurance coverage for consumers who are unable to obtain insurance in the voluntary insurance market. These pools typically require all companies writing property insurance in the state for which the pool has been established to fund deficiencies experienced by the pool based upon each company's relative premium writings in that state, with any excess funding typically distributed to the participating companies on the same basis. The financial impact of such assessment has been immaterial in each of the years 1994, 1995 and 1996.

     NAIC IRIS RATIOS. The NAIC's Insurance Regulatory System ("IRIS") was developed by a committee of state insurance regulators and is intended to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 12 industry ratios and specifies "usual values" for each ratio. Departure from the usual values on four or more of the ratios can lead to inquiries from individual state insurance commissioners as to certain aspects of an insurer's business.

     At December 31, 1996, AEIC was outside the "usual values" with respect to eight ratios: Net Premium Written to Surplus; Two-year Overall Operating Ratio; Change in Surplus; Liabilities to Liquid Assets; Agents' Balances to Surplus; One-Year Reserve Development to Surplus; Two-Year Reserve Development to Surplus; and Estimated Current Reserve Deficiency to Surplus. AEIC was outside the usual values for each of these tests due to the reserve addition made in 1996.

     LEGISLATIVE AND REGULATORY PROPOSALS. From time to time, various regulatory and legislative changes are proposed in the insurance industry. The Company is unable to predict whether any of these proposed laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on the operations and financial condition of the Company.

                       HISTORICAL BUSINESS OF THE COMPANY

GENERAL

     The Company is an insurance holding company that, through its subsidiaries, markets and underwrites specialized property and casualty coverages. Historically, the Company has organized its business into three divisions. The Aviation Division, which is responsible for all general aviation insurance business, generated $108.7 million of gross premiums produced in 1996. The Property and Casualty Division (the "P&C Division"), which is responsible for the artisan contractor insurance business and the run-off of discontinued trucking and auto dealer lines of insurance business, generated $35.9 million of gross premiums produced in 1996. The Marine Division, which is responsible for all yacht insurance business, generated $6.6 million of gross premiums produced in 1996.

     As discussed more fully elsewhere in this Proxy Statement, the Company has entered into the Purchase Agreement to sell the Aviation Division. In separate transactions, the Company has entered into an agreement to sell the artisan contractor portion of the P&C Division and a letter of intent to sell its Marine Division. See "--Disposition of P&C Division" and "--Disposition of Marine Division."

     Regardless of whether the Company is able to sell or dispose of its divisions, the future business and operations of the Company will differ materially from the Company's past activities. Following the sale of the Company's three divisions, the Company expects that it will no longer write new or renewal policies for the foreseeable future. It will continue to handle claims on the Company's policies that are not assumed by the purchaser as part of these transactions, and maintain the related reserves and assets. See "Unaudited Pro Forma Financial Information." Accordingly, the Company's revenues and earnings capacity will be significantly lower in the future. The Company's operational focus will be on attempting to create residual value from the remaining operations and assets and additional ongoing operations for the Company's stockholders. See "Plans for Future Operation of the Company." THEREFORE, THE FOLLOWING DISCUSSION OF THE COMPANY'S HISTORICAL BUSINESS ACTIVITIES HAS LIMITED RELEVANCE TO THE COMPANY'S FUTURE OPERATIONS.

THE DIVISIONS

     During 1996, the Aviation Division was one of the largest providers of general aviation insurance in the United States based on net premiums written. The Company's general aviation insurance business consists primarily of non-airline commercial aviation coverages, airport coverages and pleasure and business aircraft coverages.

     The P&C Division historically has marketed and underwritten a commercial insurance program for selected artisan contractors. During 1996, the P&C Division marketed this product in three states, with a majority of this business written in California. The P&C Division also manages the run-off of the franchised auto dealer and local and intermediate-haul trucking lines of business, from which the Company withdrew in November 1995 and October 1996, respectively. See "--Disposition of P&C Division."

     The Marine Division has historically marketed and underwritten an insurance program for private yachts navigating the inland and coastal waters of the United States. The Marine Division targets powerboats and sailboats valued between $30,000 and $500,000. During 1996, the Marine Division marketed its product nationwide through approximately 15 specialty independent producers.

DISPOSITION OF P&C DIVISION

     In the P&C Division, the Company's continued review in the third quarter of 1996 of the trucking line of business resulted in the Company's withdrawal, consistent with all regulatory and contractual obligations, from the line of business in October 1996. The continuing unsatisfactory results, together with the intense and prolonged price competition in this market, led the Company to this decision.

     On April 23, 1997, the Company entered into an agreement to sell the fixed assets and continuing business of the P&C Division to a newly formed managing general agency that will be controlled by the current executive management of the P&C Division. Chartwell Re Holdings Corporation, a subsidiary of Chartwell Re Corporation, will hold an equity interest in the managing general agency. The Insurance Corporation of New York ("INSCORP"), a Chartwell subsidiary, will provide the policy issuing capacity for the managing general agency, and will reinsure 100% of the Company's liability on the artisan contractor insurance business in force on March 1, 1997 or written thereafter, in consideration for the transfer by the Company to INSCORP of the unearned premium reserve for such business at March 1, 1997. INSCORP will pay the Company a ceding commission of 27.35%.

     The Company expects to recognize an immaterial gain on the transaction. The Company will also enter into a services agreement to purchase claims handling and certain other run-off management services from the managing general agency for a limited period of time.

     Closing of the transaction is subject to required regulatory approvals and licenses and other customary conditions.

DISPOSITION OF MARINE DIVISION

     On April 30, 1997, the Company entered into a letter of intent to sell the assets and continuing business of the Marine Division to American Yachts, Ltd., a newly formed agency. Underwriters Insurance Company ("Underwriters") will provide the policy issuing capacity for the agency, and will reinsure 100% of the Company's liability on the marine insurance business in-force on April 30, 1997 or written thereafter, in consideration for the transfer by the Company to Underwriters of the unearned premium reserve for such business at April 30, 1997. Underwriters will pay the Company a ceding commission of 23% of the unearned premium reserve.

     The Company expects to recognize an immaterial loss on the transaction. Closing of the transaction is subject to required regulatory approvals and licenses.

GROSS PREMIUMS PRODUCED

     The table below sets forth the Company's gross premiums produced by the Aviation Division, the P&C Division and the Marine Division for each of the three years ended December 31, 1996.


                                           Year ended December 31,
                                       ------------------------------
                                         1994       1995       1996
                                       --------   --------   --------
                                           (Dollars in thousands)
Aviation Division
Commercial                             $ 62,161   $ 63,408   $ 48,347
Pleasure and Business                    34,861     35,066     38,431
Airport                                  19,968     23,610     17,487
Aviation Property                          --         --        2,098
Other (1)                                 6,910      6,018      2,327
                                       --------   --------   --------
Total                                  $123,900   $128,102   $108,690
                                       ========   ========   ========

P&C Division
Local and intermediate-haul trucking   $ 28,547   $ 25,292   $ 14,338
Automobile dealers                        7,708      9,889        548
Artisan contractors                       7,052     14,943     20,997
                                       --------   --------   --------
Total                                  $ 43,307   $ 50,124   $ 35,883
                                       ========   ========   ========
Marine Division(2)                     $   --     $  3,335   $  6,609
                                       ========   ========   ========

-----------
   (1) Includes premiums for retrospectively rated workers' compensation and airline hull and liability coverages, which the Company no longer writes, and for property coverages for aviation-related businesses and farm and ranch coverages on which the Company did not take any of the underwriting risk.

   (2)  The Marine Division began operation in the first quarter of 1995.

AVIATION DIVISION BUSINESS

     The Company's Aviation Division divides its general aviation insurance into three major segments: commercial aviation, airports and personal pleasure and business aircraft. Scheduled airline operations are not part of the general aviation market segment.

     Commercial. During 1996, commercial aviation was the largest market segment for the Company, based on premium volume. The Company provides aircraft insurance coverages for non-airline owners and operators of commercial, corporate and municipal aircraft, as well as product liability coverage for manufacturers of non-critical aircraft components. Aircraft coverages include hull, liability and ancillary coverages. Such aircraft coverages protect the insured against physical loss or damage to the covered aircraft and against liability to third parties resulting from the ownership, maintenance or use of the aircraft.

     The commercial class of aircraft includes all general aviation aircraft, including helicopters, owned or operated by non-airline commercial operators for such purposes as carrying cargo and passengers for hire, charter, rental and other commercial uses. The corporate and municipal classes of aircraft include low to medium valued piston, turbo prop and jet engine general aviation aircraft, including helicopters, used solely for business purposes by their owners and flown by professionally qualified pilots. During 1996, the Company insured approximately

6,000 commercial, corporate and municipal aircraft. The average hull value for these aircraft insured by the Company was approximately $250,000.

     The Company defines non-critical aircraft components as those whose failure is not expected to jeopardize the safety of flight of an aircraft. Examples of components insured by the Company include chair release levers and tray hinges. The Company no longer writes products liability coverage for manufacturers of airframes, engines and critical engine/airframe components.

     Airports. In 1996, the Company was one of the larger providers in the United States of general liability insurance for owners and managers of airports and aviation support businesses located on airport premises. The Company's policies provide coverages such as premises liability, completed operations/products liability, and hangarkeepers' liability. Insureds range from selected large hub airports with scheduled airline service to small and medium-sized, privately and publicly owned airports. At December 31, 1996, out of an estimated 11,500 FAA certified airports and heliports in the United States, the Company insured approximately one out of every eight, including one out of every four large hub airports. These coverages were also marketed to businesses located on airport premises that provide aviation support services such as aircraft sales, maintenance, storage, charter, instruction, rental, and cargo hauling. Coverages have not been provided to scheduled airlines. The Company historically has not insured commercial operations of control tower facilities; however, control tower exposure may be covered to the extent that the airport owner is responsible for the operation of the control tower.

     Pleasure and Business Aircraft. The Eagle Express Department of the Aviation Division has provided aircraft insurance for owners and operators of private aircraft used for personal business and pleasure. In this segment of its business, the Company has provided coverage for single-engine and light to medium multi-engine, fixed-wing aircraft and helicopters. The pilots are trained and licensed but are not paid, full-time pilots. These policies provide insurance coverage to owners of private aircraft similar in nature to the coverage widely available to owners of personal automobiles. The Company's policies protect the insured owner or operator against physical loss or damage to the coverage aircraft and against liability to third parties resulting from the ownership, maintenance or use of the aircraft. This class represents the largest class of the active domestic general aviation fleet, comprising at least 60% of the fleet of approximately 170,000 aircraft as estimated by the General Aviation Manufacturer's Association. At year end 1996, the Company insured approximately 24,600 pleasure and business aircraft.

     Aviation Property. For over eight years the Company has been marketing a program to provide property, commercial auto and inland marine coverages for small and medium size airports and businesses providing aviation support services on airport premises. Prior to 1996, American Eagle acted as agent in producing this business for other insurers, but began underwriting these risks for its own account in 1996. This business accounted for approximately $2.1 million of the $108.7 million of gross premiums produced by the Aviation Division in 1996.

P&C DIVISION BUSINESS

     The P&C Division has historically provided commercial coverages for various types of specialty artisan contractors, such as swimming pool, tile and masonry, drywall, heating, ventilation and air conditioning, residential painting, parking lot maintenance, landscaping, and rural and suburban land improvement contractors specializing in small to mid-sized residential and commercial projects. These policies provide auto, general liability, property, inland marine, crime, and umbrella and excess coverages. The Company has targeted a preferred class of business consisting of businesses in each industry group with an operating history of at least three years, an acceptable and verifiable loss history over the previous three years, and a stable financial condition.

     The Company has targeted types of contractors that it believed generally were not subject to the risk of catastrophic losses. These policies typically generated gross premiums produced between $5,000 and $10,000 per contractor. At December 31, 1996, the Company had approximately 2,500 artisan contractor policies in force with average gross premiums produced per contractor of approximately $8,500. At December 31, 1996, this program was marketed predominantly in California and was also marketed in Arizona and Nevada.

MARINE DIVISION BUSINESS

     In the first quarter of 1995, the Company established the Marine Division. The Marine Division has marketed and underwritten an insurance program for private yachts navigating the inland and coastal waters of the United States. The Marine Division has targeted powerboats and sailboats valued between $30,000 and $500,000. This program provides hull, liability and ancillary coverages for owners and operators of yachts. During 1996, the Marine Division marketed its products nationwide through approximately 15 specialty independent producers. At December 31, 1996, the Company had over 5,500 yacht policies in force with average gross premiums produced per yacht of approximately $1,200.

MARKETING

     Aviation Division. During 1996, the Company marketed its aviation insurance products through approximately 1,200 independent insurance producers. The Company's top 100 independent producers accounted for over 76.4% of the aviation gross premiums produced in 1996. Many of these producers specialize in aviation insurance and provide technical knowledge of products, markets and customers that creates marketing and underwriting opportunities. The Company compensates producers based upon a percentage of gross premiums written and the services performed. For the year ended December 31, 1996, no single producer represented more than 7.4% of the Company's total aviation gross premiums produced.

     In addition to affinity group marketing through certain aviation associations, the Company has also participated in trade shows and conventions in the general aviation industry as a means of developing and retaining customer relationships and name recognition.

     P&C Division. During 1996, the P&C Division marketed its product for artisan contractors through a combination of four employed producers and independent producers. The Company also devoted a part of its marketing efforts in the P&C Division to marketing to and through affinity groups such as local trade groups and industry associations.

     Marine Division. During 1996, the Company marketed its yacht product nationwide, with emphasis on inland lakes and waterways, through established independent, specialty marine insurance producers. At December 31, 1996, the Marine Division had approximately 15 producers. The Company pays its independent producers commissions and fees based on a percentage of gross premiums produced of approximately 23%.

     The Company's marine marketing efforts have included participation at, and sponsorship of, yachting events, including recognized regional boat shows.

UNDERWRITING

     The Company's historical goal has been to achieve an underwriting profit, as measured by a combined ratio of less than 100%. Each underwriter, other than senior managers, has specialized in one of the Company's niche markets. The Company believes that this specialization has allowed its underwriters to develop experience and expertise in the industries and products they underwrote, all of which have unique characteristics. In accepting risks, underwriters were required to comply with risk parameters, retention limits and rates established by the Company. Underwriting authority levels have been established for the Company's underwriters based on the employee's ability and level of experience.

     AVIATION AND P&C DIVISIONS. When an insurance quotation was issued, the Company's underwriters performed a complete underwriting evaluation to determine risk selection, premiums and coverage provisions. For smaller risks that were quoted and issued in higher volumes, such as pleasure and business aircraft and artisan contractors, underwriters have used a template underwriting technique that permitted them to determine whether a risk met underwriting guidelines in a highly controlled and efficient manner. If a risk did not meet the template requirements, it was referred to a more senior underwriter for review. For large and complex aviation risks, the Company relied on on-site loss control surveys to gain knowledge of risks and assist insureds with loss control procedures and policies. The Company's senior underwriting officers monitored and analyzed underwriting results to determine when adjustments to underwriting guidelines and pricing may be necessary. Certain aviation agents had underwriting and binding authority within rigidly defined guidelines and authority limits established for each producer.

     To maintain compliance with underwriting guidelines, underwriting managers routinely audited underwriters' files. These audits were also used to help identify deficiencies and training needs for implementation of corrective actions.

     The Company has established aviation rates and coverage forms independently. In many states, the rates for aircraft and certain other aviation coverages are exempt from filing and approval requirements, which has allowed the Company to more easily adjust rates in response to changing conditions.

     The Company has devoted significant resources to the development of automated rating systems for much of its aviation business. At December 31, 1996, the systems provided rating standards for approximately 65% of the Company's aviation business based on policy count.

     The Company has established premium rates for its P&C Division business in most cases after considering advisory rates or prospective loss costs suggested by the Insurance Services Office, Inc. ("ISO"), an industry advisory group. The Company has used a combination of ISO coverage forms and independently filed forms.

     MARINE DIVISION. The Company has established marine premium rates and forms independently. In most states, the rates for marine coverages are exempt from filing and approval requirements. The Company's independent producers are experienced, knowledgeable specialty marine producers with underwriting and binding authority within rigidly defined guidelines and authority limits established for each producer.

     Within strict template underwriting guidelines, the Company's select marine producers perform a complete underwriting evaluation to determine risk selection, premiums and appropriate coverage provisions when an insurance quotation is issued. The producers refer to Company underwriters risks that do not fall within these guidelines.

CLAIMS

     The Company has historically maintained an active approach to claims management. Accordingly, the Company's claims policy emphasizes timely investigation of claims and prompt settlement of meritorious claims for equitable amounts, maintenance of adequate reserves for claims, and control of external claims adjustment and litigation expenses.

     At May 30, 1997, the Company employed 13 adjusters in the Aviation and Marine Divisions, and five adjusters in the P&C Division. Upon consummation of the Transactions, the Company expects to employ one adjuster. The Company also expects to enter into agreements with the purchasers of the aviation and artisan contractor businesses to purchase claims handling services. The purchasers will have very limited claims settlement authority. Upon receipt, each claim will be reviewed and assigned to an adjuster based on the type and severity of the claim. A claim file will be immediately opened and, if appropriate, a reserve established based on current information and established guidelines. The reserve will be adjusted as more current information becomes available, and at 30 and 90 day intervals.

RESERVES

     The Company establishes loss and loss adjustment expenses ("LAE") reserves to provide for the ultimate cost of administration and settlement of claims under insurance and reinsurance policies issued by the Company, including claims that have been reported to it by its insureds and claims for losses that have occurred but have not yet been reported to the Company.

     The reserves for losses and LAE established by the Company are estimates of amounts needed to pay reported and unreported claims and related LAE incurred as of the end of each accounting period, net of estimated related salvage and subrogation claims and recoverable reinsurance. These reserves do not represent an exact calculation of liability, but rather are estimates involving actuarial and statistical projections at a given time to reflect the Company's expectations of the ultimate costs of administration and settlement of claims. Such estimates are based on facts and circumstances then known, predictions of future events, estimates of future trends in claims reporting frequency and severity and other variable factors. As a consequence, although the Company believes that its reserves at December 31, 1996 are adequate to meet its obligations under existing policies, actual losses and LAE may deviate, perhaps substantially, from reserves reflected in the Company's financial statements. To the extent reserves prove inadequate, the Company increases such reserves and incurs a charge to earnings in the period in which the reserves are increased, which could have a material adverse effect on the financial results of the Company for such period. Because of the nature of the business written by the Company, the Company does not believe that it has material latent exposures related to toxic waste, asbestos and other environmental claims that would have a material adverse effect on the Company's financial condition or results of operations. To verify the adequacy of its reserves, the Company engages independent actuarial consultants to perform annual loss reserve analyses.

     For reported claims, the Company first establishes case reserves pursuant to the Company's guidelines when it receives notice of the claim and determines that coverages may have been provided. The initial estimate is adjusted periodically based upon the receipt of additional facts and documentation, the informed judgment of personnel in the Company's claims department based on general insurance reserving practices and the experience and knowledge of such personnel regarding the nature and value of the specific type of claim, jurisdiction of the occurrence, circumstances surrounding the claim, severity of injury or damage, potential for ultimate exposure, the line of business and policy provisions relating to the particular type of claim.

     A variety of methods have been developed in the insurance industry for determining reserves for incurred but not reported losses and liabilities. In general, these methods involve the extrapolation of reported loss data to estimate ultimate losses. The Company's loss calculation methods generally rely upon a projection of ultimate losses based upon the Company's historical patterns of reported loss development in aviation lines. The effects of inflation are not specifically estimated by the Company in calculating its reserves, but are reflected in the Company's historical pattern of loss development.

     The following table provides a reconciliation of beginning and ending loss and LAE reserves established in accordance with generally accepted accounting principles ("GAAP"), net of reinsurance recoverables, for the years ended December 31, 1994, 1995 and 1996. The Company does not discount its reserves; that is, it does not calculate them on a present value basis. Loss and LAE reserves are stated on a net basis after deduction for losses recoverable from reinsurers.

                                                           Year Ended December 31,
                                                       ------------------------------
                                                         1994       1995       1996
                                                       --------   --------   --------
                                                           (Dollars in thousands)
Reserve for losses and LAE at beginning of year        $ 40,855   $ 50,451   $ 57,852

Provision for losses and LAE for current year claims     48,567     72,072     88,885

Increase in estimated losses and LAE for                  4,162     18,861     18,588
prior year claims                                          --         --         --

    Total incurred losses and LAE                        52,729     90,933    107,473

Losses and LAE payments for claims attributable to:
  Current year                                           26,552     42,066     48,063
  Prior years                                            16,581     41,466     43,111
                                                       --------   --------   --------
    Total payments                                       43,133     83,532     91,174

Reserve for losses and LAE at end of period            $ 50,451   $ 57,852   $ 74,151


     The table below provides a reconciliation of the gross, ceded and net "increase (decrease) in estimated losses and LAE for prior year claims" above for the years ended December 31, 1994, 1995 and 1996.



                                                           Year Ended December 31,
                                                       -------------------------------
                                                         1994       1995        1996
                                                       --------   --------    --------
                                                           (Dollars in thousands)
Gross increase in estimated losses and LAE for
prior year claims                                      $  2,303   $ 23,365    $ 18,936

Ceded (increase) decrease in estimated losses and
LAE recoverable from reinsurers for prior year
claims                                                    1,859     (4,504)        348
                                                       --------   --------    --------

Net increase in estimated losses and LAE for
prior year claims                                      $  4,162   $ 18,861    $ 18,588
                                                       ========   ========    ========

     The table below reconciles reserves for losses and LAE, net of reinsurance recoverable, at December 31, 1994, 1995 and 1996, to the Company's Consolidated Balance Sheet.


                                                                December 31,
                                                       ------------------------------
                                                         1994       1995       1996
                                                       --------   --------   --------
                                                           (Dollars in thousands)
Reserve for losses and LAE                             $142,768   $136,528   $138,133
Reinsurance recoverable-loss reserves                    92,317     78,676     63,982
                                                       --------   --------   --------
Reserve for losses and LAE, net of reinsurance
recoverable                                            $ 50,451   $ 57,852   $ 74,151
                                                       ========   ========   ========

 Set forth below is a table showing the amount of losses and LAE for the Company, excluding American Meridian Insurance Company, Limited, a wholly owned subsidiary of AEIC domiciled in Bermuda ("American Meridian"), at December 31, 1994, 1995 and 1996.


                                                                 December 31,
                                                       ------------------------------
                                                         1994       1995       1996
                                                       --------   --------   --------
                                                           (Dollars in thousands)
Company's reserves for losses and LAE                  $ 50,451   $ 57,852   $ 74,151
American Meridian's reserves for losses and LAE           1,480      1,232      1,158
                                                       --------   --------   --------
Reserve for losses and LAE, excluding American
Meridian                                               $ 48,971   $ 56,620   $ 72,993
                                                       ========   ========   ========

     The Aviation Division had an increase in estimated reserves for losses and LAE (i.e., unfavorable loss development) for prior year claims of $7.5 million in 1996 and $11.9 million in 1995, compared to favorable loss development of $1.4 million in 1994 and $4.0 million in 1993. The P&C Division had unfavorable loss development for prior year claims of $10.8 million in 1996, $7.0 million in 1995, $5.6 million in 1994, and $0.4 million in 1993.

     The unfavorable loss development in 1996 for the Aviation Division relates primarily to the 1995 year. The unfavorable development results from a higher than anticipated number of severe liability losses and hull losses reported in 1996 for 1995 occurrences. The unfavorable loss development in 1996 for the P&C Division relates primarily to the commercial automobile liability line of business and is related to accident years 1994 and 1995. The unfavorable loss development for the commercial automobile liability was due primarily to a higher than anticipated number of severe losses reported in 1996 for occurrences and increased severity of 1994 losses.

     The following table presents the development of the Company's GAAP liability for losses and LAE for each of the fiscal years ended December 31, 1986 through 1996, excluding American Meridian. The top line of the table shows the estimated amounts of losses and LAE for claims arising in that year and all prior years that are unpaid at the balance sheet date, including losses incurred but not yet reported to the Company. The upper portion of the table shows the cumulative amounts subsequently paid as of successive years with respect to the liability. The table also shows the reestimated amount of the previously recorded liability based on experience as of the end of each succeeding year. The estimates change as more information becomes known about the frequency and severity of claims for individual years. A redundancy exists when the reestimated liability at each December 31 is less than the prior liability estimate and a deficiency exists when such reestimated liability is greater than the prior liability estimate. The cumulative redundancy or deficiency depicted in the table, for any particular calendar year, represents the aggregate change in the initial estimates over all subsequent calendar years. Each amount in the table below includes the effects of all changes in amounts for prior periods. The table does not present accident or policy year development data.

                                                  YEAR ENDED DECEMBER 31,

                  1986       1987    1988     1989      1990     1991       1992      1993      1994      1995    1996

                                        (DOLLARS IN THOUSANDS, EXCEPT PERCENTAGES)
Reserve for losses
and LAE,
as stated        $21,094   $31,825  $39,573  $37,307   $31,124   $30,411   $35,153   $38,544   $48,971  $56,620  $72,993



Cumulative paid
as of:
1 year later     $ 4,721   $ 7,615  $ 8,325  $ 9,751   $ 5,797   $ 7,183   $12,824   $16,116   $42,092  $43,035
2 years later      8,266     4,605   15,638   15,029    10,397    14,058    19,815    37,577    57,390
3 years later      9,966     9,319   19,153   18,701    15,799    17,179    27,514    42,848
4 years later     12,167    11,441   21,892   23,853    17,413    21,825    27,759
5 years later     13,401    13,191   23,533   24,996    20,709    21,930
6 years later     13,752    14,374   23,167   27,866    20,759
7 years later     14,339    14,678   24,912   27,880
8 years later     14,627    15,058   25,215
9 years later     14,887    13,551
10 years later    15,203

Reserve
re-estimated
as of:
1 year later     $20,723   $24,926   $34,442  $34,270  $30,537   $26,653   $32,205   $43,072   $68,706  $75,206
2 years later     20,393    21,206    32,999   36,045   25,890    26,801    31,901    51,534    73,025
3 years later     20,701    18,108    34,420   31,635   25,760    27,007    35,315    52,171
4 years later     18,909    21,837    31,186   32,075   25,328    27,890    34,413
5 years later     19,463    20,064    29,827   30,886   25,465    27,030
6 years later     17,649    19,425    26,824   31,645   25,369
7 years later     17,799    16,392    27,160   32,000
8 years later     15,763    16,663    28,770
9 years later     15,887    15,860
10 years later    17,020

Initial reserve
in excess of
(less than)
re-estimated
reserve:
Amount           $ 4,074   $15,965   $10,803  $ 5,307  $ 5,755   $ 3,381   $   740   $(13,627) $(24,054) $(18,586)
Percent             19.3%     50.2%     27.3%    14.2%    18.5%     11.1%      2.1%     -35.4%    -49.1%    -32.8%

     The table below presents the gross development of the Company's GAAP liability for loss and LAE for 1994, 1995 and 1996 excluding American Meridian.


                                                           Year Ended December 31,
                                                ----------------------------------------------
                                                     1994            1995            1996
                                                --------------  --------------  --------------
                                                  (Dollars in thousands, except percentages)
Gross reserve for losses and LAE as stated:           $138,131        $130,568        $132,515

Cumulative paid as of:
1 year later                                            73,064          69,712
2 years later                                          109,407

Gross reserve re-estimated as of:
1 year later                                           162,952         149,504
2 years later                                          160,125

Gross initial reserve in excess of (less than) re-estimated reserve:

Amount                                                 (21,994)        (18,936)
Percent                                                  -15.9%          -14.5%

     The table below presents the ceded development of the Company's GAAP liability for losses and LAE for 1994, 1995 and 1996 excluding American Meridian. The ceded development represents the difference between the net development and the gross development.

                                                        Year Ended December 31,
                                             ----------------------------------------------
                                                  1994           1995             1996
                                             --------------  --------------  --------------
                                               (Dollars in thousands, except percentages)

Ceded reserve for losses and LAE as stated:      $89,160        $73,948          $59,522

Cumulative paid as of:
1 year later                                      30,972         26,674
2 years later                                     52,014

Ceded reserve re-estimated as of:
1 year later
2 years later

Ceded initial reserve in excess of (less          94,246         74,296
than) re-estimated reserve:                       89,097

Amount                                                63           (348)
Percent                                               --            -.4%

     Conditions and trends that have affected reserve development in the past may not necessarily occur in the future. Accordingly, it is not appropriate to extrapolate future redundancies or deficiencies based on the foregoing.

REINSURANCE

     The Company has followed the customary industry practice of reinsuring a portion of the exposure under its policies and, as consideration, paying to its reinsurers a portion of the premium received on its policies. Under certain treaties, the agreed-upon premium may vary within predetermined ranges based upon the level of losses experienced by the reinsurer and subject to reinsurance deductible amounts. Insurance is ceded principally to reduce an insurer's liability on individual risks and to protect against catastrophic losses. Although reinsurance does not legally discharge an insurer from its primary liability to policyholders for the full amount of coverage provided by its policies, it does make the assuming reinsurer liable to the insurer to the extent of the reinsurance ceded.

     The Company structured separate reinsurance programs for the Aviation Division, the P&C Division and the Marine Division. Under its current aviation reinsurance protections, the Company has limited its net retained loss for any one occurrence to a maximum of $200,000 for liability loss and $150,000 for hull loss. Under its current property and casualty reinsurance protections, the Company has limited its net retained loss to a maximum of $250,000 for any one occurrence. Under its current marine reinsurance protections, the Company has limited its net retained loss for any one occurrence to a maximum of $75,000. In addition, the Company purchased catastrophe protection to limit its retention to $250,000 for the Aviation Division, $500,000 for the P&C Division, and $75,000 for the Marine Division in a single occurrence involving multiple policyholders, such as a hurricane, flood or earthquake, up to $1,000,000. Occurrences above $1,000,000 are protected by a combined catastrophe program which reinsures 95% of a single occurrence above $1,000,000 up to $20,000,000. The 1997 renewal of the catastrophe program extends the coverage up to $30,000,000. The Company also reinsured on a facultative basis when it wrote a risk with limits of liability exceeding the maximum limits of its treaties or when it otherwise considered such action appropriate.

     In formulating its reinsurance programs, the Company has been selective in its choice of reinsurers and considered numerous factors, the most important of which is the financial stability of the reinsurer. In an effort to minimize its exposure to the insolvency of any reinsurer, the Company carefully evaluated the acceptability of each reinsurer. As part of the Company's acquisition of AEIC and AOA in 1986, the Company agreed that AEIC should assume the risk of uncollectible reinsurance relating to reinsurance arranged by AOA for aviation business AOA managed between June 30, 1986 and December 31, 1992 for its formerly affiliated insurers. Since the acquisition, AEIC has not written off any reinsurance recoverables; however, the Company has provided an allowance of $1.4 million for uncollectible reinsurance.

     The following table sets forth certain information related to the Company's 15 largest reinsurers based on ceded reinsurance premiums during 1996.


                                                         CEDED              NET              1996
                                                       REINSURANCE       REINSURANCE         BEST
 REINSURERS                                             PREMIUMS        RECOVERABLE(1)      RATING(2)
 ----------                                            -----------      --------------      --------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PERCENTAGES)
                                                       ---------------------------------------------
Zurich Reinsurance Centre, Inc.                        $     16,954      $     22,185          A
Lloyds of London                                              7,603             9,257         (3)
Kemper Reinsurance Company                                    2,632             2,042          A-
Chartwell Reinsurance Company                                 2,541             3,312          A
Nac Reinsurance Corporation                                   1,317            18,779          A
St. Paul Fire & Marine Insurance Company                      1,170             1,901          A+
TIG Reinsurance Company                                         789             1,498          A
Hanover Ruckversicherungs AG                                    729               146       S&P AAA
Frankona Ruckversicherungs AG                                   704             1,557       S&P AA+
American Reinsurance Company                                    660                 2          A+
Transatlantic Reinsurance Company                               636             1,552          A+
San Francisco Reinsurance Company                               628               934          A-
North Star Reinsurance                                          569             1,296          A
Everest Reinsurance Company                                     464               828          A
Gerling Global Re (US)                                          341               447
                                                       ------------      ------------

  Top 15 reinsurers                                    $     37,737      $     65,736
                                                       ============      ============

  All reinsurers                                       $     46,591      $     69,242

  Percentage of total represented
  by top 15 reinsurers                                         81.0%             94.9%


(1) Includes losses and LAE paid, outstanding losses and LAE, incurred but not reported loss reserves and unearned premium reserves net of ceded reinsurance premiums payable as of December 31, 1996.

(2) Except as otherwise indicated, A.M. Best Company rating assigned as of December 31, 1996.

(3)  See discussion of Lloyd's syndicates below.

(4)  Insurance Solvency International ranking.

     Lloyd's of London is a collection of underwriters, known as "names," who generally group together annually to form syndicates. Lloyd's reported material aggregate losses for its underwriting years of account prior to 1992. These losses have had serious effects on Lloyd's in general, and on certain syndicates in particular. On September 3, 1996, Lloyds of London obtained approval from the UK Government to reinsure all 1992 and prior years liabilities into Equitas Limited in order to obtain operating and investment efficiencies and provide for future development of 1992 and prior liabilities. The reinsurance of the 1992 and prior liabilities does not relieve the Lloyds Syndicate of their responsibility for those liabilities but does place Equitas Limited as the entity of first course. There has also been a substantial decrease in the underwriting capacity of Lloyd's syndicates in recent years. These and other adverse developments could affect the ability of certain syndicates to continue to underwrite risk and the ability of insureds to continue to place business with particular syndicates. It is not possible to predict what effects the circumstance described above may have on Lloyd's and the Company's contractual relationship with Lloyd's syndicates in the future. However, the Company is not currently aware of any circumstances that would lead the Company to believe that the amounts recoverable from any Lloyd's syndicate may be uncollectible.

     S&P has published stability rankings for Lloyd's syndicates, which rate, based on a five-tier system, a syndicate's financial characteristics over the most recent four years of reported results. Under this system, a ranking of one asterisk is assigned to syndicates that have demonstrated the least favorable financial characteristics, a ranking of three asterisks is assigned to syndicates that have demonstrated middle-range financial characteristics and a ranking of five asterisks is assigned to syndicates that have demonstrated the most favorable financial characteristics. No ranking is given for syndicates that have not closed at least two underwriting years. In the most recent S&P ranking, which is based on underwriting years up to and including 1995, all ranked syndicates to which the Company cedes risk were ranked either ***, **** or *****.

INVESTMENTS

     The Company has a conservative investment philosophy with the object of maximizing investment returns, consistent with appropriate safety, diversification, tax and regulatory considerations, and providing sufficient liquidity to enable the Company to meet its obligations on a timely basis. The Company's portfolio is comprised of investment-grade fixed income securities. The Company has no investments in real estate, mortgages, collateralized mortgage obligations, non-investment-grade bonds, private placements or derivative securities.

     The Company's investment practices are governed by guidelines established and approved by its Board of Directors and by the qualitative and quantitative limits prescribed by the Texas Insurance Code and the Texas Insurance Department. The Company has engaged Luther King Capital Management, Inc. and Aon Advisors, Inc. to manage its investment portfolio, subject to the investment guidelines adopted by the Board of Directors and regulatory requirements. The Investment Committee of the Company's Board of Directors meets periodically with management to set investment policy and review the performance of the Company's investment managers. In addition, representatives of the outside investment managers consult at least quarterly with management regarding portfolio performance and characteristics.

     The Company's management determines the appropriate classification of securities at the time of purchase. If the Company's management has the intent and the Company has the ability at the time of purchase to hold securities until maturity, they are classified as held to maturity and carried at amortized cost. Securities to be held for indefinite periods of time and not specifically intended to be held to maturity are classified as available for sale and carried at market value.

     The following table shows the Company's investments and cash and cash equivalents as of December 31, 1996.


                                                                   Percent of
                                Carrying Value    Market Value     Market Value
                                -----------------------------------------------
                                             (Dollars in thousands)
Fixed income securities
Available for sale               $     29,167   $     29,167            44.3%
Held to maturity                       23,479         23,264            35.4%
                                 ------------   ------------    ------------
 Total fixed income securities   $     52,646   $     52,431            79.7%

Short-term investments                 13,347         13,347            20.3%
 Total investments               $     65,993   $     65,778           100.0%
                                 ============   ============    ============
Cash and cash equivalents        $     23,094   $     23,094
                                 ============   ============

     The following table shows the composition of the Company's fixed income investment portfolio by rating as of December 31, 1996. The Company did not have at December 31, 1996, and does not currently have, any investments rated below 2 by the National Association of Insurance Commissioners ("NAIC").



 NAIC      S&P's Equivalent      Carrying Value                               Percent of
RATING (1)   Description     (Dollars in Thousands)    Market Value           Market Value
---------- ----------------  ----------------------    ------------           ------------
   1             AAA            $     22,430           $     22,223                  42.4%
   1             AA                    7,728                  7,720                  14.7
   1             A                    16,421                 16,421                  31.3
   2             BBB                   6,067                  6,067                  11.6
                                ------------           ------------           -----------
                 TOTAL          $     52,646           $     52,431                 100.0%
                                ============           ============           ===========

(1) The Securities Valuation Office of the NAIC maintains a security valuation system that assigns a numerical rating to each security. The numerical ratings generally correspond to S&P's classifications, as indicated, although S&P has not necessarily rated the securities as indicated. The ratings assigned by the NAIC range from Class 1 to Class 6, with Class 1 as the highest quality rating.

     The S&P rating system utilizes various symbols to indicate the relative investment quality of a rated bond. "AAA" rated bonds are judged to be the best quality and are considered to carry the smallest degree of investment risk. "AA" rated bonds are judged to be of high quality by all standards. Together with "AAA" bonds, these bonds comprise what are generally known as high grade bonds. "A" rated bonds possess many favorable investment attributes and are considered to be upper medium grade obligations. "BBB" rated bonds are considered as medium grade obligations; they are neither highly protected nor poorly secured.

     The following table sets forth contractual maturities for the Company's fixed income investment portfolio at December 31, 1996. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                          Percent of
                                        Carrying Value       Carrying Value
                                     ----------------------  --------------
                                     (Dollars in thousands)
Maturity category
Less than one year                     $      5,085                 9.7%
One year to three years                      12,183                23.1%
Over three years to five years                2,104                 4.0%
Over five years to seven years               15,444                29.3%
Over seven years to ten years                 8,333                15.9%
Over ten years                                9,497                18.0%
                                       ------------          ----------

Total                                  $     52,646               100.0%
                                       ============          ==========



     The Company's investment strategies are designed to take into account the liability profiles of each division and provide for appropriate asset/liability matching. At December 31, 1996, the Company's fixed income portfolio had a weighted average life of 4.8 years and an average duration of 3.6 years.

     The following table reflects the Company's investment results for each year in the five-year period ended December 31, 1996.


                                                   Year Ended December 31,
                                 ---------------------------------------------------------
                                   1992         1993        1994         1995        1996
                                 --------    --------    --------     --------    --------
                                        (Dollars in thousands, except percentages)
Average invested asset           $ 53,273    $ 55,984    $ 82,046     $100,261    $ 84,932

Net investment income               2,880       2,918       4,106        5,497       4,470

Realized gains (losses)
on investments                      1,622       1,414         (33)         496         (74)

Net tax-adjusted yield
on average invested
assets (excluding
realized gains (losses)
on investments)                       5.4%        5.2%        5.2%         5.7%        5.8%

COMPETITION

     The property and casualty insurance industry is highly competitive. In its aviation lines of business, the Company competes primarily with other aviation specialty insurers and underwriting organizations, including aviation underwriting pools composed of large national multi-line insurers. In its marine line of business, the Company competes primarily with national and regional insurers, some of which are specialty insurers in the Company's lines of business. Many of these insurers and underwriting organizations are substantially larger, have significantly greater financial resources and have higher Best ratings than the Company.

EMPLOYEES

     The Company employed 199 full-time employees at May 30, 1997. None of the employees are represented by a labor union and management considers its relationship with its employees to be generally excellent.

LEGAL PROCEEDINGS

     The Company and its subsidiaries are routinely parties to pending or threatened legal proceedings and arbitrations. These proceedings involve alleged breaches of contract, torts, including bad faith and fraud claims, and miscellaneous other causes of action. These lawsuits may include claims for punitive damages in addition to other specified relief. The Company insures or reinsures some, but not all, of its exposure to such damages. Based upon information presently available, and in light of legal and other defenses available to the Company, management does not consider liability from any threatened or pending litigation to be material.

                             ELECTION OF DIRECTORS

     Two directors are to be elected at the Annual Meeting. The current outside directors have informed the Company that they intend to resign, upon consummation of the Aviation Division Sale, and the Company will reduce the size of its Board of Directors to three. The Company's Restated Certificate of Incorporation provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible. Thus, the Board of Directors is divided into three classes, the terms of office of which are currently scheduled to expire on the dates of the Company's annual meetings of stockholders in 1997, 1998 and 1999. Richard M. Kurz and Howard D. Putnam have been nominated to serve in the class which is currently under nomination and, if elected, will serve until the Company's annual meeting of stockholders in 1999 and 2000, respectively, and until their respective successors shall have been elected and qualified. A plurality of the votes cast in person or by proxy by the holders of Common Stock and Series D Preferred Stock is required to elect a director. Accordingly, assuming a quorum is present, abstentions and "broker non-votes" would have no effect on the election of directors. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. There will be no cumulative voting for members of the Board of Directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     Stated in the tables below and on the following pages are the names and ages of the nominees and directors continuing in office, the principal occupation of each during at least the last five years, the date on which each individual became a director of the Company, and other directorships and civic affiliations of such persons. The information set forth on the following pages with respect to each nominee's and director's principal occupation, other directorships and affiliations and beneficial ownership of Common Stock has been furnished by the nominee or director.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

                                                        DIRECTOR'S
          NAME                         AGE              TERM ENDING
          ----                         ---              -----------

     Richard M. Kurz                    55                  1999

     Howard D. Putnam                   59                  2000

     RICHARD M. KURZ joined the Company in December 1993 as Senior Vice President/Chief Financial Officer. He has been a director of the Company since February 1995. From August 1991 until December 1992, Mr. Kurz was Chief Financial Officer of BDP International, Inc., a Custom House broker and freight forwarder, where he was responsible for finance and administration. From July 1989 to August 1991, Mr. Kurz held a number of senior financial positions in CIGNA Corporation's Property and Casualty Group. From April 1986 to July 1989 Mr. Kurz was Chief Financial Officer of CIGNA Worldwide, Inc. ("CIGNA"), where he was responsible for financial reporting, planning, mergers and acquisitions, treasury, and international investment portfolio strategy. From January 1982 to April 1986, Mr. Kurz was the Chief Accounting Officer of the Property and Casualty Group of CIGNA where he was responsible for financial reporting and controls. Mr. Kurz also served in various positions with Price Waterhouse for 11 years, including Senior Manager in the firm's insurance industry specialty group providing accounting and consulting services to the insurance industry. Mr. Kurz is a Certified Public Accountant.

     HOWARD D. PUTNAM has been self-employed as an author and consultant on business management matters since 1989. Prior to that time, Mr. Putnam was an airline executive and entrepreneur. Mr. Putnam's background in the airline industry has spanned more than thirty-five years, with professional positions including service as the Chief Executive Officer of Braniff International from 1981 to 1983, the Chief Executive Officer of Southwest Airlines from 1978 to 1981 and the Senior Vice President of United Air from 1976 to 1978. Mr. Putnam is a graduate of the Harvard Advanced Management Program and holds a masters of business administration from the University of Chicago.

                        MEMBER OF THE BOARD OF DIRECTORS
                              CONTINUING IN OFFICE
                              --------------------

                                                       DIRECTOR'S
           NAME                         AGE            TERM ENDING
           ----                         ---            -----------

     M. Philip Guthrie                   52               1998

     M. PHILIP GUTHRIE joined the Company as a director in May 1989, and his term expires in 1998. Mr. Guthrie became Chairman of the Board and Chief Executive Officer of the Company in December 1992 and President in September 1996. Mr. Guthrie was a managing director of Mason Best Company, L.P., a merchant banking firm ("Mason Best"), from 1989 through 1996. Mr. Guthrie has been a director of San Jacinto Holdings, Inc. ("SJH") and Safeguard Business Systems, Inc. from 1989 through 1996. Mr. Guthrie was President and a General Partner of Diamond Management Group, Inc., a Dallas-based private investment company, from 1984 until 1989. From 1981 to 1984, Mr. Guthrie was the Executive Vice President, Chief Financial Officer and a director of Braniff International. From 1978 to 1981, Mr. Guthrie was Vice President, Chief Financial Officer and Treasurer of Southwest Airlines Company. Mr. Guthrie is a Certified Public Accountant.

                       MEMBERS OF THE BOARD OF DIRECTORS
                            NOT CONTINUING IN OFFICE
                            ------------------------

                                                       DIRECTOR'S
          NAME                          AGE            TERM ENDING

     Joseph M. Grant                     58               1997

     Keith W. Hughes                     49               1999

     James E. Maser                      59               1998

     Elvis L. Mason                      64               1999

     JOSEPH M. GRANT has been a director of the Company since February 1994. Mr. Grant has been Executive Vice President, Chief Financial Officer and a director of Electronic Data Systems Corporation ("EDS") since December 1990. Prior to joining EDS, Mr. Grant served as Executive Vice President and Chief Systems Officer for Houston-based American General Corp., a holding company in the life insurance, real estate and consumer finance businesses. From 1986 to 1989, Mr. Grant was Chairman of the Board and Chief Executive Officer of Fort Worth-based Texas American Bancshares, Inc., a bank holding company. Mr. Grant serves on the Board of Directors of Heritage Media Communication, a radio, television and direct marketing firm, and Nor Am Energy Corp., an oil and gas company.

     KEITH W. HUGHES has been a director of the Company since August 1995. Mr. Hughes has been Chairman and Chief Executive Officer of Associates First Capital Corporation (the "Associates"), a consumer and commercial finance company, since February 1995. Mr. Hughes has been associated with the Associates since 1981. Mr. Hughes serves on the Board of Directors of Associates First Capital Corporation.

     JAMES E. MASER has been a director of the Company since February 1995. Mr. Maser has been Vice Chairman of Club Corporation International, a company which owns and operates clubs, resorts, public fee golf courses and real estate developments worldwide, since 1989. Mr. Maser has been associated with Club Corporation International since 1965.

     ELVIS L. MASON has served as a director of the Company since February 1992 and from 1986 through 1987. Mr. Mason has been the Managing Partner of Mason Best, a merchant banking firm, since August 1984. Mason Best is a stockholder of the Company. Since February 1992, Mr. Mason served as Chairman of the Board of Safeguard Business Systems, Inc., a manufacturer and marketer of business forms and services. From February 1992 until October 1996 Mr. Mason also served as Chief Executive Officer of Safeguard Business Systems, Inc. Mr. Mason is also a director of Tracor, Inc., a defense electronics firm, and United Meridian Corporation, an oil and gas firm.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held eight meetings during 1996. Joseph M. Grant and Keith W. Hughes attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served.

     The Board of Directors currently has the following standing committees: the Audit Committee, the Compensation Committee and the Investment Committee. The Board of Directors has no nominating committee or other committee which performs similar functions.

     The Audit Committee, which held one meeting during 1996, is charged with overseeing the financial affairs of the Company. The Audit Committee recommends an accounting firm to serve as the Company's independent auditors, reviews with the independent auditors the scope and timing of audit and non-audit services, and reviews the annual audit report of the Company with the independent auditors. Currently, the members of the Audit Committee are Mr. Grant (Chairman), Mr. Maser and Mr. Mason.

     The Compensation Committee, which held one meeting during 1996, is charged with the responsibility of overseeing the compensation policies of the Company. The Compensation Committee reviews and approves or recommends to the Board of Directors the types and amounts of compensation for the officers of the Company, reviews and recommends to the Board of Directors such employee benefit plans and other forms of remuneration as it deems appropriate, and acts as the committee administering all of the stock option plans of the Company, with the duties provided in such plans. Currently, the members of the Compensation Committee are Mr. Mason (Chairman), Mr. Hughes and Mr. Maser.

     The Investment Committee, which held one meeting during 1996, is charged with overseeing the investment affairs of the Company. The Investment Committee establishes investment policies for the Company, reviews investment results, meets periodically with the Company's investment advisors and makes recommendations to the Board of Directors for engaging and discharging the investment advisors. Currently, the members of the Investment Committee are Mr. Guthrie (Chairman), Mr. Grant and Mr. Hughes.

DIRECTOR COMPENSATION

     Directors who are compensated as employees of the Company receive no additional compensation as directors. Non-employee directors receive annual compensation of $15,000, plus $1,000 for each Board of Directors meeting attended. Committee chairmen receive $1,000, and other committee members receive $500, for each committee meeting attended. The Company has terminated its deferred compensation plan that had been available to all non-employee directors for the cash portion of the compensation.

     The Company has adopted a stock option plan for non-employee directors (the "Director Plan"), which authorizes 100,000 shares of Common Stock for issuance pursuant to stock options granted to non-employee directors. Under the Director Plan, (i) each newly appointed director is granted an option to purchase shares of Common Stock on the date of the Company's first meeting of the Board of Directors for which they served as a director equal to the lesser of 10,000 shares or the number of shares equal to 100,000 divided by the fair market value per share on the date of the grant; and (ii) each director is granted additional options to purchase 2,500 shares of Common Stock on each of the dates of the subsequent annual meetings of the Board of Directors.

AUDIT AND COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Decisions with respect to the compensation of the Company's executive officers have been made by a Compensation Committee consisting of Mr. Hughes, Mr. Maser and Mr. Mason, who were directors of the Company at that time. None of Messrs. Hughes, Maser or Mason have ever been officers of the Company. Mr. Mason is Chairman of the Board and Chief Executive Officer of Safeguard Business Systems, Inc. Mr. Guthrie, Chairman of the Board, President and Chief Executive Officer of the Company, is a member of the Compensation Committee of Safeguard Business Systems, Inc.

                               EXECUTIVE OFFICERS

     The following table sets forth information regarding the current executive officers of the Company and certain of its subsidiaries. Following the sale of the Company's divisions, only Messrs. Guthrie and Kurz will remain as executive officers of the Company. See "Plans for Future Operation of the Company."


NAME                      AGE  POSITION
----                      ---  --------
M. Philip Guthrie ......  52   Chairman of the Board, Chief Executive Officer,
                                President and Director
Allen N. Walton III ....  57   President/Aviation Division
Frederick G. Anderson ..  46   Senior Vice President/General Counsel and Secretary
Robert W. Conrey .......  57   Senior Vice President/Marketing
David O. Daniels .......  34   Senior Vice President of AEIC
George C. Hill III .....  59   Senior Vice President of AEIC
Helen F. Knight ........  53   Senior Vice President of AEIC
Richard M. Kurz ........  55   Senior Vice President/Chief Financial Officer
John P.S. Leigh ........  49   Senior Vice President/Aviation Underwriting of AEIC
David A. Notestein .....  44   Senior Vice President/Chief Underwriting Officer
Suzanne R. Solomon .....  49   Vice President/Marine Division of AEIC
Ronald D. Taylor .......  51   Vice President/Information Systems
Michael G. Westover ....  38   Vice President and Treasurer

     The Executive Officers named above were elected by the Board of Directors of the Company, or, in the case of Ms. Knight, Ms. Solomon and Messrs. Daniels, Hill and Leigh, the Board of Directors of AEIC, to serve in such capacities until the next annual meeting of such Boards of Directors, or until their respective successors have been duly elected and have been qualified, or until their earlier death, resignation, disqualification or removal from office. For certain biographical information concerning Messrs. Guthrie and Kurz, see "Election of Directors."

     FREDERICK G. ANDERSON joined the Company as Vice President/General Counsel and Secretary in March 1992. Mr. Anderson became Senior Vice President/General Counsel and Secretary in February 1994. Prior to joining the Company, Mr. Anderson practiced law for 12 years in the Dallas, Texas office of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a large international law firm. Mr. Anderson was a partner in the corporate/securities section of the firm for over five years, during which time Mr. Anderson and the firm represented American Eagle in a variety of corporate, regulatory, litigation and other matters.

     ROBERT W. CONREY joined the Company as Senior Vice President/Marketing in August 1994. Mr. Conrey is responsible for developing marketing strategies and policies. In addition to his marketing responsibilities, Mr. Conrey manages the Eagle Express Department in the Aviation Division. From January 1991 to August 1994, Mr. Conrey was a Lecturer in Strategic Management at the University of Missouri-St. Louis School of Business. From July 1983 until December 1990, Mr. Conrey was with Maryland Insurance Group where he held positions in field marketing, regional management, and was Senior Vice President for Personal Lines with responsibility for development of personal lines underwriting policy and implementation. Mr. Conrey has served on insurance industry related committees with the Missouri Guarantee Fund and Independent Insurance Agents of America.

     DAVID O. DANIELS joined AEIC in August 1993 as Vice President/Division Manager of the P&C Division. He has been Senior Vice President/Property & Casualty Division since August 1994, where he is responsible for managing the run-off of the auto dealer and the local and intermediate haul trucking product lines. Mr. Daniels is also responsible for administration, human resources, customer service and support service for the P&C Division. From May 1988 until August 1993, Mr. Daniels was with the Maryland Insurance Group, most recently as a director of sales and marketing. Prior to that, Mr. Daniels was with Crum and Forster Personal Insurance for three years as an underwriter and assistant controller.

     GEORGE C. HILL III joined AEIC as a Senior Vice President in December 1991. Mr. Hill is currently responsible for sales and marketing of the artisan contractor product line. From January 1987 until December 1991, Mr. Hill was Executive Vice President of Rollins Hudig Hall of Northern California, Inc. (formerly known as Rollins Burdick Hunter of Northern California, Inc.), a national brokerage firm, where he managed the Oakland, California office. Mr. Hill has served as President of the Society of Chartered Property and Casualty Underwriters, both locally and nationally.

     HELEN F. KNIGHT joined AOA in 1977, following AOA's acquisition of International Aviation Underwriters, where she had been employed as an aviation underwriter in the Special Risk Department. She has been Senior Vice President/Special Accounts of AEIC since September 1994, where she is responsible for the major airport program and placement of facultative reinsurance. Prior to this she held various positions in AEIC and AOA. Mrs. Knight has over 27 years experience in the insurance industry.

     JOHN P.S. LEIGH joined AOA in July 1983, following AOA's acquisition of Duncanson & Holt/Aerospace Managers Agency, Inc., where he served as Vice President, Underwriting. He has been Senior Vice President/Aviation Underwriting of AEIC since July 1995, where he is responsible for all aspects of aviation underwriting and aviation underwriting management. Prior to this he held various positions at AEIC and AOA. Mr. Leigh has over 28 years experience in the insurance industry.

     DAVID A. NOTESTEIN joined the Company in March 1997 as Senior Vice President/Chief Underwriting Officer. Prior to joining the Company, Mr. Notestein was Senior Vice President of Transport Insurance Company for over 10 years. During this period, he directed a product management group responsible for establishing pricing, distribution and underwriting practices and standards that returned a commercial auto insurance product to underwriting profitability and subsequently was responsible for similar functions involving development of a new non-standard auto product.

     SUZANNE REDDEN-SOLOMON joined AEIC as a Vice President in November 1994. From 1990 to 1994, Ms. Solomon was Manager of the Marine Division of the Maryland Insurance Company before being promoted to Director, Marine Division, in 1994. Her responsibilities included developing a national underwriting philosophy for the Marine Division and controlling all aspects of the product line from rate structure to contracting agents. From 1982 to 1990, Ms. Redden-Solomon was a Marine Manager with Jack Martin & Association, a marine insurance agency. Ms. Redden-Solomon has over 19 years of experience in the insurance industry.

     RONALD D. TAYLOR joined the Company as Vice President/Data Processing in December 1990, and has served as Vice President/Information Systems since January 1993. Prior to joining the Company, Mr. Taylor had been with Policy Management Systems Corporation, an insurance systems software development and sales and support company, since June 1988. Prior to that, Mr. Taylor was an independent data processing consultant working with insurance and financial organizations.

     ALLEN N. WALTON III joined Aviation Adjustment Bureau, Inc. ("AAB"), a subsidiary of the Company, in January 1974. He has been Senior Vice President/Claims of AAB since January 1989. In November 1995, Mr. Walton became President/Aviation Division of AEIC. In July 1993, Mr. Walton became Senior Vice President/Claims of AEIC, and in February 1994 he became Senior Vice President/Claims of the Company. Mr. Walton managed the P&C Division claims operations since June 1993 and the Aviation Division claims operations since December 1989. Prior to that, Mr. Walton was responsible for the investigation and supervision of general aviation, airport, product and airline claims for the Company.

     MICHAEL G. WESTOVER joined AOA as reinsurance accounting manager/internal auditor in May 1990. Mr. Westover became Vice President of AOA in October 1990, and became Vice President and Treasurer of the Company in February 1992. From September 1989 to May 1990, Mr. Westover served as Financial Director of Combined Independent Agencies. Mr. Westover is a Certified Public Accountant.

                             EXECUTIVE COMPENSATION

     The following table sets forth compensation information with respect to
(i) the Chief Executive Officer, (ii) the four most highly compensated executive officers of the Company at the end of the 1996 fiscal year other than the Chief Executive Officer, and (iii) one individual who had been an executive officer during 1996 but who was not serving as an executive officer at the end of the year (each, a "Named Executive Officer"):


                           SUMMARY COMPENSATION TABLE

                                                Annual Compensation                             Long-term Compensation
                              --------------------------------------------------------- ------------------------------------------
                                                                            Other       Restricted       Securities    All Other
Name and Principal                                                         Annual         Stock          Underlying   Compensation
Position                       Year         Salary(1)         Bonus(2)  Compensation(3)  Awards(4)       Options(#)       (5)
======================================================================================  ==========================================
M. Philip Guthrie,             1996         $350,002             --           -             --            230,714     $  4,758
Chairman of the Board          1995          350,002             --           -             --               --          7,033
and Chief Executive            1994          338,462         $ 75,000         -         $  1,075          120,142        7,835
Officer

George F. Cass (6)             1996          250,001             --           -             --               --          6,258
                               1995          250,001             --           -             --               --          7,033
                               1994          244,232           50,000         -            1,075           81,560        6,566

Frederick G. Anderson,         1996          167,500             --           -             --             72,695        6,258
Sr. Vice                       1995          167,500             --           -             --             15,000        7,033
President/General              1994          166,346           40,000         -            1,075           20,000        6,740
Counsel and Secretary

Richard M. Kurz, Sr            1996          162,500             --           -             --             66,334        6,258
Vice                           1995          158,269             --           -             --             30,000        7,033
President/Chief                1994          135,000           40,000         -            1,075           20,000        3,488
Financial Officer

Allen N. Walton III,           1996          162,500             --           -             --             66,643        6,258
President/Aviation             1995          147,887             --           -             --              5,000        7,033
Division                       1994          141,636           10,000         -            1,075           20,000        6,070

George C. Hill, Sr             1996          160,002             --           -             --             15,000        6,258
Vice President/AEIC            1995          159,233             --           -             --               --          7,033
                               1994          154,424            7,000         -            1,075           10,000        6,487

----------
(1) Salary and bonus levels are determined in accordance with the process described in the "Compensation Committee Report on Executive
     Compensation."

(2) Bonuses are generally earned in the year shown and paid in the following year.

(3) No Named Executive Officer received perquisites or other personal benefits in any of the Company's three most recent fiscal years which exceeded the lesser of $50,000 or 10% of his combined annual salary and bonus for such year.

(4) Each of Messrs. Guthrie, Cass, Anderson, Kurz, Walton and Hill held 100 shares of restricted stock having a value of $475 on December 31, 1996. Each 100 share grant was made on May 18, 1994 as restricted stock subject to certain vesting requirements pursuant to the terms of the Employee Restricted Stock Plan ("ERSP"). On December 31, 1996, all shares of restricted stock issued and outstanding under the ERSP became fully vested pursuant to the terms of the ERSP. Dividends were paid on all restricted stock when earned.

(5) Amounts reflect contributions made by the Company to the Employee Profit Sharing and Savings Plan account of the Named Executive Officer. Discretionary contributions made by the Company are earned in the year shown and paid in the following year.

(6) Mr. Cass resigned from the position of President and Chief Operating Officer and a director of the Company in September 1996. He retired as an employee of the Company on March 31, 1997.

STOCK OPTION GRANTS

     The following table provides details regarding options granted to the Named Executive Officers in 1996. In addition, in accordance with Securities and Exchange Commission (the "SEC") rules there are shown the hypothetical gains or "option spreads" that would exist for the respective options. The gains are based on assumed rates of annual compound growth in stock price of 5% and 10% from the date the options were granted over the full option term. The actual value, if any, a Named Executive Officer may realize will depend on the spread between the market price and the exercise price on the date the option is exercised.

                       OPTION GRANTS IN LAST FISCAL YEAR

                               Individual Grants


                            -----------------------------------------------------------------------------------------
                                                                                               Potential Realizable
                                                                                                 at Assumed Annual
                             Number of        Percent of                                        Rates of Share Price
                             Securities       Total Options   Exercise                          Appreciation for
                             Underlying         Granted          or                                  Option(2)
                              Options         Employees in    Base Price   Expiration     ---------------------------
Name                         Granted(1)       Fiscal 1996     Per Share       Date                5%           10%
=====================================================================================================================
M. Philip Guthrie            110,572(3)           13.8%     $    4.525     12/31/2007     $    398,621     $  998,133
                             120,142(3)            5.0            4.75     12/31/2006          359,225        909,475

George F. Cass                  --                --              --             --               --             --

Frederick G. Anderson         20,945(3)            2.6           4.525     12/31/2007           75,507        189,071
                              51,750(3)            6.5            4.75     12/31/2006          154,733        391,748

Richard M. Kurz                9,584(3)            1.2           4.525     12/31/2007           34,550         86,515
                              56,750(3)            7.1            4.75     12/31/2006          169,683        429,598

Allen N. Walton III           14,603(3)            1.8           4.525     12/31/2007           52,644        131,821
                              48,040(3)            6.0            4.75     12/31/2006          143,640        363,663

George C. Hill                 3,480(3)            0.4           4.525     12/31/2007           12,545         31,414
                              11,520(3)            1.4            4.75     12/31/2006           34,445         87,206



(1) The options noted are subject to a three-year vesting schedule with 33-1/3% becoming first exercisable on December 31, 1997 (the first anniversary of the date of grant). An additional 33-1/3% becomes exercisable on each of December 31, 1998 and December 31, 1999.

(2) Potential gains are net of the exercise price, but before taxes associated with the exercise. These amounts represent the assumed annual rates of appreciation shown, based on SEC rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

(3) Replacement stock options granted on December 31, 1996. See "Ten Year Option Repricing" below.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table shows the number of shares covered by both exercisable and non-exercisable stock options held by the Named Executive Officers at the end of 1996. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of the Company's Common Stock. There were no options exercised by any Named Executive Officers in 1996.


                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                          Number of Shares             Value of Unexercised
                       Underlying Unexercised          In-the-Money Options
Name                Options at December 31, 1996      at December 31, 1996
===============================================================================
                     Exercisable  Unexercisable   Exercisable   Unexercisable
                     -----------  -------------   -----------   -------------
M. Philip Guthrie           --       230,714           --       $   24,878.80

George F. Cass              --          --             --             --

Frederick G. Anderson       --        72,695           --            4,712.63

Richard M. Kurz             --        66,334           --            2,156.40

Allen N. Walton III         --        62,643           --            3,285.68

George C. Hill            62,825      15,000           --              783.00

                           TEN YEAR OPTION REPRICING

     The following table provides the specified information concerning all repricing of options to purchase the Company's stock held by the named executive officers during the last ten years.


                                                                                                             Length of original
                                    Securities        Market price of     Exercise price                        option term
                                 Underlying number    stock at time       of at time of        New           remaining at date
                                of options repriced   repricing or         repricing          exercise        of repricing or
Name                    Date     or amended (#)(1)    amendment ($)      or amendment ($)     price ($)       amendment (Months)
--------------------------------------------------------------------------------------------------------------------------------
M. Philip Guthrie      12/31/96        104,038        $     4.75           $    11.52        $    4.525             84
(Chairman,             12/31/96          6,534        $     4.75           $    11.52        $    4.525             96
President and CEO)     12/31/96        120,142        $     4.75           $    10.00        $     4.75             89

George F. Cass             --             --                --                   --                --             --

Frederick G            12/31/96         16,985        $     4.75           $    11.52        $     4.75             75
Anderson (Sr. Vice     12/31/96            355        $     4.75           $    11.52        $    4.525             75
President/General      12/31/96         17,340        $     4.75           $    11.52        $    4.525             87
Counsel)               12/31/96          3,015        $     4.75           $    11.52        $     4.75             96
                       12/31/96         20,000        $     4.75           $    10.00        $     4.75             89
                       12/31/96         11,750        $     4.75           $    9.875        $     4.75             98
                       12/31/96          3,250        $     4.75           $     9.57        $    4.525            110

Richard M. Kurz        12/31/96         16,334        $     4.75           $    11.52        $     4.75             96
(Sr. Vice              12/31/96         20,000        $     4.75           $    10.00        $     4.75             89
President/Chief        12/31/96         16,750        $     4.75           $    9.875        $     4.75             98
Financial Officer)     12/31/96          9,584        $     4.75           $     9.57        $    4.525            110
                       12/31/96          3,666        $     4.75           $     9.57        $     4.75            110


Allen N. Walton II     12/31/96         17,340        $     4.75           $    11.52        $    4.525             70
(President/Aviatio     12/31/96          4,021        $     4.75           $    11.52        $    4.525             87
Division)              12/31/96          6,282        $     4.75           $    11.52        $    4.525             96
                       12/31/96         20,000        $     4.75           $    10.00        $     4.75             89
                       12/31/96          5,000        $     4.75           $    9.075        $     4.75             98
                       12/31/96          3,040        $     4.75           $    10.25        $     4.75            110
                       12/31/96          6,960        $     4.75           $     9.94        $    4.525            122

George C. Hill         12/31/96         10,000        $     4.75           $    10.00        $     4.75             89
(Sr. Vice              12/31/96          1,520        $     4.75           $    10.25        $     4.75            110
President/AEIC)        12/31/96          3,480        $     4.75           $     9.94        $    4.525            122

(1) The repriced options are subject to a three year vesting schedule with 33-1/3% becoming first exercisable on December 31, 1997 (the first anniversary date of the grant). An additional 33-1/3% becomes exercisable on each of December 31, 1998 and December 31, 1999.

RECENT STOCK OPTION GRANTS

     On May 30, 1997 the Board of Directors granted to Mr. Guthrie and Mr. Kurz, who will continue as executive officers of the Company after consummation of the Aviation Division Sale, options to purchase 110,000 and 55,000 shares of Common Stock, respectively, at the exercise price of $.625 per share, the closing price of the Common Stock on the NYSE on the date of grant. In addition, the Board of Directors also granted Mr. Guthrie and Mr. Kurz options to purchase 390,000 and 195,000 shares of Common Stock, respectively, which will become effective only when the following conditions are met: (i) the Aviation Division Sale is consummated; (ii) sufficient shares of Common Stock are available to be granted under the Company's stock option plans, and
(iii) Mr. Guthrie and Mr. Kurz agree to cancel all previously granted options. The exercise price per share will be the fair market value per share on the date such options become effective. All options granted to Mr. Guthrie and Mr. Kurz are subject to a two year vesting schedule with 50% becoming exercisable on the first anniversary of the date of grant and 50% becoming exercisable on the second anniversary.

EXECUTIVE OFFICER AGREEMENTS

     Effective December 31, 1994, the Company entered into employment agreements with the following executive officers to serve in the positions noted: M. Philip Guthrie, Chairman of the Board and Chief Executive Officer; George F. Cass, President and Chief Operating Officer; Frederick G. Anderson, Senior Vice President/General Counsel and Secretary; Richard M. Kurz, Senior Vice President/Chief Financial Officer; and Allen N. Walton III, President/Aviation Division. Effective December 31, 1994, AEIC entered into an employment agreement with George C. Hill to serve as Senior Vice President of AEIC. On September 27, 1996, Mr. Cass retired as President of the Company and his employment agreement was terminated by mutual agreement. Each employment agreement is for a term of three years from the date of the agreement; provided, however, that on each anniversary of such agreement, the term of the agreement is automatically extended for one additional year unless at least 60 days before any such anniversary either party provides the other party written notice that the automatic extension shall be terminated. Pursuant to the respective employment agreements, each of Messrs. Guthrie, Anderson, Hill, Kurz and Walton received an annual salary as listed in the Summary Compensation Table for 1996, which may be increased by the Board of Directors in its discretion. Each is also entitled to receive such annual bonuses in amounts up to 50% of his annual salary as the Board of Directors may approve in its discretion. In the event of a Change of Control (as defined in the employment agreements), and, thereafter, an officer's employment is terminated by the Company, except for good reason (as defined in the employment agreements) or as otherwise set forth therein, the Company would be required to continue payment of his base salary for the remainder of the term. The sale by the Company of the Series D Preferred Stock on December 31, 1996 constituted a Change of Control as defined in the employment agreements, and the Aviation Division Sale will constitute a Change of Control as defined in such agreements. Each employment agreement contains confidentiality and non-solicitation provisions effective during the term of employment and for three years after the employment agreement is terminated.

     Upon closing of the Artisan Sale, the employment agreements of Messrs. Hill and Daniels will be terminated. Upon closing of the Aviation Division Sale, the employment agreements of Messrs. Walton and Conrey will be assigned to and assumed by Purchaser, and notices will be given to Messrs. Guthrie and Kurz that their agreements will no longer be automatically extended upon their anniversary dates.

     The Company's 1994 Stock Incentive Plan provides for full vesting of options outstanding for at least six months in the event there is a change in control of the Company. The Aviation Division Sale will constitute a change in control of the Company for purposes for the 1994 Stock Incentive Plan. See "The Aviation Division Sale - Interests of Certain Persons in the Aviation Division Sale."

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

OVERALL OBJECTIVES OF THE EXECUTIVE COMPENSATION PROGRAM

     The Compensation Committee believes that management compensation should be directly linked to changes in stockholder value and long-term financial and operating performance. The Company's executive compensation program thus includes significant long-term incentives, through equity-based awards, which are tied to the long-term performance of the Company's Common Stock. The Compensation Committee recognizes, however, that while stock prices may reflect management performance over the long-term, other factors, such as general economic conditions and varying investors' attitudes toward the stock market in general, and specific industries in particular, may significantly affect stock prices at any point in time. Accordingly, the salary component of compensation emphasizes individual performance and the annual bonus component of compensation emphasizes the realization of defined business objectives, both of which are independent of short-range fluctuations in the stock price.

     Executive compensation thus has been designed to align executive compensation with both the Company's business goals and long-term stockholder interests. The Compensation Committee believes that the program, as implemented, is balanced and consistent with these objectives. The Compensation Committee will continue to monitor the operation of the program and cause the program to be adjusted and redefined, as necessary, to ensure that it continues to support both corporate and stockholder goals.

     The key details of the Company's total executive compensation program are discussed below.

COMPETITIVE LEVELS OF COMPENSATION

     The Company attempts to provide its executives with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications. Total compensation is defined to include base salary, annual incentives, and long-term incentives.

     The Company determines competitive levels of compensation for executive positions based on information drawn from compensation surveys, proxy statements for comparative organizations and compensation consultants. The proxy statement analysis on pay levels uses a peer group of companies similar in size and/or business to the Company. The Compensation Committee reviews compensation recommendations made by the Chief Executive Officer based upon his assessment of each officer's past performance and expectations as to future contributions. The Compensation Committee then formulates its own recommendations, which are submitted for approval by the Board of Directors.

     It should be noted that the value of any individual executive's compensation package will vary significantly based on individual and company performance. So while the expected value of an executive's compensation package may be competitive, actual payments made to executives in a given year may be higher or lower than competitive market rates because of performance.

BASE SALARY PROGRAM

     The objective of the Company's base salary program is to provide salaries that are near the market median for companies of comparable size and/or business. The Company believes that it is crucial to provide competitive salaries in order to attract and retain talented managers.

     Base salary levels are also based on each individual employee's performance over time and each individual's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries.

     Salaries for executives are reviewed annually based on a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. All salary increases are granted within a pay-for-performance framework.

ANNUAL INCENTIVE COMPENSATION

     The Compensation Committee may, in its discretion, recommend that an annual cash bonus be paid to an individual executive in recognition of outstanding individual performance. The Company's annual incentive compensation program assists the Company in rewarding and motivating key employees and provides cash compensation opportunities to executives.

     No annual bonuses were paid to officers for 1996 because earnings per share thresholds in the 1996 annual incentive bonus program were not met.

LONG-TERM INCENTIVE PLANS

     The Company provides long-term equity based incentives through the 1994 Stock Incentive Plan, the 1991 Nonqualified Stock Option Plan, and the P&C Stock Option Plan--Hill, and cash based incentives through the Employee Profit Sharing and Savings Plan.

     The Company's overall long-term incentive grant levels are established by considering market data on grant levels and an appropriate overall level of shares reserved for such plans in the market. Individual long-term incentive grants are based on the level of each participant in the Company and individual performance. Also, the Compensation Committee does consider the size of existing stock option holdings by executives in determining the size of stock option grants.

     The compensation of executive officers is periodically reviewed to ensure an appropriate mix of base salary, annual incentive, and long-term incentive within the philosophy of providing competitive total direct compensation opportunities consistent with the pay philosophy articulated above.

STOCK OPTION REPRICING

     On November 5, 1996, the Company and AFG entered into the Securities Purchase Agreement which provided for the sale and issuance by the Company of 350,000 shares of Series D Preferred Stock for an aggregate purchase price of $35 million. As a condition to AFG's obligation to close, the Securities Purchase Agreement required the Company to adjust the exercise price and vesting period of existing stock options granted to the current officers and directors of the Company or its subsidiaries pursuant to its 1991 Nonqualified Stock Option Plan, 1994 Stock Incentive Plan and 1994 Directors Option Plan to the market price on the date of closing and provided that all such options shall have a vesting period of three years, with one-third of the options vesting on each anniversary date of the date of adjustment.

     In addition to the requirements in the Securities Purchase Agreement, the Board of Directors reviewed certain options previously granted to employees of the Company and the market price of the Company's Common Stock during the past two years. The Board recognized that such options issued by the Company are utilized as compensation and to provide incentives to improve Company performance and thereby positively influence the market price for Company's common stock for the benefit of all stockholders. The Board determined that the market price had declined despite the Company's significant accomplishments, that options previously granted under the 1994 Stock Incentive Plan and the 1991 Nonqualified Stock Option Plan were at exercise prices in excess of the current market prices of the Company's Common Stock, and that the current outstanding stock options if left in place would not achieve the underlying objectives. The Compensation Committee, which administers the 1994 Stock Incentive Plan and the 1991 Nonqualified Stock Option Plan, reviewed and approved the Board of Director's analysis regarding the option reset.

     Accordingly, on December 31, 1996 (the "Grant Date"), replacement stock options were granted to replace previously issued stock options under such plans. The replacement options did not involve the grant of any additional shares. Pursuant to the requirements of the Securities Purchase Agreement, the replacement options were granted and priced as of the December 31, 1996 closing of the Securities Purchase Agreement. No other option repricing or exchange has occurred in the past ten years.

1996 CHIEF EXECUTIVE OFFICER PAY

     As described above, the Company manages its pay for all executives, including the Chief Executive Officer, considering both a pay-for-performance philosophy and market rates of compensation for each executive position. Specific actions recommended by the Compensation Committee and taken by the Board of Directors regarding Mr. Guthrie's compensation are summarized below.

     Base Salary. Mr. Guthrie's base salary remained unchanged at $350,000 annually.

     Annual Bonus and Long-Term Incentive Awards. Mr. Guthrie received no bonus for 1996 performance and was granted no additional stock options in 1996. Mr. Guthrie's existing stock options were repriced on December 31, 1996. See "Ten Year Option Repricing" and "Stock Option Repricing" above. Mr. Guthrie's pro rata share of the Company's contribution for 1996 to the profit sharing portion of the Employee Profit Sharing and Savings Plan was $1,758.

DISCUSSION OF CORPORATE TAX DEDUCTION ON COMPENSATION IN EXCESS OF $1 MILLION A YEAR

     Internal Revenue Code Section 162(m), enacted in 1993, precludes a public corporation from taking a deduction in 1994 or subsequent years for compensation over $1 million for its chief executive officer or any of its four highest-paid officers. Certain performance-based compensation, however, is specifically exempt from the deduction limit.

     In connection with the compensation of executive officers, the Compensation Committee is aware of Section 162(m) as it relates to deductibility of qualifying compensation paid to executive officers. The Compensation Committee believes that compensation to be paid in 1997 will not exceed the deductibility limitations on non-excluded compensation to any of the Company's executives.

            The Compensation Committee of the Board of Directors is:

                            Elvis L. Mason, Chairman
                                Keith W. Hughes
                                 James E. Maser

                            STOCK PERFORMANCE GRAPH

     The performance graph shown below was prepared by Research Holdings, Ltd. for use in this Proxy Statement. The graph sets forth the compounded return to the Company's stockholders since the Company became a public company on May 11, 1994, compared on an indexed basis with the S&P 500 Stock Index and the Company's Peer Group.



Research Date Group                      Total Return - Data Summary

FLI                                      Begin: 05/11/94
                                         End:   12/31/96
                                                 456BZFLI
------------------------------------------------------------------------------------------------------------------------------------
                                         5/94    6/94    9/94   12/94   3/95   6/95   9/95   12/95   3/96   6/96   9/96   12/96

AMERICAN EAGLE GROUP INC       FLI        100      93     113      82     97    119    103     111     79    46     43      48

PEER GROUP                     PPEERO     100     104     107     103    115    115    133     145    142   144    164     177

S & P 500                      1500       100     101     106     106    116    127    137     146    153   160    165     179



13-Feb-97



      ASSUMES $100 INVESTED ON MAY 11, 1994 AND REINVESTMENT OF DIVIDENDS.
                        FISCAL YEAR ENDING DECEMBER 31.
                 QUARTERLY: MAY 11, 1994 TO DECEMBER 31, 1996.

                The Peer Group includes the following companies:

          AVEMCO Corp., Frontier Insurance Group, Inc., GAINSCO Inc.,
 Gryphon Holdings, Inc., Guaranty National Corp., HCC Insurance Holdings, Inc.,
      Hartford Steam Boiler Inspection & Insurance Company, Markel Corp.,
        Navigators Group, Inc., Progressive Corp. and WR Berkley Corp.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                        OWNERS, DIRECTORS AND MANAGEMENT

     The Company has two classes of voting securities: the Common Stock and the Series D Preferred Stock. The following table sets forth certain information, with respect to the beneficial ownership of the Company's Common Stock, as of April 30, 1997, by (i) all persons who are known by the Company to be beneficial owners of five percent or more of such stock, (ii) each director and director nominee of the Company, (iii) each Named Executive Officer and (iv) all executive officers and directors of the Company as a group. Unless otherwise noted, the persons named below have sole voting and investment power with respect to such shares. No effect has been given to shares reserved for issuance upon conversion of preferred stock or under outstanding stock options except where otherwise indicated.

                                                 BENEFICIAL OWNERSHIP
                                        --------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER    NUMBER OF SHARES  PERCENT OF CLASS (1)
==============================================================================
American Financial Group, Inc. (2)          6,782,667           49.5%
One East Fourth Street
Cincinnati, Ohio 45202

Mason Best Company, L.P. (3)                2,960,772           42.0
2121 San Jacinto, Ste. 1000
Dallas, Texas 75201

Wellington Management Company, LLP (4)        698,000            9.9
75 State Street
Boston, Massachusetts 02109

Heartland Advisors, Inc. (5)                  559,500            7.9
790 North Milwaukee Street
Milwaukee, Wisconsin 53202

U.S. Bancorp (6)                              473,400            6.7
111 S.W. Fifth Avenue
Portland, Oregon 97204

Dimensional Fund Advisors, Inc. (7)           401,200            5.7
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

M. Philip Guthrie (8)                          11,014              *

George F. Cass                                  6,317              *

Frederick G. Anderson (9)                       2,813              *

George C. Hill III (10)                        21,100              *

Richard M. Kurz                                 2,391              *

Allen N. Walton III                             2,491              *

Joseph M. Grant                                  --                *

Keith W. Hughes                                  --                *

James E. Maser                                  2,000              *

                                                 BENEFICIAL OWNERSHIP
                                        --------------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER    NUMBER OF SHARES  PERCENT OF CLASS (1)
==============================================================================
Elvis L. Mason (11)                         2,965,772           42.1

Howard D. Putnam                                2,000              *

All directors and executive
officers as a group
(19 persons including
those listed above)                         3,013,175           42.8

---------
* less than one percent

(1) Shares of Common Stock which are not outstanding but the beneficial ownership of which can be acquired by a person upon exercise of an option or warrant within sixty days of the date of this Proxy Statement are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. However, such shares are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2) Based on a report on Schedule 13D dated January 3, 1997 and filed with the Securities Exchange Commission. Includes 6,666,667 shares of Common Stock that may be acquired upon conversion of 350,000 shares of Series D Preferred Stock. The Series D Preferred Stock is entitled to certain voting rights on the matters submitted to holders of Common Stock. American Financial Group, Inc. and its affiliates are also subject to certain voting agreements that limit their voting rights. See " Certain Relationships and Related Transactions--Voting Rights and Agreements."

(3) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 9, 1995.

(4) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated January 24, 1997.

(5) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 12, 1997.

(6) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 11, 1997.

(7) Based on a report on Schedule 13G filed with the Securities and Exchange Commission dated February 5, 1997.

(8) Includes 2,400 shares of Common Stock held by Mr. Guthrie's wife, and 200 shares of Common Stock held by Mr. Guthrie's son.

(9)  Includes 300 shares of Common Stock held by Mr. Anderson's wife.

(10) Includes 21,000 shares of stock held by a trust for which Mr. Hill is the trustee, and 62,825 shares of Common Stock which may be acquired upon the exercise of options.

(11) Elvis L. Mason, the Managing Partner of Mason Best Company, L.P., may be deemed to be the beneficial owner of all shares held by Mason Best Company, L.P.

     As of June 30, 1997, American Financial Group, Inc. was the beneficial owner of all of the 357,875 outstanding shares of Series D Preferred Stock. Its address is set forth in the table above.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

REGISTRATION RIGHTS AGREEMENTS

     Pursuant to a registration rights agreement (the "AFG Agreement") by and between AFG and the Company, AFG has the right on three occasions to demand registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Series D Preferred Stock or the Common Stock into which it is converted or the warrants that may be issued upon its redemption (the "Registrable Securities"); provided, however, that the Company shall in no event (including by reason of any assignment of rights by AFG or any other holder of Registrable Securities) be subject to more than three demand registrations under the AFG Agreement and shall not be obligated at any time to register the lesser of (i) 25% of the total outstanding number of Registrable Securities, or (ii) Registrable Securities with a market value (based on the market value of the underlying shares of Common Stock) of less than $1.0 million pursuant to any such request. The AFG Agreement also provides that, in the event the Company proposes to register any of its securities under the Securities Act for its own account or for the account of any other person, AFG will be entitled to include Registrable Shares in any such registration, subject to the right of the managing underwriter of any such offering in certain circumstances to exclude some or all of such Registrable Shares from such registration. Upon closing of the Aviation Division Sale, the AFG Agreement will terminate.

     Pursuant to a registration rights agreement (the "MB Agreement") between the Company and Mason Best, Mason Best has the right to have any or all of the shares of Common Stock held by it included in a registration statement filed by the Company under the Securities Act subject to certain limitations set forth in the MB Agreement. Mason Best also has the right, subject to certain conditions, to require American Eagle to file a registration statement under the Securities Act with respect to the Common Stock held by Mason Best (a "demand registration"). Mason Best is entitled to demand registrations only if at the time it holds an aggregate of at least 20% of the outstanding Common Stock of the Company and the demand is to register shares equal to at least 10% of the outstanding shares but are not otherwise limited as to the number of times they can require a demand registration. The Company is entitled to delay a demand registration for up to 180 days if, at the time it receives a demand, it notifies Mason Best that it intends to make a public offering of Common Stock within 180 days of such demand pursuant to a firm underwriting. The registration rights are assignable, provided the assignee beneficially owns more than 5% of the outstanding shares of Common Stock.

     In general, the Company will bear all of the registration and filing fees, printing expenses, fees and disbursements of counsel for the Company (with AFG and Mason Best responsible for the fees and disbursements of their separate counsel), "blue sky" fees and expenses and the expense of any special audits incident to or required by a registration required by the AFG or MB Agreements; provided, however, that all underwriting discounts and selling commissions applicable to sales by AFG or Mason Best will be borne by the respective party. If the offering is a secondary offering pursuant to a demand registration and Mason Best is the only stockholder selling shares in such offering, then, except with respect to the first such offering, Mason Best must pay its pro-rata share of all the expenses directly attributable to the offering.

     The Company and AFG, and the Company and Mason Best, have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, in connection with the registration of Common Stock pursuant to the AFG Agreement and the MB Agreement, respectively.

VOTING RIGHTS AND AGREEMENTS

     Pursuant to the terms of the Certificate of Designation of the Series D Preferred Stock (the "Certificate of Designation"), the holders of shares of Series D Preferred Stock are entitled to the following voting rights for the seven year period commencing on December 31, 1996. Thereafter, holders of Series D Preferred Stock will have no voting rights except as set forth in paragraphs (b) and (c) below or as otherwise provided by law:

   (a) With regard to any matter submitted to a vote of the holders of Common Stock of the Company, the holders of the Series D Preferred Stock shall be entitled collectively to cast 20% of the votes eligible to be cast in such matters; provided, however, in the event that the aggregate number of shares of Common Stock into which the Series D Preferred Stock is convertible represents less than 20% of the aggregate number of all shares of Common Stock outstanding (on a fully diluted basis), then each holder of a share of Series D Preferred Stock shall be entitled to cast one vote for each full share of Common Stock into which such share is then convertible.

   (b) Notwithstanding the foregoing, upon the occurrence and continuation of an Event of Default (defined as a default in dividend payments for at least two consecutive quarters or a default in any mandatory redemption payment on the Series D Preferred Stock), each share of Series D Preferred Stock shall be entitled to cast the number of votes equal to the number of shares of Common Stock into which such share is then convertible on any matter submitted for the consideration of the stockholders of the Company, and the holders of the Series D Preferred Stock, voting separately, as a class shall be entitled at the next annual or special meeting of stockholders to elect such number of directors which is a majority (rounded up) of the directors to be elected. The term of office of directors elected under these circumstances shall end upon the earlier of the termination of the Event of Default and the next annual meeting of stockholders.

   (c) Without the approval of holders of a majority of the outstanding shares of Series D Preferred Stock voting separately as a class, the Company will not, in any manner (including by merger or consolidation)
        (i) amend, alter or repeal any provisions of the resolutions establishing the Series D Preferred Stock so as to adversely affect the powers, preferences or special rights of such Series D Preferred Stock, or (ii) authorize the issuance of, or authorize any obligation or security convertible into or evidencing the right to purchase shares of, any additional class or series of stock ranking prior to the Series D Preferred Stock in the payment of dividends or the preferential distribution of assets. The foregoing shall not be interpreted to require any vote or consent of the Series D Preferred Stock in connection with the authorization or issuance of any series of Preferred Stock ranking on a parity with or junior to the Series D Preferred Stock as to dividends and/or the distribution of assets.

     In addition, pursuant to the Securities Purchase Agreement, until AFG and its affiliates no longer own Series D Preferred Stock, or shares of Common Stock issued or issuable upon conversion of the Series D Preferred Stock or exercise of warrants issued upon redemption of the Series D Preferred Stock (the "Underlying Shares"), representing in the aggregate the ownership, or the right to acquire ownership of 51% of the Underlying Shares, or until December 31, 2003, whichever is earlier, AFG shall be entitled to nominate for election to the Company's Board of Directors the number of directors which represents 30% (rounded up to the next director) of the number of directors serving at any one time, and, if elected, at least one of the directors representing AFG shall serve on each of the standing committees of the Board of Directors. Notwithstanding the foregoing, the number of directors that AFG shall be entitled to nominate shall be reduced to the extent and by the number of directors the holders of Series D Preferred Stock are entitled to elect as a class under the terms of the Certificate of Designation. In the event AFG's representatives fail to be elected as directors, AFG shall be entitled to have an equal number of representatives in place of such directors attend each meeting of the Board of Directors. Such representatives shall be entitled to receive all materials and information provided to the Company's Board of Directors and shall receive the same notices as are given to the Company's Board of Directors.

     In connection with the Securities Purchase Agreement, on November 8, 1996, Mason Best and AFG entered into a letter agreement (the "Voting Agreement") whereby Mason Best agreed to vote its stock in favor of the election to the Company's Board of Directors of those individuals nominated by AFG in accordance with the terms of the Securities Purchase Agreement. The Voting Agreement shall continue until December 31, 2003.

     Pursuant to the Securities Purchase Agreement, until AFG and its affiliates no longer own Series D Preferred Stock or Underlying Shares representing in the aggregate the ownership or the right to acquire ownership of 51% of the Underlying Shares, or until June 29, 2000, whichever is earlier, if AFG and its affiliates hold Series D Preferred Stock and Common Stock that represents the right to vote more than 20% of the total votes eligible to be cast on any matter, then AFG and its affiliates will vote all shares of Series D Preferred Stock and Common Stock owned by them in excess of such 20% in proportion to the actual vote of holders of all remaining votes (including AFG's 20% vote).

     Upon closing of the Aviation Division Sale, all shares of Series D Preferred Stock will be transferred to the Company and cancelled and the voting rights and agreements described above will terminate.

                  RATIFICATION OF THE APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen LLP, which has served as independent auditors of the Company since 1986, as independent auditors of the Company and its subsidiaries for the fiscal year ending December 31, 1997, and recommends ratification by the stockholders of such appointment. Such ratification requires the affirmative vote of a majority of the votes entitled to be cast at the Annual Meeting. An abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy.

     The Board of Directors recommends a vote "FOR" this proposal.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of Arthur Andersen LLP as the Company's independent auditors without the approval of the stockholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

     Any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the Company's 1998 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company at the address indicated on the second page of this proxy statement, so that the Secretary receives it no later than April 2, 1998.

     The Company's Bylaws also require that notice of nominations of persons for election to the Board of Directors at the 1998 Annual Meeting of Stockholders, other than those made by or at the direction of the Board of Directors, must be received by the Secretary not later than the close of business on the tenth day following the date on which the Company first makes public disclosure of the date of the meeting; provided, however, that in the event that the meeting is adjourned, and the Company is required by Delaware law to give notice to stockholders of the adjourned meeting date, written notice of such stockholder's intent to make such nomination at such adjourned meeting must be delivered to or received by the Secretary of the Company no later than the close of business on the fifth day following the earlier of: (i) the date the Company makes public disclosure of the date of the adjourned meeting; or (ii) the date on which notice of such adjourned meeting is first given to stockholders. The notice must present certain information concerning the nominees and the stockholder making the nominations, as set forth in the Bylaws. The Secretary must receive a statement of any such nominee's consent to serve if elected.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                             AVAILABLE INFORMATION

     The Company is subject to the informational reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the SEC. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its regional offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. The SEC also maintains a site on the World Wide Web, the address of which is http/www.sec.gov, that contains reports, proxy and information statements and other information regarding reporting companies that file electronically with the SEC. The Company's Common Stock is listed on the NYSE, and, accordingly, reports, proxy statements and other information are available for inspection at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                                       By Order of the Board of Directors




                                       FREDERICK G. ANDERSON
                                       Senior Vice President/General Counsel
                                       and Secretary

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                          Page
                                                                                                          ----
Report of Independent Public Accountants.............................................................      F-2
Consolidated Financial Statements:
     Consolidated Balance Sheets - December 31, 1996 and 1995........................................      F-3
     Consolidated Statements of Income - For the Years Ended December 31, 1996, 1995
         and 1994....................................................................................      F-4
     Consolidated Statements of Stockholders' Equity - For the Years Ended December 31,
         1996, 1995 and 1994.........................................................................      F-5
     Consolidated Statements of Cash Flows - For the Years Ended December 31, 1996,
         1995 and 1994...............................................................................      F-6
     Notes to Consolidated Financial Statements......................................................      F-7
Unaudited Consolidated Financial Statements:
     Condensed Consolidated Balance Sheet - March 31, 1997...........................................     F-25
     Condensed Consolidated Statements of Income - For the Three Months Ended March 31, 1997
         and 1996....................................................................................     F-26
     Condensed Consolidated Statements of Cash Flows - For the Three Months Ended
         March 31, 1997 and 1996.....................................................................     F-27
     Notes to Unaudited Condensed Consolidated Financial Statements - For the Three Months
         Ended March 31, 1997 and 1996...............................................................     F-28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholders and Board of Directors of American Eagle Group, Inc.:

We have audited the accompanying consolidated balance sheets of American Eagle Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company has entered into transactions to sell substantially all of its insurance operations.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of American Eagle Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.






                                                          ARTHUR ANDERSEN  LLP


Dallas, Texas,
   March 26, 1997, except for the matters
       described in paragraphs 4 and 5 of Note 1, for which the date is April 23, 1997.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

            CONSOLIDATED BALANCE SHEETS - DECEMBER 31, 1996 AND 1995
                        (In Thousands Except Share Data)

                                                ASSETS                                      1996           1995
                                                ------                                  -----------     -----------
Investments:
   Fixed Income Securities
     Available for Sale, at Fair Value (Cost $29,004 in 1996 and $55,136 in 1995)       $    29,167     $    56,719
     Held to Maturity, at Amortized Cost (Fair Value $23,264 in 1996
       and $28,889 in 1995)                                                                  23,479          28,952
   Short-Term Investments, at Cost (Which Approximates Fair Value)                           13,347          18,199
                                                                                        -----------     -----------
                  Total Investments                                                          65,993         103,870
Cash and Cash Equivalents                                                                    23,094           2,922
Accrued Investment Income                                                                     1,171           1,606
Accounts Receivable:
   Agents' Balances, Net                                                                     30,161          24,866
   Deferred Premiums                                                                         18,052          31,393
   Other, Net                                                                                   501             631
                                                                                        -----------     -----------
                  Total Accounts Receivable, net                                             48,714          56,890
Reinsurance Recoverable, Net:
   Insurance Operations - Paid Losses                                                         5,260          22,449
   Insurance Operations - Loss Reserves                                                      63,982          78,676
                                                                                        -----------     -----------
                  Total Reinsurance Recoverable, Net                                         69,242         101,125
Deferred Policy Acquisition Costs                                                            14,509          15,296
Deferred Reinsurance Premiums                                                                26,706          28,264
Other Assets                                                                                 12,530          16,731
                                                                                        -----------     -----------
                  Total Assets                                                          $   261,959     $   326,704
                                                                                        ===========     ===========

                                 LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Policy Liabilities and Accruals
     Reserve for Losses and Loss Adjustment Expenses                                    $   138,133     $   136,528
     Unearned Premiums                                                                       60,065          79,605
     Other Policy Liabilities                                                                 7,646          27,678
                                                                                        -----------     -----------
                  Total Policy Liabilities and Accruals                                     205,844         243,811
   Agency Payables to Insurance Companies,  Net                                               1,094           4,601
   Accounts Payable and Other Liabilities                                                    12,732          11,947
   Note Payable                                                                                   -          11,250
                                                                                        -----------     -----------
                  Total Liabilities                                                         219,670         271,609

Commitments and Contingent Liabilities                                                            -               -

Series B Cumulative Redeemable Preferred Stock, $.01 Par Value; 162,857 Shares
     Authorized,  Issued and Outstanding                                                      1,629           1,629
Series D Cumulative Convertible Redeemable Preferred Stock, $0.01 Par Value
     546,200 Shares Authorized, 350,000 Shares Issued and Outstanding in 1996                33,164               -

Stockholders' Equity:
   Common Stock, $.01 Par Value; 21,000,000 Shares Authorized, 7,120,980 Shares
     Issued and Outstanding in 1996 and 7,124,580 in 1995                                        71              71
   Additional Paid-In Capital                                                                45,563          45,532
   Unrealized Appreciation on Securities Available for Sale, Net of Taxes                       106           1,029
   Retained Earnings (Deficit)                                                              (38,157)          6,921
   Less - 73,882 Shares of Common Stock Held in Treasury, at Cost                               (87)            (87)
                                                                                        -----------     -----------
                  Total Stockholders' Equity                                                  7,496          53,466
                                                                                        -----------     -----------
                  Total Liabilities and Stockholders' Equity                            $   261,959     $   326,704
                                                                                        ===========     ===========

                  The accompanying notes are an integral part of these consolidated financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                      (In Thousands Except Per Share Data)


                                                                          1996                1995             1994
                                                                      ------------       ------------      -----------
Revenues:
    Earned Premiums, Net                                              $    107,217       $    102,447      $    82,725
    Agency Operations, Net                                                     424                396              919
    Investment Income, Net                                                   4,470              5,497            4,106
    Realized Investment Gains (Losses), Net                                    (74)               496              (33)
                                                                      ------------       ------------      -----------

             Total Revenues                                                112,037            108,836           87,717
                                                                      ------------       ------------      -----------

Expenses:
    Losses and Loss Adjustment Expenses, Net of Reinsurance                107,473             90,933           52,729
    Policy Acquisition and Other Underwriting Expenses                      47,848             37,292           23,694
    Interest Expense                                                         1,132                987              800
                                                                      ------------       ------------      -----------

             Total Expenses                                                156,453            129,212           77,223
                                                                      ------------       ------------      -----------

Income (Loss) Before Income Tax Provision (Benefit)                        (44,416)           (20,376)          10,494

Income Tax Provision (Benefit)                                                   -             (7,300)           3,351
                                                                      ------------       ------------      -----------

Net Income (Loss)                                                     $    (44,416)      $    (13,076)     $     7,143
                                                                      ============       ============      ===========

Net Income (Loss) Available for Common Stockholders                   $    (44,514)      $    (13,174)     $     6,588
                                                                      ============       =============     ===========

Net Income (Loss) Per Common Share (Primary and Fully Diluted)        $      (6.32)      $      (1.87)     $      1.16
                                                                      ============       =============     ===========

Weighted Average Number of Common Shares Outstanding
    (Primary and Fully Diluted)                                          7,048,898          7,052,998        5,684,386
                                                                      ============       ============      ===========




              The accompanying notes are an integral part of these
                      consolidated financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (In Thousands Except Share Data)

                                                                Unrealized
                                                               Appreciation
                                                               on Securities
                                                Additional     Available for        Retained                          Total
                                   Common        Paid-In         Sale, Net          Earnings         Treasury     Stockholders'
                                    Stock        Capital         of Taxes           (Deficit)         Stock          Equity
                                  ----------   ------------   ------------        ------------    ------------    ------------


Balance, December 31, 1993        $       35   $     13,465   $        243        $     15,052    $        (87)   $     28,708

Net Income                                --             --             --               7,143              --           7,143
Proceeds from Issuance of
   3,563,750 shares of
   Common Stock, Net
   of Issuance Costs                      36         32,001             --                  --              --          32,037
Unrealized Loss on
Investments, Net                          --             --         (2,394)                 --              --          (2,394)
Dividends on Series B and C
   Cumulative Preferred Stock             --             --             --                (555)             --            (555)
Amortization of Unearned
   Compensation                           --             31             --                  --              --              31
Common Stock Dividends                    --             --             --                  --            (635)           (635)
                                  ----------   ------------   ------------        ------------    ------------    ------------

Balance, December 31, 1994                71         45,497         (2,151)             21,005             (87)         64,335

Net Loss                                  --             --             --             (13,076)             --         (13,076)
Unrealized Gain on
Investments, Net                          --             --          3,180                  --              --           3,180
Dividends on Series B
   Cumulative -referred Stock             --             --             --                 (91)             --             (91)
Amortization of Unearned
     Compensation                         --             35             --                  --              --              35
Common Stock Dividends                    --             --             --                (917)             --            (917)
                                  ----------   ------------   ------------        ------------    ------------    ------------

Balance, December 31, 1995                71         45,532          1,029               6,921             (87)         53,466

Net Loss                                  --             --             --             (44,416)             --         (44,416)
Unrealized Loss on
     Investments, Net                     --             --           (923)                --               --            (923)
Dividends on Series B
     Cumulative-referred Stock           --             --             --                 (98)             --             (98)
Amortization of Unearned
     Compensation                         --             31             --                  --              --              31
Common Stock Dividends                    --             --             --                (564)             --            (564)
                                  ----------   ------------   ------------        ------------    ------------    ------------

Balance, December 31, 1996        $       71   $     45,563   $        106        $    (38,157)   $        (87)   $      7,496
                                  ==========   ============   ============        ============    ============    ============

                  The accompanying notes are an integral part of these consolidated financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (In Thousands)

                                                                                1996          1995        1994
                                                                              --------      --------    --------
Cash and Cash Equivalents Derived From:
    Operating Activities-
        Net Income (Loss)                                                     $(44,416)     $(13,076)   $  7,143
        Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by
          (Used in) Operating Activities-
              Depreciation and Amortization                                     49,758        40,406      28,412
              Provision for Doubtful Accounts                                      564          (711)        214
              Realized Investment (Gains) Losses, Net                               74          (495)         33
              Amortization of Bond Discount and Premium, Net                       269           261         374
              Deferral of Policy Acquisition Costs                             (47,219)      (40,848)    (33,551)
              Changes in assets and liabilities:
                  Accrued Investment Income                                        435            (2)       (524)
                  Accounts Receivable, Net                                       8,176         1,398      (4,492)
                  Reinsurance Recoverable, Net                                  31,319        18,149     (20,425)
                  Deferred Reinsurance Premiums                                  1,558        14,371      (7,248)
                  Other Assets                                                   4,201        (5,512)      1,968
                  Reserve for Losses and Loss Adjustment Expenses                1,605        (6,240)     20,426
                  Other Policy Liabilities                                     (20,032)      (11,617)      9,691
                  Unearned Premiums                                            (19,540)       12,793       8,309
                  Agency Payables to Insurance Companies, Net                   (3,507)       (5,600)    (13,353)
                  Accounts Payable and Other Liabilities                           785           699      (1,107)
                                                                              --------      --------    --------
                        Total Provided by (Used in) Operating Activities       (35,970)        3,976     ( 4,130)
                                                                              --------      --------    --------

    Investing Activities-
        Proceeds (Purchases) of Short-Term Investments, net                      4,852        (1,648)    (12,258)
        Purchases of Investment Securities:
            Available for Sale                                                 (10,315)     (165,684)    (90,888)
            Held to Maturity                                                         -        (1,012)    (14,356)
        Proceeds from Maturities of Investment Securities:
            Available for Sale                                                   1,610         3,166       5,235
            Held to Maturity                                                     5,275         1,250       4,266
        Proceeds from Sales of Investment Securities:
            Available for Sale                                                  34,692       161,841      74,700
        Purchases of Property and Equipment                                       (942)       (1,552)    ( 1,170)
                                                                              --------      --------    --------
                  Total Provided by (Used in) Investing Activities              35,172        (3,639)    (34,471)
                                                                              --------      --------    --------

    Financing Activities-
        Proceeds from Issuance of Series D Cumulative Convertible Redeemable
             Preferred Stock, net of issuance costs                             33,164             -           -
        Proceeds (Repayment) of Note Payable, net                              (11,250)        2,000        (750)
        Dividends Paid on Series B and C Cumulative Preferred Stock                (98)          (98)       (555)
        Proceeds from Issuance of Common Stock, net of issuance costs                -             -      32,037
        Retirement of Series C Cumulative Preferred Stock                            -             -     (10,000)
        Dividends Paid on Common Stock                                            (846)         (847)       (423)
                                                                              --------      --------    --------
                  Total Provided by Financing Activities                        20,970         1,055      20,309
                                                                              --------      --------    --------

Net Change in Cash and Cash Equivalents                                         20,172         1,392     (18,292)
Cash and Cash Equivalents, Beginning of Year                                     2,922         1,530      19,822
                                                                              --------      --------    --------
Cash and Cash Equivalents, End of Year                                        $ 23,094      $  2,922    $  1,530
                                                                              ========      ========    ========

                  The accompanying notes are an integral part of these consolidated financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1996 AND 1995
                        (In Thousands Except Share Data)

1.   COMPANY OPERATIONS AND CURRENT OPERATING ENVIRONMENT:

American Eagle Group, Inc. (the "Company") is an insurance holding company that, through its subsidiaries, markets and underwrites specialized property and casualty insurance coverages in selected niche markets. The Company has organized its business into three divisions: Aviation, Property & Casualty ("P&C") and Marine. The Aviation Division is one of the largest providers of general aviation insurance in the United States based on net premiums written. The Company's general aviation business consists primarily of nonairline commercial aviation coverages, airport coverages and pleasure and business aviation coverages. The P&C Division markets and underwrites commercial insurance programs for selected artisan contractors ("Artisan") and local and intermediate-haul truckers ("Transportation"). Transportation was discontinued in December 1996. The Marine Division markets and underwrites an insurance program for private yachts navigating the inland and coastal waters of the United States.

In December 1996, the Company issued 350,000 shares of Series D Cumulative Convertible Redeemable Preferred Stock ("Series D Preferred Stock") which resulted in $33,164 of proceeds, net of issuance costs of $1,836. Of the net proceeds, $13,250 was used to repay the Company's note payable to a bank, $17,000 was contributed to the capital and surplus of American Eagle Insurance Company ("AEIC"), the Company's significant subsidiary, and the remainder was used for general corporate purposes.

For the years ended December 31, 1996 and 1995, the Company reported net losses of $44.4 million and $13.1 million, respectively. The net losses were primarily the result of reserve additions (including incurred-but-not-reported losses) and reinsurance costs. As a result of the effect of the 1996 net loss on statutory policyholders' surplus on AEIC, in March 1997, A.M. Best lowered its rating of AEIC to "D." This reduction could have a material impact on AEIC's ability to generate premium income. The loss in policyholders' surplus also restricts the amount of premium income that AEIC can write. The Company expects that the rating revision will increase the amount of business that the Company assumes from other companies that provide "A" rated policies, and it will substantially reduce the amount of business the Company directly writes for its own account in the future.

As a result of a review of its capital and strategic alternatives in April, 1997, the Company entered into transactions to sell its aviation and artisan contractor insurance operations. The closing of the aviation transaction will require approval by AEG's stockholders, although stockholders owning a majority of AEG's voting stock have agreed to vote in favor of the transaction. The closing of the aviation transaction is also subject to regulatory approvals and other customary conditions. The Company has also entered into a letter of intent to sell its marine operations. The closing of the marine transaction is subject to definitive documentation, Boards' of Directors approvals, required regulatory approvals and licenses and other customary conditions. Historically, the marine operations have not been material to the Company. The accompanying statutory financial statements give no effect to these proposed transactions.

Upon completion of these transactions, the Company expects that it will no longer write new or renewal policies for the foreseeable future. It will continue to handle claims on the Company's policies that are not assumed as part of these transactions and maintain the related reserves and assets. Accordingly, the Company's revenues and earnings capacity will be significantly lower in the future. In addition, as a result of the decline in rating, the Company and American Financial Group implemented an expanded underwriting agreement to make available A.M. Best "A" rated paper for all of the Company's general aviation product lines.

As a result of the Company's 1996 net loss and resulting declines in statutory capital and A.M. Best rating, the Company has been requested by the Texas Department of Insurance to submit a capital plan outlining the actions the Company plans to take to improve overall statutory capital levels. The Texas Department of Insurance is also in the process of completing its triennial examination for the period ended December 31, 1996. The examination is not complete and no examination report has been issued. The Company has been informed that the examiners are considering whether certain assets currently recorded by the Company are ineligible to be carried as admitted assets under statutory accounting principles. The Company cannot predict what position the Texas Department of Insurance will ultimately take on these matters. The accompanying statutory financial statements do not include any adjustments related to the capital plan or regulatory examination.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation and Basis of Presentation

The consolidated financial statements include the accounts of the Company prepared in conformity with generally accepted accounting principles, which differ in some respects from those followed in reports to insurance regulatory authorities. All intercompany balances and transactions have been eliminated in consolidation. The term insurance operations refers to the activities of AEIC and its wholly owned insurance subsidiary American Meridian Insurance Company Limited ("AMIC"). The term agency operations refers to the activities of Aviation Office of America ("AOA").

Investments

The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS No. 115"). SFAS No. 115 addresses the accounting and reporting for investments in equity securities that have a readily determinable fair value and for all investments in fixed income securities. Such investments are classified in three categories and accounted for as follows:

     o Held to maturity - Investments in fixed income securities that the Company has the positive intent and ability to hold to maturity and are carried at amortized cost.

     o Available for sale - Investments in fixed income and equity securities not classified as either held-to-maturity securities or trading securities. These securities are purchased with the original intent to hold for extended periods but may be available to be sold to maximize the Company's investment yields and liquidity requirements in response to market conditions or modifications in the Company's investment policy. Available-for-sale securities are carried at fair value and changes in unrealized gains and losses, net of deferred taxes, are recorded as a direct increase or decrease to stockholders' equity.

     o Trading securities - Investments in fixed-income and equity securities that are bought and held principally for the purpose and objective of selling them in the near term and generating profits on short-term differences in price. Trading securities are carried at fair value and changes in unrealized gains and losses are included in earnings. The Company does not engage in securities trading activities.

Gains or losses on maturities or sales of investments are determined using the specific identification method. If a decline in fair value of an equity or fixed income security is other than temporary, the security is written down to estimated fair value with the write-down recognized as a reduction of net investment income. No such reductions were required in 1996, 1995 or 1994.

At December 31, 1996, fixed income and short-term investments with a book value of $5,864 were on deposit with or pledged to state regulatory authorities to meet statutory requirements, and short-term investments of approximately $1,965 have been pledged under letter of credit arrangements to secure future payments of losses. In addition, at December 31, 1996, short-term investments of $8,940 were held on deposit under the Company's reinsurance contracts.

Recognition of Revenue

Premiums due from agents and premiums payable to insurance companies, together with applicable commission or fee income, are generally recorded as of the effective date of the policies. Additional premiums, rate adjustments, policy cancellations and contingent commissions are accrued as they become known and estimable. Insurance premiums are earned on a pro rata basis, net of reinsurance premiums, over the terms of the respective policies. Unearned premiums represent the portion of net premiums written applicable to the unexpired portion of the coverage period.

Deferred Policy Acquisition Costs

Costs of acquiring business for the insurance operations which vary with and are directly related to the production of such business are deferred and amortized ratably over the related policy period (generally one year). Policy acquisition costs include commissions, brokerage fees and certain other policy issuance expenses. Deferred policy acquisition costs are reviewed periodically to determine that they do not exceed recoverable amounts after considering anticipated investment income.

Property and Equipment

Expenditures for significant improvements or betterments are capitalized. Maintenance and repair costs are expensed as incurred. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets (four to ten years).

Property and equipment, net of accumulated depreciation, of $3,849 and $3,265 at December 31, 1996 and 1995, respectively, were recorded as a component of Other Assets. Accumulated depreciation totaled approximately $3,610 and $3,247 at December 31, 1996 and 1995, respectively.

Intangible Assets

The excess of cost over the fair market value of net assets acquired of AEIC and AOA is being amortized on a straight-line basis over 25 years. Intangible assets, net of accumulated amortization, of $4,969 and $5,309 at

December 31, 1996 and 1995, respectively, were recorded as a component of Other Assets. Accumulated amortization totaled approximately $3,603 and $3,254 at December 31, 1996 and 1995, respectively.

Impairment of Long-Lived Assets

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on management estimates, no impairment exists at December 31, 1996.

Reserve for Losses and Loss Adjustment Expenses

The reserve for losses and loss adjustment expenses includes estimates for losses incurred but not reported as well as losses pending settlement. The reserve is based upon management's best estimates, loss adjusters' evaluations, and independent actuarial determinations. As a consequence, although the Company believes that its reserves at December 31, 1996, are adequate, actual losses may deviate, perhaps substantially, from reserves reflected in the Company's consolidated financial statements. There are a number of factors that could cause losses to deviate from estimates. Such factors could include assumptions proving incorrect regarding the positive effect of recent changes in underwriting and claims-handling improvements on future trends in claims reporting, frequency and severity of losses, and increases in claims settlement costs due to higher inflation or new theories of liability.

Future adjustments to the amounts recorded at December 31, 1996, resulting from the continued review process as well as differences between estimates and ultimate payments or recoveries, will be reflected in the Company's statements of income in future periods when such adjustments become known. Such adjustments could be material to the Company's financial position and results of operation.

In the normal course of business, the Company reduces the loss that may arise from catastrophes or other events that cause unfavorable underwriting results through reinsurance arrangements. Losses recoverable from reinsurers are estimated in a manner consistent with the associated claim.

Reinsurance

Reinsurance premiums (including reinstatement premiums), commissions, expense reimbursements, and reserves related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Expense allowances received in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs.

Income Taxes

The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes.

Net Income (Loss) Per Common Share

Net income (loss) per common share has been computed by dividing income (loss), after deducting preferred stock dividends, by the weighted average number of common shares and equivalent shares outstanding each year.

Stock Option Plans

SFAS No. 123, "Accounting for Stock-Based Compensation," requires the use of fair value for stock-based compensation granted to employees. The statement allows companies to adopt the provisions of the statement, or to disclose the effects of the statement, and is effective beginning in 1996. The Company has elected to continue accounting for stock-based compensation under APB Opinion No. 25 and will elect to follow the disclosure-only provisions of SFAS No.
123.  (See Note 8.)

Statements of Cash Flows

The Company includes as cash equivalents in the statements of cash flows, temporary cash investments which generally have original maturities of 90 days or less.

Interest expense paid during 1996, 1995 and 1994 was approximately $1,132, $987 and $800, respectively. Income taxes paid during 1996, 1995 and 1994 were approximately $0, $1,284 and $3,465, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

The 1994 and 1995 consolidated financial statements differ from the presentation previously reported as a result of certain reclassifications between captions in the balance sheets and the statements of income to conform to the 1996 presentation. These reclassifications had no effect on the Company's stockholders' equity, net income or cash flows.

3.    INSURANCE OPERATIONS:

Reinsurance Transactions

In the ordinary course of business, AEIC and AMIC purchase reinsurance for the purpose of limiting their retained loss exposure and maintaining required statutory surplus amounts.

Reinsurance does not relieve the Company from its liabilities under the original policies to the extent that the reinsuring companies fail to meet their obligations under reinsurance contracts. Management evaluates the financial condition of its reinsurers and monitors concentrations of credit risk arising from similar geographic regions, activities, or economic characteristics of the reinsurers to minimize its exposure to significant losses from reinsurer insolvencies. Management believes that the allowances at December 31, 1996, are adequate to cover known and anticipated losses. At December 31, 1996 and 1995, the Company's consolidated balance sheets reflected the following reinsurance recoverable balances and the related allowances for doubtful accounts:

                                                 1996              1995
                                             -------------    --------------
     Reinsurance recoverable                 $      70,622    $      101,941
     Allowance for doubtful accounts                (1,380)             (816)
                                             -------------    --------------
     Reinsurance recoverable, net            $      69,242    $      101,125
                                             =============    ==============

The effect of reinsurance on premiums written and earned for the insurance operations is as follows:

                                                    Written        Earned
                                                   ---------     ---------

For the year ended December 31, 1996-
    Direct premiums                                $ 130,198     $ 153,817
    Reinsurance assumed                               12,622         8,543
    Reinsurance ceded                                (46,591)      (55,143)
                                                   ---------     ---------
         Net premiums                              $  96,229     $ 107,217
                                                   =========     =========

         Percentage assumed of net                        13%            8%
                                                   =========     =========


                                                    Written       Earned
                                                   ---------     ---------

For the year ended December 31, 1995-
    Direct premiums                                $ 166,001     $ 152,579
    Reinsurance assumed                                6,235         7,164
    Reinsurance ceded                                (51,279)      (57,296)
                                                   ---------     ---------
         Net premiums                              $ 120,957     $ 102,447
                                                   =========     =========

         Percentage assumed of net                         5%            7%
                                                   =========     =========

For the year ended December 31, 1994-
    Direct premiums                                $ 151,875     $ 136,445
    Reinsurance assumed                                7,268         5,040
    Reinsurance ceded                                (63,146)      (58,760)
                                                   ---------     ---------
         Net premiums                              $  95,997     $  82,725
                                                   =========     =========

         Percentage assumed of net                         8%            6%
                                                   =========     =========

The Company makes quarterly deposits for reinsurance contracts in the normal course of business. At December 31, 1996 and 1995, the Company had entered into reinsurance contracts with future deposits totaling $17,550 and $ 32,064, respectively. These deposits are generally payable in the first nine months of the subsequent year.

Deferred Policy Acquisition Costs

Changes in deferred policy acquisition costs for the years ended December 31, 1996, 1995 and 1994, are summarized below:

                                                     1996            1995           1994
                                                  -----------    -----------     -----------

     Balance, beginning of year                   $    15,296    $    15,048     $     8,651
         Underwriting and acquisition costs            47,219         40,848          33,551
         Current period amortization                  (48,006)       (40,600)        (27,154)
                                                  -----------    -----------     -----------

     Balance, end of year                         $    14,509    $    15,296     $    15,048
                                                  ===========    ===========     ===========

Reserve for Losses and Loss Adjustment Expenses

Changes in reserves for losses and loss adjustment expenses are summarized as follows:

                                                   1996            1995           1994
                                                -----------    -----------     -----------

     Balance at January 1                       $   136,528    $   142,768     $   122,342
         Less reinsurance recoverables              (78,676)       (92,317)        (81,487)
                                                ------------   -----------     -----------

     Net Balance at January 1                        57,852         50,451          40,855
                                                -----------    -----------     -----------

     Incurred related to:
         Current year                                88,885         72,072          48,567
         Prior years                                 18,588         18,861           4,162
                                                -----------    -----------     -----------
              Total incurred                        107,473         90,933          52,729
     Paid related to:
         Current year                                48,063         42,066          26,552
         Prior years                                 43,111         41,466          16,581
                                                -----------    -----------     -----------
              Total paid                             91,174         83,532          43,133
                                                -----------    -----------     -----------

     Net Balance at December 31                      74,151         57,852          50,451
         Plus reinsurance recoverables               63,982         78,676          92,317
                                                -----------    -----------     -----------
         Balance at December 31                 $   138,133    $   136,528     $   142,768
                                                ===========    ===========     ===========

4.    INVESTMENTS:

Net investment income for the years ended December 31, 1996, 1995 and 1994, comprised primarily of interest and dividends, was derived from the following sources:

                                                                            1996            1995           1994
                                                                         -----------    -----------    ------------
     Interest and dividend income-
         Fixed income securities                                         $     4,556    $     5,567     $     3,943
         Equity securities                                                         -             66             241
         Short-term investments                                                  177            172             339
                                                                         -----------    -----------     -----------
              Total interest and dividend income                               4,733          5,805           4,523
     Investment expenses                                                        (263)          (308)           (417)
                                                                         -----------    -----------     -----------

     Investment income, net                                              $     4,470    $     5,497     $     4,106
                                                                         ===========    ===========     ===========

There are no investments in fixed income securities that have been non-income producing for the years ended December 31, 1996, 1995 and 1994. Investment expenses include advisory fees paid to unrelated parties.

Realized pretax gains (losses) on the sales of investments for the years ended December 31, 1996, 1995 and 1994, are as follows:

                                                                            1996            1995           1994
                                                                         -----------    -----------     -----------

     Fixed income securities available for sale-
         Gross realized gains                                            $       379    $       643     $        32
         Gross realized losses                                                  (453)           (50)            (68)
                                                                         -----------    -----------     -----------
              Net gain (loss)                                                    (74)           593             (36)

     Equity securities-
         Gross realized gains                                                      -              1             340
         Gross realized losses                                                     -            (98)           (337)
                                                                         -----------    -----------     -----------
         Net gain  (loss)                                                          -            (97)              3
                                                                         -----------    -----------     -----------
              Realized investment gains (losses), net                    $       (74)   $       496     $       (33)
                                                                         ===========    ===========     ===========

Following is an analysis of the change in the unrealized appreciation (depreciation) of investment securities available for sale, which is reported as a component of stockholders' equity:

                                                                            1996            1995           1994
                                                                         -----------    -----------     -----------

     Change in unrealized appreciation (depreciation)
         of equity securities                                            $         -    $        91     $      (246)
     Change in unrealized appreciation (depreciation)
         of fixed income securities available for sale                        (1,420)         4,806          (3,437)
     Deferred income taxes                                                       497         (1,717)          1,289
                                                                         -----------    -----------     -----------

     Net change during year                                                     (923)         3,180          (2,394)

     Balance, beginning of year                                                1,029         (2,151)            243
                                                                         -----------    ------------    -----------

     Balance, end of year                                                $       106    $     1,029     $    (2,151)
                                                                         ===========    ===========     ===========

The amortized cost and estimated fair values of investments in fixed income and equity securities at December 31, 1996 and 1995, are as follows:

                                                                Gross          Gross
                                                                Unrealized     Unrealized     Fair         Carrying
December 31, 1996                  Cost (1)        Gains        Losses         Value          Value        Value
------------------------------------------       ---------    -----------    -----------     --------     ---------

Fixed income securities:
     Available for sale -
         Corporate debt securities               $  29,004    $       418    $      (255)    $ 29,167     $  29,167
                                                 ---------    -----------    -----------     --------     ---------
     Held to maturity -
         U.S. Treasury securities and
              obligations of U.S. government
              corporations and agencies             17,203              -           (190)      17,013        17,203
         Obligations of states and
              political subdivisions                 5,780             10            (30)       5,760         5,780
         Corporate debt securities                     496              -             (5)         491           496
                                                 ---------    -----------    -----------     --------     ---------

              Total fixed income securities
                  held to maturity                  23,479             10           (225)      23,264        23,479
                                                 ---------    -----------    -----------     --------     ---------

              Total fixed income securities         52,483            428           (480)      52,431        52,646
                                                 ---------    -----------    -----------     --------     ---------

Short-term investments                              13,347              -              -       13,347        13,347
                                                 ---------    -----------    -----------     --------     ---------

              Total investments                  $  65,830    $       428    $      (480)    $ 65,778     $  65,993
                                                 =========    ===========    ===========     ========     =========

(1) Original cost of fixed income securities adjusted for amortization of premiums and accretion of discounts.

                                                                 Gross           Gross
                                                              Unrealized     Unrealized        Fair       Carrying
December 31, 1995                Cost (1)        Gains          Losses         Value          Value        Value
-----------------                -------         ---------    -----------    -----------     --------     ---------

Fixed income securities:
     Available for sale -
         U.S. Treasury securities and
              obligations of U.S. government
              corporations and agencies          $   9,733    $       139    $       (49)    $  9,823     $   9,823
         Obligations of states and
              political subdivisions                 3,117            138              -        3,255         3,255
         Corporate debt securities                  42,286          1,457           (102)      43,641        43,641
                                                 ---------    -----------    -----------     --------     ---------

              Total fixed income securities
                  available for sale                55,136          1,734           (151)      56,719        56,719
                                                 ---------    -----------    ------------    --------     ---------

     Held to maturity -
         U.S. Treasury securities and
              obligations of U.S. government
              corporations and agencies             22,527             45           (115)      22,457        22,527
         Obligations of states and
              political subdivisions                 5,927             19            (25)       5,921         5,927
         Corporate debt securities                     498             16             (3)         511           498
                                                 ---------    -----------    -----------     --------     ---------

              Total fixed income securities held
                  to maturity                       28,952             80           (143)      28,889        28,952
                                                 ---------    -----------    ------------    --------     ---------

              Total fixed income securities         84,088          1,814           (294)      85,608        85,671
                                                 ---------    -----------    ------------    --------     ---------

Short-term investments                              18,199              -              -       18,199        18,199
                                                 ---------    -----------    -----------     --------     ---------

              Total investments                  $ 102,287    $     1,814    $      (294)    $103,807     $ 103,870
                                                 =========    ===========    ============    ========     =========

(1) Original cost of fixed income securities adjusted for amortization of premiums and accretion of discounts.

The amortized cost and estimated fair value of fixed income securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                              Available for Sale                    Held to Maturity
                                      -------------------------------     ---------------------------------
                                        Amortized           Fair               Amortized            Fair
                                          Cost              Value               Cost               Value
                                      -----------       -----------            ---------          ---------

     Less than one year               $                 $          -           $   5,085          $   5,072
                                                -
     One year to three years                    -                 -               12,183             12,005
     Over three years to five years             -                 -                2,104              2,102
     Over five years to seven years        12,788            12,888                2,556              2,534
     Over seven years to ten years          7,270             7,308                1,025              1,019
     Over ten years                         8,946             8,971                  526                531
                                      -----------       -----------            ---------          ---------

                                      $    29,004       $    29,167            $  23,479          $  23,263
                                      ===========       ===========            =========          =========

5.    NOTE PAYABLE:

Note payable at December 31, 1996 and 1995, was as follows:

                                                                                            1996        1995
                                                                                            ----        ----

         Note payable to a bank, bearing interest at the bank's corporate base rate (8.5% and 9.0% at December 31, 1996 and 1995,
         respectively), interest payable quarterly.                                    $    -        $11,250


Total interest expense for the years ended December 31, 1996, 1995 and 1994 was approximately $1,132, $987 and $800, respectively.

The note payable was a revolving credit facility with a total commitment limited to $16 million. During 1996, an additional $2 million was borrowed against the revolving credit facility. In December 1996, $13,250 of the proceeds received from the issuance of the Series D Preferred Stock was used to pay the revolving credit facility balance, and the revolving credit facility was terminated by the Company.


6.    INCOME TAXES:

The income tax provision (benefit) for the years ended December 31, 1996, 1995 and 1994, consisted of the following:

                                1996         1995             1994
                                ----         ----             ----

         Current             $      -     $  (7,100)         $1,871
         Deferred                   -          (200)          1,480
                             --------      ---------        -------

         Total               $      -     $  (7,300)         $3,351
                             ==========   ==========         ======

The income tax provision (benefit) differs from that computed at the federal statutory corporate tax rate for the years ended December 31, 1996, 1995 and 1994, as follows:

                                                                              1996            1995          1994
                                                                           ----------      ---------     -------

         Income (loss) before income tax provision (benefit)                $(44,416)     $(20,376)        $10,494
         Tax at 34% statutory rate                                           (15,101)       (6,928)          3,568
         Tax effect of:
              Amortization of goodwill                                           110           117             120
              Tax exempt interest income                                        (125)         (245)            (96)
              Dividends received deduction                                         -           (15)            (52)
              Discounting of "Fresh Start" adjustment                           (141)          (35)            (26)
              Other, net                                                         368          (194)           (163)
              Valuation allowance                                             14,889            -                -
                                                                              ------   -----------     -----------

              Total income tax provision (benefit)                        $        -      $ (7,300)        $ 3,351
                                                                          ==========      =========        =======

Certain income and expense items are recognized for financial reporting purposes and for income tax purposes in different periods. Deferred taxes are provided in the consolidated financial statements to account for these

"temporary" differences. The primary sources of the Company's temporary differences are attributable to the discounting of reserves for losses and loss adjustment expenses for income tax purposes, recognition of unearned policy premium income, differences in depreciation methods, provisions for uncollectible accounts and differences in the amortization period for deferred acquisition costs. Except for the effects of the reversal of such net deductible temporary differences, the Company is not currently aware of any factors which would cause any significant differences between taxable income and pre-tax book income in future years. However, there can be no assurances that there will be no significant differences in the future between consolidated taxable income and consolidated pre-tax book income if circumstances change (such as, for example, changes in tax laws or the Company's financial condition or performance).

The components of and changes in the net deferred tax asset (liability) during the years ended December 31, 1996 and 1995, were as follows:

                                                            Deferred                       Deferred
                                            December 31,     Benefit      December 31,      Benefit   December 31,
                                                1996        (Expense)         1995         (Expense)      1994
                                                ----        ---------         ----         ---------      ----

Discounting of insurance loss reserves      $   3,628    $     354        $  3,274       $    290      $ 2,984
Unearned policy premium income                  2,301         (160)          2,461            875        1,586
Reserve for uncollectible accounts                (66)         326            (392)          (165)        (227)
Deferred policy acquisition costs              (5,770)         264          (6,034)        (1,613)      (4,421)
Salvage and subrogation                             -          282            (282)             -         (282)
Other, net                                        326          334              (8)          (352)         344
       Net operating loss carryforward         15,705       14,540           1,165          1,165            -
                                             --------     --------        --------        -------  -----------
                                               16,124       15,940             184            200          (16)
Valuation allowance                           (14,889)
Unrealized (appreciation)depreciation
   on investment securities                       (55)         N/A            (554)           N/A        1,163
                                           ----------     --------        --------         ------      -------

   Total net deferred tax asset (liability) $   1,180                     $   (370)                    $ 1,147
                                            =========                     ========                     =======


At December 31, 1996, the Company had a net operating loss carryforward for financial reporting purposes of approximately $45.0 million. In connection with the issuance of the Series D Preferred Stock, (see Note 8), the Company underwent a change in ownership for purposes of Section 382 of the Internal Revenue Code of 1986. As a result, the utilization of the Company's net operating loss carryforward will be limited to approximately $1.9 million per year through 2011.

No income, profit or capital gain taxes are levied in Bermuda and, accordingly, no provision or benefit for such taxes has been recorded by AMIC. In the event such taxes are levied, AMIC has an agreement with the Bermuda government exempting it from all such taxes until March 2016.

7.   STATUTORY INFORMATION:

Accounting Practices

Generally accepted accounting principles ("GAAP") differ in certain respects from accounting practices prescribed or permitted by the domiciliary insurance regulatory authorities of the State of Texas and Bermuda. AEIC and AMIC are required to report to certain regulatory agencies on the basis of Statutory Accounting Practices ("SAP"). The principal differences between SAP and GAAP are as follows:

     o Under SAP, policy acquisition costs, such as commissions, premium taxes, fees, and other costs of underwriting policies are charged to current operations as incurred, whereas, the related written premium is included in earnings on a pro-rata basis over the period covered by the policy;

     o Under SAP, certain assets, designated as "Nonadmitted Assets" (such as prepaid expenses) are charged against surplus;

     o Under SAP, federal income taxes are only provided on taxable income for which income taxes are currently payable, while under GAAP, deferred income taxes are provided with respect to temporary differences;

     o Under SAP, certain reserves are established in amounts which differ from amounts which would be provided in conformity with GAAP.

Financial Information

The unaudited statutory capital and surplus of AEIC as of December 31, 1996 and 1995, was $20,351 and $50,465, respectively. Unaudited statutory net income
(loss) of AEIC for the years ended December 31, 1996, 1995 and 1994 was $(45,629), $(15,735) and $2,943, respectively.

The unaudited statutory capital and surplus of AMIC as of December 31, 1996 and 1995, was $4,031 and $3,761, respectively. Unaudited statutory net income of AMIC for the years ended December 31, 1996, 1995 and 1994, was $92, $1,143 and $313, respectively.

Minimum Capital Requirements

The insurance subsidiaries must maintain a minimum amount of statutory capital and surplus to satisfy regulatory requirements. At December 31, 1996, AEIC had unaudited statutory capital and surplus of $20,351 with a minimum requirement of $16,533 and AMIC had unaudited statutory capital and surplus of $4,031 with a minimum requirement of $250. As a result of the Company's 1996 net loss and resulting decline in statutory capital, the Company has been requested by the Insurance Department of the State of Texas to submit a capital plan outlining the actions the Company plans to take to improve overall statutory capital levels.

Dividend Restrictions

The insurance subsidiaries are subject to various regulatory restrictions which limit the maximum amount of annual dividends allowed to be paid. Generally, dividends may only be paid from earned surplus arising from the business, and then the maximum dividend that may be paid without prior regulatory approval is limited to the greater of (i) 10% of statutory surplus or (ii) the lesser of 100% of net investment income, or net income, for the prior year. Dividends exceeding these limitations can be made subject to approval by the domiciliary insurance regulatory authorities. Based on regulatory restrictions presently in effect, the maximum amount available for payment as dividends to the Company by AEIC without the prior approval of regulatory authorities is $2.0 million, if at the time of payment AEIC has earned surplus at least equal to the amount of dividend. At December 31, 1996, AEIC earned surplus (deficit) was reset to zero. AEIC received permission from the Department of Insurance of the State of Texas to reset earned surplus to zero at December 31, 1996 by transferring from the paid-in capital account the amount necessary to bring the earned surplus account to zero. However, no dividend can be paid prior to January 1, 1998.

8.    REDEEMABLE PREFERRED STOCK, COMMON STOCK AND OPTION PLANS:

Series B Cumulative Redeemable Preferred Stock

In June 1990, the Company issued 162,857 shares of Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Stock") in exchange for the cancellation of the outstanding principal balance of the Company's acquisition notes payable. Cash dividends of 6% are payable in quarterly installments. The preferred shares are redeemable by the Company at any time at a price of $10 per share plus accrued and unpaid dividends, and are mandatorily redeemable at $10 per share plus accrued and unpaid dividends as follows: 30,000 shares - December 31, 1997 and all remaining shares on December 31, 1998. Pursuant to the mandatory redemption provisions, 20,000 shares were redeemed on January 15, 1997.

Series D Preferred Stock

In December 1996, the Company issued 350,000 shares of Series D Preferred Stock for a purchase price of $100 per share. The Series D Preferred Stock has a liquidation value of $100 per share and ranks junior to the Series B Preferred Stock with respect to payment of dividends and payments or distributions upon liquidation.

The Series D Preferred Stock has an annual, cumulative dividend of 9% payable quarterly. At the option of the Company, dividends during the first five years may be paid either in cash or in shares of the Series D Preferred Stock.

Until December 31, 2003, the holders of Series D Preferred Stock collectively are entitled to cast 20% of the votes eligible to be cast on any matter submitted to a vote of the holders of capital stock of the Company; except if the aggregate number of shares of Common Stock into which the Series D Preferred Stock is then convertible is less than 20% of the outstanding shares of Common Stock on a fully diluted basis, then the Series D Preferred Stock will be entitled to cast one vote for each share of Common Stock into which it is convertible.

The Series D Preferred Stock is convertible into Common Stock at any time at the option of the holder at a conversion price of $5.25 per share (subject to antidilution provisions). The Company has reserved 10,403,810 shares of Common Stock for the conversion.

The Series D Preferred Stock may be redeemed for cash by the Company at any time. If, however, redemption occurs on or before December 31, 2003, the Company will pay the redemption price and issue warrants to purchase the number of shares of Common Stock of the Company into which the redeemed Series D Preferred Stock could have been converted. Such warrants would have an exercise price of $5.25 per share (subject to antidilution provisions) and would expire on December 31, 2003. The Company is required to redeem 10% of the outstanding shares of Series D Preferred Stock on the first business day of January of each year beginning 2008, with all remaining shares required to be redeemed on the first business day of January 2017. The redemption price is $100 per share plus accrued and unpaid dividends.

Common Stock

The common stock of the Company is issuable in either of two classes, Common Stock or Nonvoting Common Stock. Other than the voting rights, the two classes are identical in every respect. As of December 31, 1996 and 1995, 7,047,098 and 7,044,698 shares of Common Stock were outstanding, respectively. As of December 31, 1996, no shares of Nonvoting Common Stock were outstanding. At December 31, 1995, 6,000 shares of Nonvoting Common Stock were outstanding, all of which were converted to Common Stock in January 1996. The Company declared cash dividends of $0.08, $0.13 and $0.09 per common share in 1996, 1995 and 1994, respectively.

In May 1994, the Company issued 3,563,750 shares of Common Stock through an initial public offering, which resulted in $32,037 of proceeds, net of issuance costs of $3,601, to the Company. Of the net proceeds, $10,156 was used to redeem all of the Company's Series C Cumulative Preferred Stock, including accrued dividends, $20,100 was contributed to the capital and surplus of AEIC, and the remainder was used for general corporate purposes.

Stock Option Plans

The Company has six stock option plans for officers, directors, and key employees of the Company: the 1991 Non-Qualified Stock Option Plan, the three Amended and Restated P&C Stock Option Plans, the 1994 Stock Incentive Plan, and the 1994 Director Stock Option Plan. Under the plans, vesting periods are established at the time of grant but typically range up to three years, and exercise prices are at fair market value at the time of grant. In connection with the issuance of the Series D Preferred Stock, certain stock options outstanding were cancelled and new options granted at fair market value with new vesting periods and expiration dates. Stock option expiration dates may vary from 10 years to 15 years from the date of grant. Option prices per share at December 31, 1996 ranged from $4.525 to $11.52, with a weighted average of $5.89. There were no significant differences between the historical results of operations and net income (loss) per common share and the pro-forma amounts required under SFAS No. 123.

At December 31, 1996, the Company has 1,229,550 common shares reserved for stock options. Option activity is as follows:

                                                                   Weighted                Weighted
                                                                 Average Price           Average Price
                                                          1996     Per Share     1995      Per Share    1994
                                                          ----     ---------     ----      ---------    ----

         Outstanding, beginning of year                1,099,881                993,680                589,424

         Granted                                         801,550      $5.27     173,779       $9.77    441,702

         Canceled                                       (980,257)    $10.61     (67,578)     $10.65    (37,446)
                                                         -------              ---------              ---------

         Outstanding, end of year                        921,174              1,099,881                993,680
                                                         =======              =========                =======

         Exercisable, end of year                        163,345                655,438                422,644
                                                         =======              =========                =======

         Weighted average exercise price                $   5.84             $    10.73                $ 10.84
                                                        ========             ==========                =======


1994 Employee Restricted Stock Plan

In February 1994, the board of directors approved the 1994 Employee Restricted Stock Plan ("Restricted Stock Plan"). Under the Restricted Stock Plan, all employees on the date of closing of the initial public offering received a grant of 100 shares of Common Stock, subject to forfeiture upon termination of employment within five years after the date of closing of the initial public offering for any reason other than retirement, death, or disability. As a result of the issuance of the Series D Preferred Stock, in accordance with the plan, the restrictions were eliminated, and the shares were distributed to the plan participants.

9.       SAVINGS AND PENSION PLANS:

Employee Profit Sharing and Savings Plan

Effective December 1, 1993, the Company's Employee Savings Plan was amended and restated as the Employee Profit Sharing and Savings Plan (the "Savings Plan"). Employees who have completed six months of service are eligible to participate in the Savings Plan. Participants may make contributions to the Savings Plan through payroll deductions of up to 15% of their base compensation on a tax-deferred basis and up to 10% of their base compensation on an after-tax basis. The Company matches 50% of each participant's tax deferred contributions to the Savings Plan up to 6% of the participant's compensation. Participants are 100% vested in their contributions and the Company's matching contributions. Contributions made by the Company to participant accounts totaled $228, $210 and $209 for the years ended December 31, 1996, 1995 and 1994, respectively.

The Company may make annual profit sharing contributions for all employees eligible to participate in the Savings Plan. The amount of the contribution is within the discretion of the Board of Directors. Profit sharing contributions are allocated among participants in proportion to their compensation. Participants vest in profit sharing contributions on a graduated vesting schedule over three years. The Company's profit sharing contributions to the Savings Plan totaled $100, $140 and $175 for the years ended December 31, 1996, 1995 and 1994, respectively.

10.      FAIR VALUE OF FINANCIAL INSTRUMENTS:

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to disclose the estimated fair value of its financial instrument assets and liabilities. Approximately 33% of the Company's assets and 0% of its liabilities are considered financial instruments as defined in Statement No. 107.

Estimated fair values have been determined using an estimation methodology suitable for each category of financial instruments. The estimation methodologies used, estimated fair values, and recorded book balances at December 31, 1996 and 1995, were as follows:

       o Financial instruments actively traded in a secondary market have been valued using quoted available market prices.

                                                               Estimated                   Recorded
                                                                 Fair                        Book
                                                                 Value                      Balance
                                                       ---------------------------------------------------
                                                           1996        1995            1996       1995
                                                           ----        ----            ----       ----
           Cash and cash equivalents                    $  23,094   $    2,922       $ 23,094    $   2,922
                                                        =========   ==========       ========    =========
           Investments (Note 4)                         $  65,778   $  103,807       $ 65,993    $ 103,870
                                                        =========   ==========       ========    =========

       o Financial instrument liabilities with variable rates have an estimated fair value equal to the recorded book balance.

                                                               Estimated                   Recorded
                                                                 Fair                        Book
                                                                 Value                      Balance
                                                        --------------------------------------------------
                                                           1996         1995          1996          1995
                                                           ----         ----          ----          ----
           Note payable                                 $       -     $ 11,250      $       -     $ 11,250
                                                        =========     ========      =========     ========

Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values. The Company's remaining assets and liabilities which are not considered financial instruments have not been valued differently than has been customary with historical cost accounting.

11.  COMMITMENTS AND CONTINGENT LIABILITIES:

Litigation

In the ordinary course of business, the Company and its subsidiaries have been named defendants in various lawsuits seeking both actual and punitive damages. Although the ultimate outcome of these matters is uncertain, management, based on consultation with outside legal counsel, is of the opinion that their resolution will not have a material adverse effect on the Company's financial position or results of operations.

Lease Commitments

The Company has entered into various noncancelable operating leases (principally with respect to facilities and equipment) which call for future minimum lease payments as follows:


                           1997                     1,050
                           1998                       782
                           1999                       760
                           2000                       760
                           Thereafter                 760


Total rent expense for the years ended December 31, 1996, 1995 and 1994, was approximately $1,097, $1,035 and $852, respectively.

Directors and Officers Liability

The Company is required to indemnify officers and directors for liability and defense costs associated with litigation which might arise in connection with the fulfillment of their responsibilities to the Company.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (Continued)


12.  QUARTERLY FINANCIAL DATA (UNAUDITED):

The table below sets forth the Company's operating results by quarter for 1996 and 1995.



                                                                    1996
                                       Mar. 31       June 30       Sept.30       Dec. 31       Total
                                       -------       -------       -------       -------       -----
                                          (Dollars in millions, except per share data and ratios)
Revenues
   Earned premiums, net of
     reinsurance                      $ 32.8        $ 33.5        $ 27.6       $  13.3       $107.2
   Agency operations, net                -             -             0.2           0.2          0.4
   Investment income, net                1.4           1.0           1.0           1.1          4.5
   Realized investment gains
     (losses), net                       0.2          (0.1)          -            (0.2)        (0.1)
                                      ------        ------        ------       -------       ------
         Total revenues                 34.4          34.4          28.8          14.4        112.0

Expenses
   Losses and loss adjustment
     expenses, net of reinsurance       27.5          21.1          17.6          41.1        107.3
   Policy acquisition and other
     underwriting expenses              10.8          13.7          12.4          11.0         47.9
   Interest expense                      0.3           0.3           0.3           0.3          1.2
                                      ------        ------        ------       -------       ------
         Total expenses                 38.6          35.1          30.3          52.4        156.4
   Income (loss) before income tax
     provision (benefit)                (4.2)         (0.7)         (1.5)        (38.0)       (44.4)
   Income tax provision (benefit)       (1.4)         (0.1)         (0.3)          1.8          -
                                      ------        ------        ------       -------       ------

   Net income (loss)                  $ (2.8)       $ (0.6)       $ (1.2)      $ (39.8)      $(44.4)
                                      ======        ======        ======       =======       ======

   Net income (loss) per common share
                                      $(0.39)       $(0.08)       $(0.17)      $ (5.67)      $(6.32)
                                      ======        ======        ======       =======       ======
   Weighted average number of
     common shares outstanding
     (primary and fully diluted)   7,050,548     7,049,898     7,048,498     7,047,298    7,048,898
GAAP ratios
   Loss and LAE ratio                   83.8%         63.1%         63.7%        311.0%       100.2%
   Expense ratio                        32.8          40.9          44.8          83.0         44.6
                                       -----         -----         -----        ------        -----
Combined ratio                         116.6%        104.0%        108.5%        394.0%       144.8%
                                       =====         =====         =====         =====        =====


                                                                  1995
                                      Mar. 31       June 30      Sept. 30    Dec. 31         Total
                                      -------       --------     --------    --------       -------
                                          (Dollars in millions, except per share data and ratios)
Revenues
   Earned premiums, net of
     reinsurance                        $20.6         $24.6        $27.2       $30.0        $102.4
   Agency operations, net                 0.3           -            0.2        (0.1)          0.4
   Investment income, net                 1.3           1.5          1.4         1.3           5.5
   Realized investment gains
     (losses), net                        -             -            0.4         0.1           0.5
                                        -----       -------      -------     -------       -------
         Total revenues                  22.2          26.1         29.2        31.3         108.8

Expenses
   Losses and loss adjustment
     expenses, net of reinsurance        13.6          15.6         16.3        45.4          90.9
   Policy acquisition and other
     underwriting expenses                7.0           7.6          9.1        13.6          37.3
   Interest expense                       0.1           0.2          0.3         0.4           1.0
                                        -----       -------      -------     -------       -------
         Total expenses                  20.7          23.4         25.7        59.4         129.2
   Income (loss) before income tax
     provision (benefit)                  1.5           2.7          3.5       (28.1)        (20.4)
   Income tax provision (benefit)         0.5           0.8          1.1        (9.7)         (7.3)
                                        -----       -------      -------     -------       -------

   Net income (loss)                    $ 1.0       $   1.9       $  2.4     $ (18.4)       $(13.1)
                                        =====       =======      =======     =======        ======

   Net income (loss) per common share
                                        $0.14       $  0.26      $  0.34     $ (2.60)       $(1.87)
                                        =====       =======      =======     =======        ======
   Weighted average number of
     common shares outstanding
     (primary and fully diluted)    7,055,298     7,053,998    7,052,898   7,051,398     7,052,998
GAAP ratios
   Loss and LAE ratio                    65.9%         63.6%        60.2%      151.0%         88.8%
   Expense ratio                         33.7          30.7         33.5        45.5          36.4
                                        -----       -------      -------     -------        ------
Combined ratio                           99.6%         94.3%        93.7%      196.5%        125.2%
                                        =====       =======      =======     =======        ======

The fourth quarter of 1996 includes a charge to operations of approximately $30.0 million relating primarily to reserve additions (including incurred-but-not-reported losses) and reinsurance costs.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

             CONDENSED CONSOLIDATED BALANCE SHEET - MARCH 31, 1997
                        (In Thousands Except Share Data)

                                  (Unaudited)


                                                                                                        March 31,
                                                                                                          1997
                                                                                                     --------------
                                 ASSETS
Cash and Investments                                                                                 $       66,562
Accounts Receivable                                                                                          55,625
Reinsurance Recoverable, net                                                                                 69,896
Deferred Policy Acquisition costs                                                                            13,234
Deferred Reinsurance Premiums                                                                                29,208
Other Assets                                                                                                 13,460
                                                                                                     --------------
                           Total Assets                                                              $      247,985
                                                                                                     ==============


                  LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Reserve for losses and loss adjustment expenses                                                 $      135,573
     Unearned premiums                                                                                       50,566
     Other policy liabilities                                                                                16,833
     Agency payables to insurance companies                                                                  (1,463)
     Accounts payable and other liabilities                                                                  10,690
                                                                                                     --------------
                           Total Liabilities                                                                212,199
                                                                                                     --------------

Commitment and Contingent Liabilities
Series B Cumulative Preferred Stock, $.01 par value; 162,857 shares
     authorized, 142,857 shares issued and outstanding                                                        1,428
Series D Cumulative Convertible Redeemable Preferred Stock, $0.01
     par value; 546,200 shares authorized, 350,000 shares issued and
     outstanding at December 31, 1996 and 357,875 at March 31, 1997                                          33,952
Stockholders' equity:
     Common Stock, $.01 par value, 21,000,000 shares authorized,
         7,047,098 shares issued                                                                                 71
     Additional Paid-In Capital                                                                              45,600
     Unrealized Depreciation on Investment Securities, net                                                     (467)
     Retained Earnings (Deficit)                                                                            (44,711)
     Less - 73,882 shares of Common Stock Held in Treasury, at cost                                             (87)
                                                                                                     --------------
                           Total Stockholders' Equity                                                           406
                                                                                                     --------------
                           Total Liabilities and Stockholders' Equity                                $      247,985
                                                                                                     ==============



                         The accompanying notes are an
                 integral part of these financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                 FOR THE PERIODS ENDED MARCH 31, 1997 AND 1996
                        (In Thousands Except Share Data)

                                  (Unaudited)


                                                                                          Three Months Ended
                                                                                      March 31,         March 31,
                                                                                        1997              1996
                                                                                    -------------    --------------

                                 ASSETS
Revenues:
     Earned Premiums, Net                                                           $      23,806    $       32,834
     Agency Operations, Net                                                                   326               (33)
     Investment Income, Net                                                                 1,278             1,403
     Realized Investment Gains (Losses), Net                                                  (58)              153
                                                                                    -------------    --------------

         Total Revenues                                                                    25,352            34,357
                                                                                    -------------    --------------

Expenses:
     Losses and Loss Adjustment Expenses, Net of
         Reinsurance                                                                       19,953            27,519
     Policy Acquisition and Other Underwriting Expenses                                    11,142            10,758
     Interest Expense                                                                                           250
                                                                                    -------------    --------------
         Total Expenses                                                                    31,095            38,527
                                                                                    -------------    --------------

Income (Loss) before Income Tax Expense                                                    (5,743)           (4,170)
Income Tax Expense (Benefit)                                                                    -            (1,418)
                                                                                    -------------    --------------
Net Income (Loss)                                                                   $      (5,743)   $       (2,752)
                                                                                    =============    ==============

Net Income (Loss) Available for Common Stockholders(1)                              $      (6,552)           (2,776)
                                                                                    =============    ==============

Weighted Average Number of Common Shares
     Outstanding                                                                        7,048,898         7,050,548
                                                                                    =============    ==============

Net Income (Loss) Per Share of Common Stock(1)                                      $       (0.93)   $        (0.39)
                                                                                    =============    ==============

(1)  After deduction of preferred dividends


                         The accompanying notes are an
                 integral part of these financial statements.

                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                 (In Thousands)

                                  (Unaudited)


                                                                                      March 31,         March 31,
                                                                                        1997              1996
                                                                                    -------------    --------------
Cash and Cash Equivalents Derived From:

     Total Provided by (Used in) Operating Activities                               $     (22,358)   $      (16,795)
                                                                                    -------------    --------------

     Investing Activities-
         Net proceeds (purchases) of short-term investments                                (2,652)           24,730
         Purchases of fixed income securities                                             (15,583)          (14,587)
         Proceeds from sales of fixed income securities                                    15,428             6,119
         Proceeds from maturities of fixed income securities                                3,065               100
         Purchases of property and equipment                                                1,054              (325)
                                                                                    -------------    --------------

                           Total Provided by (Used in) Investing Activities                 1,312            16,037
                                                                                    -------------    --------------

     Financing activities-
         Dividends paid on Series B and D Cumulative Preferred Stock                         (806)              (24)
         Dividends paid on common stock                                                         -              (282)
         Proceeds from issuance of preferred stock                                            785                 -
         Redemption of Series B Cumulative Preferred Stock                                   (201)                -
                           Total Provided by (Used in) Financing Activities                  (222)             (306)
                                                                                    -------------    --------------

Net Change in Cash and Cash Equivalents                                                   (21,268)           (1,064)

Cash and Cash Equivalents, Beginning of Period                                             23,093             2,922
                                                                                    -------------    --------------

Cash and Cash Equivalents, End of Period                                            $       1,825    $        1,858
                                                                                    =============    ==============


                  AMERICAN EAGLE GROUP, INC. AND SUBSIDIARIES

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

               FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996


1.       BASIS OF PRESENTATION:

The accompanying unaudited condensed consolidated financial statements of the American Eagle Group, Inc. (the "Company") and subsidiaries for the three months ended March 31, 1997 and 1996 have been prepared in accordance with generally accepted accounting principles and do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of only normal recurring accruals) considered necessary for a fair presentation of the results for the interim period have been included. Operating results for the three months ended March 31, 1997 are not necessarily indicative of the results that may be expected for the year ending December 31, 1997. These statements should be read in conjunction with the financial statements and notes thereto for the year ended December 31, 1996 included elsewhere in the Proxy Statement.


2.       SALE OF OPERATIONS:

As previously announced, the Company has entered into transactions to sell its aviation and artisan contractor insurance operations. The closing of the aviation transaction will require approval by the Company's stockholders, although stockholders owning a majority of the Company's voting stock have agreed to vote in favor of the transaction. The closing of the aviation transaction is also subject to regulatory approvals and other customary conditions. The closing of the artisan transaction is subject to required regulatory approvals and licenses and other customary conditions. The Company has also entered into a letter of intent to sell its marine operations. The closing of the marine transaction is subject to definitive documentation, Boards' of Directors approvals, required regulatory approvals and licenses and other customary conditions.

Upon completion of these transactions, the Company expects that it will no longer write new or renewal policies for the foreseeable future. It will continue to handle claims on the Company's policies that are not assumed as part of these transactions and maintain the related reserves and assets. Accordingly, the Company's revenues and earnings capacity will be significantly lower in the future.

                                                                      APPENDIX I


              [CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]

April 11, 1997

Board of Directors
American Eagle Group, Inc.

Board of Directors
American Eagle Insurance Company
12801 North Central Expressway, Suite 800
Dallas,Texas 75243

Gentlemen:

This letter will confirm the advice given to you in connection with your consideration of the proposed sale of the aviation business and certain other assets ("Aviation") of American Eagle Group, Inc. (the "Company") to American Financial Group, Inc. ("AFG") on the terms and conditions described to you at a meeting held on April 11, 1997.

As noted at your meeting, Credit Suisse First Boston Corporation contacted 13 potential purchasers other than AFG. Also, the Company issued a press release on March 22, 1997 that included the statement that "the Company has engaged Credit Suisse First Boston to review and develop capital and strategic alternatives to maximize shareholder value ... including, among other things, sale of the Company or assets of the Company, a rights offering to stockholders, a sale of securities, and other alternatives to increase underwriting capacity." Only one party other than AFG submitted a proposal with respect to either the Company or Aviation, and we believe this proposal was less favorable to the Company than the AFG proposal from a financial point of view.

We also discussed with you the financial condition and prospects of the Company, including the distressed financial position of the Company and the near-term liquidity needs of, and capital resources available to, the Company. In particular, we noted the following with regard to the Company's current situation:

          o RECENT OPERATING RESULTS: The Company has experienced deteriorating financial results due to high claims activity and adverse reserve development in both its non-aviation lines of business and its core aviation line of business. For 1996, the Company reported a GAAP net loss of $44.4 million, including $30 million of reserve additions. American Eagle Insurance Company's ("AEIC") statutory surplus had dropped to $20.4 million as of December 31, 1996.

          o RATINGS DOWNGRADES: The Company's claims-paying ratings were downgraded twice by A.M. Best during 1996, and again on March 25, 1997:

               - March 4, 1996 A.M. Best downgraded the Company to B++ from A- "reflecting the company's decreased capitalization and operating profitability."

               - May 24, 1996 A.M. Best downgraded the Company to B and placed a negative outlook on the rating pending the outcome of the Company's capital-raising efforts.

               - March 25, 1997 A.M. Best downgraded the Company from B ("vulnerable") to D ("poor"). Best said the downgrade "reflects its view that [the Company's] weakened financial condition makes it 'extremely vulnerable' to unfavorable

Board of Directors
American Eagle Group, Inc.
Board of Directors
American Eagle Insurance Company
April 11, 1997

Page 2


           changes in underwriting or economic conditions. It said it was also concerned over potential regulatory response to the position of [the Company), whose capitalization, it said, had fallen below mandatory control level of risk-based capital."

     The Company has advised us that claims-paying ratings are important to the Company's business and that agents tend to focus on ratings as a key element in their decision to place insurance with a company and that many insureds, including municipal airports (one of the Company's target markets), require that their insurer have at least an "A" rating from A.M. Best.

o AFG WRITE DOWN: On March 27, 1997, AFG announced "that it has written down its $35 million investment in [the Company], effective as of December 31, 1996."

o REGULATORY ACTION: Discussions between the Company, AEIC and their various regulators.

o FUTURE PROSPECTS: The Company's management has advised us that prospects for future earnings performance are poor without additional capital and that the Company's preliminary first quarter results are a net loss of $2.9 million.

o STOCK PRICE PERFORMANCE: In May 1994, the Company sold its common stock in an initial public offering at $10 per share. The Company's stock price closed as high as $12 1/8 and closed above $10 as late as February 1996. Following the Company's report of disappointing fourth quarter 1995 results, including a special charge, during the first quarter of 1996, the stock price began to deteriorate steadily and traded in a range of $3 3/8 to $4 1/8 prior to the announcement of the sale of the Series D Preferred Stock to AFG. Following the announcement of the sale of the Series D Preferred Stock to AFG, the Company's stock price traded as high as $5 1/2 but has dropped to $1 1/2 as of April 9.

Given the Company's financial condition and prospects and the fact that the solicitation process failed to produce any proposals at this time (other than the AFG proposal and the one other proposal referenced above), we advised you that a sale of Aviation to AFG at this time, on the terms and conditions described to you at your meeting of April 11, would result in more value to the Company, from a financial point of view, than any other which we together explored.

Very truly yours,

/s/ JONATHAN PLUTZIK

Jonathan Plutzik
Managing Director

                                                                     APPENDIX II




                               PURCHASE AGREEMENT

                                     AMONG

                        GREAT AMERICAN INSURANCE COMPANY

                                      AND

                        AMERICAN EAGLE INSURANCE COMPANY

                                      AND

                           AMERICAN EAGLE GROUP, INC.

                              DATED APRIL 11, 1997

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
SECTION 1.    Purchase and Sale of Aviation Business  . . . . . . . . . . . .  1

SECTION 2.    Purchase of Other Assets  . . . . . . . . . . . . . . . . . . .  1

SECTION 3.    Reinsurance of Later Business   . . . . . . . . . . . . . . . .  2

SECTION 4.    Closing   . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

SECTION 5.    Purchase Price and Other Payments   . . . . . . . . . . . . . .  3

       Section 5.1   Purchase Price   . . . . . . . . . . . . . . . . . . . .  3
       Section 5.2   Additional Payments  . . . . . . . . . . . . . . . . . .  5

SECTION 6.    Assumption of Liabilities   . . . . . . . . . . . . . . . . . .  6

SECTION 7.    Change in Name  . . . . . . . . . . . . . . . . . . . . . . . .  6

SECTION 8.    Further Assurances  . . . . . . . . . . . . . . . . . . . . . .  7

SECTION 9.    Representations, Warranties and Covenants of Seller and AEGI  .  7

SECTION 10.   Representations, Warranties and Covenants of Purchaser  . . . . 13

SECTION 11.   Covenants of Seller   . . . . . . . . . . . . . . . . . . . . . 14

SECTION 12.   Conditions to Closing - Purchaser   . . . . . . . . . . . . . . 16

SECTION 13.   Conditions to Closing - Seller  . . . . . . . . . . . . . . . . 17

SECTION 14.   Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . 18

SECTION 15.   Regulatory Approvals  . . . . . . . . . . . . . . . . . . . . . 18

SECTION 16.   Certain Terminations  . . . . . . . . . . . . . . . . . . . . . 18

SECTION 17.   Noncompete/No Solicitation and Other Actions  . . . . . . . . . 19

SECTION 18.   Termination   . . . . . . . . . . . . . . . . . . . . . . . . . 20

SECTION 19.   Effect of Termination   . . . . . . . . . . . . . . . . . . . . 21

SECTION 20.     Indemnification   . . . . . . . . . . . . . . . . . . . . . . 21

       Section 20.1  General Indemnification Obligation of Seller and AEGI  . 21
       Section 20.2  General Indemnification Obligation of Purchaser  . . . . 22
       Section 20.3  Method of Asserting Claims, Etc.   . . . . . . . . . . . 22
       Section 20.4  Payment  . . . . . . . . . . . . . . . . . . . . . . . . 23
       Section 20.5  Other Rights and Remedies Not Affected   . . . . . . . . 24
       Section 20.6  Limitations on Amount -- Seller and AEGI   . . . . . . . 24
       Section 20.7  Limitations on Amount - Purchaser  . . . . . . . . . . . 24

SECTION 21.     Compliance with Bulk Sales Laws   . . . . . . . . . . . . . . 24

SECTION 22.     Default under the Agreement   . . . . . . . . . . . . . . . . 25

SECTION 23.     Transition  . . . . . . . . . . . . . . . . . . . . . . . . . 25

SECTION 24.     Survival of Representations and Warranties  . . . . . . . . . 25

SECTION 25.     Fees and Expenses   . . . . . . . . . . . . . . . . . . . . . 26

SECTION 26.     Press Releases  . . . . . . . . . . . . . . . . . . . . . . . 26

SECTION 27.     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

SECTION 28.     Miscellaneous   . . . . . . . . . . . . . . . . . . . . . . . 27


SCHEDULES

Schedule 1      Schedule of Aviation Business Assets
Schedule 2      Balance Sheet
Schedule 9(d)   Uncollectible Accounts Receivable
Schedule 9(g)   Existing Condition of Business
Schedule 9(i)   Condition of Tangible Assets
Schedule 9(l)   Ownership of Software
Schedule 9(p)   Agents and Brokers
Schedule 9(r)   Legal Actions
Schedule 9(t)   Schedule of Reinsurance Contracts
Schedule 9(u)   Consents and Authorizations
Schedule 9(w)   Schedule of Material Contracts
Schedule 10(c)  Consents Required of Purchaser
Schedule 17(b)  Schedule of Excluded Employees

EXHIBITS

Exhibit A       Quota Share Reinsurance Agreement
Exhibit B       Reinsurance Agreement
Exhibit C       Claims Servicing Agreement
Exhibit D       Computer System Use Agreement
Exhibit E       Mutual Release
Exhibit F       Commitment of Mason Best

                               PURCHASE AGREEMENT


       THIS PURCHASE AGREEMENT, dated as of April 11, 1997, is entered into among GREAT AMERICAN INSURANCE COMPANY, an Ohio corporation (hereinafter called the "Purchaser"), AMERICAN EAGLE INSURANCE COMPANY, a Texas corporation (hereinafter called the "Seller") and AMERICAN EAGLE GROUP, INC., a Delaware corporation (hereinafter called "AEGI").

                                    RECITALS

       WHEREAS, Purchaser desires to purchase from Seller and AEGI and Seller and AEGI desire to sell to Purchaser certain aviation insurance business and other rights and assets in connection therewith, all as more fully set forth herein; and

       NOW, THEREFORE, in consideration of the foregoing, the Purchase Price (as hereinafter defined), the release of certain claims, the mutual agreements and other consideration hereinafter set forth, Purchaser and Seller hereby agree as follows:


SECTION 1.    PURCHASE AND SALE OF AVIATION BUSINESS.

       On the basis of the representations and warranties herein contained, for the consideration and subject to the terms and conditions herein set forth, Seller hereby agrees to convey, sell, assign, transfer and deliver to Purchaser on the Closing Date (as defined in Section 4 below), and Purchaser agrees to acquire, receive, assume and accept assignment, transfer and delivery from Seller on the Closing Date, Seller's right, title, interest and obligations in, to and under all aviation insurance business, as more fully described on
Schedule 1 attached hereto and incorporated herein by this reference, which was written or assumed by Seller, during the period commencing January 1, 1993 and ending March 31, 1997 (the "Aviation Business") which Aviation Business, when and if renewed through the respective agents and brokers therefor, shall be effected by the issuance of policies by Purchaser.


SECTION 2.    PURCHASE OF OTHER ASSETS.

       In addition to the Aviation Business, the following assets will be sold and conveyed by Seller to Purchaser on the Closing Date (the Aviation Business and the following assets, collectively referred to as the "Assets"):

(a) All assets and properties reflected on the March 31, 1997 ("Balance Sheet Date") Balance Sheet, attached hereto as Schedule 2 (the "Balance Sheet").

(b) All right, title and interest of Seller and AEGI in and to the computer equipment and software used in connection with the Aviation Business, and the Reinsured Business (as hereinafter defined) including, without limitation, any license agreement relating thereto;

(c) All right, title and interest of Seller and AEGI in and to the lease for the eighth and ninth floors located in the building in which Seller's offices at 12801 North Central Expressway, Dallas, Texas are located (the "Office Lease");

(d) All right, title and interest of Seller and AEGI in and to the names "American Eagle Insurance Company" and "American Eagle Group, Inc." including, without limitation, any and all trademarks or trademark applications pertaining thereto and all patents, trademarks, tradenames, service marks, copyright, the Software (as hereinafter defined), trade secrets or know-how used in the Aviation Business (the "Intellectual Property");

(e) All right, title and interest of Seller in and to the Reinsurance Contracts (as hereinafter defined);

(f) All right, title and interest of Seller and AEGI in and to all furniture, fixtures and tangible personal property used in connection with the Aviation Business or the Reinsured Business; and

(g) All right, title and interest of Seller and AEGI in and to all other tangible and intangible property relating to or used in connection with the Aviation Business or the Reinsured Business; provided, however, the assets listed on the attached Schedule 2 shall not be included in the definition of Assets hereunder.


SECTION 3.    REINSURANCE OF LATER BUSINESS.

       Seller and Purchaser will enter into a Quota Share Reinsurance Agreement in the form attached hereto marked Exhibit A and incorporated herein by this reference effective as of the date hereof pursuant to which Purchaser will reinsure all aviation business of Seller in force as of April 1, 1997 and all aviation business, written or renewed by Seller after March 31, 1997 and before such time as Purchaser is qualified to issue directly its own policies as contemplated by Section 23(a) (the "Reinsured Business").


SECTION 4.    CLOSING.

The closing for the transactions contemplated by this Agreement shall take place at the offices of Seller, or such other place as may be agreed to in writing by Purchaser and Seller, within three (3) business days of the satisfaction of the conditions of closing set forth in Sections 12 and 13 of this Agreement, but not later than July 31, 1997 (the "Termination Date"), unless extended by mutual consent in writing by the parties hereto. The date and time of the closing are referred to herein as the "Closing Date" and the consummation of the transactions to be consummated on the Closing Date is referred to herein as the "Closing".


SECTION 5.    PURCHASE PRICE AND OTHER PAYMENTS.

       Section 5.1 Purchase Price. Subject to the terms and conditions herein stated, the parties hereto agree that, effective as of the Closing Date:

(a) Seller shall deliver and convey to Purchaser assets having a market value equal to all liabilities of the Aviation Business and the Reinsured Business, including, without limitation, all loss and loss adjustment expense reserves and reserves for incurred but not reported losses, all as reflected on the Balance Sheet.

(b) In addition to the payment required by subsection 5.1(d) below, Purchaser shall pay to Seller, as a commission, an amount equal to thirty percent (30%) of unearned premiums to be transferred to Purchaser.

(c) In addition to payments required by subsection 5.1(b) above and 5.1(d) below, Purchaser shall pay to Seller an amount equal to the book value, adjusted for depreciation (as determined by generally accepted accounting principles) of all furniture, fixtures and equipment, including electronic data processing equipment included within the Assets.

(d) In consideration for conveyance of the Assets to Purchaser, Purchaser shall convey and deliver to Seller all shares of the Series D Preferred Stock of AEGI owned by Purchaser, together with undated stock powers duly endorsed in blank. The shares of Series D Preferred Stock shall be conveyed free and clear of any liens, mortgages, security interests or other claims whatsoever.

(e) Within twenty (20) days after the Closing, Purchaser shall prepare a balance sheet as of the Closing Date ("Closing Date Balance Sheet") for the Aviation Business using the same format and methodology employed in preparing the Balance Sheet. Using the amounts reflected on such Closing Date Balance Sheet, the following adjustments shall be made to the Investment Account (as hereinafter defined):

              (i) If the total of the Assets reflected on the Closing Date Balance Sheet other than Investments (collectively the "Other Assets") is greater than the total amount of the Other Assets shown on the Balance Sheet, the amount reflected on the Balance Sheet as Investments, (hereafter, the "Investment Account") shall be reduced by such amount;

              (ii) If the total of the Other Assets reflected on the Closing Date Balance Sheet is less than the total amount of the Other Assets shown on the Balance Sheet, the Investment Account shall be increased by such amount;

              (iii) If the total of the Liabilities reflected on the Closing Date Balance Sheet other than Loss and Loss Adjustment Expense Reserves (which shall be the same as shown on the Balance Sheet) (collectively the "Other Liabilities") is greater than the total amount of the Other Liabilities shown on the Balance Sheet, the Investment Account shall be increased by such amount;

              (iv) If the total of the Other Liabilities reflected on the Closing Date Balance Sheet is less than the total amount of the Other Liabilities shown on the Balance Sheet, the Investment Account shall be reduced by such amount;

              (v) The Investment Account shall be reduced by all cash claims paid after March 31, 1997 by the Seller with respect to the Aviation Business and the Reinsured Business after deducting any amounts paid by Purchaser under the Quota Share Reinsurance Agreement;

              (vi) The Investment Account shall be increased by all reinsurance premiums payable to the Purchaser (net of ceding commissions due Seller) under the Quota Share Reinsurance Agreement; and

              (vii) If the amount of the Investment Account as adjusted in accordance with (i) through (vi) above increases, the amount of such increase shall be paid to Purchaser by delivery of cash or readily marketable securities. If the amount of the Investment Account decreases, the amount of such decrease shall be paid to Seller by delivery of cash or readily marketable securities. Any amounts payable hereunder shall be due and payable within ten (10) days of the delivery of the Closing Date Balance Sheet, if there shall not be any dispute with respect thereto, or within five (5) days after the resolution of any dispute relating thereto.

(f) Any dispute which may arise between Seller and Purchaser as to the Closing Date Balance Sheet or the proper amount of the adjustment to the Investment Account shall be resolved in the following manner:

              (i) Seller, if it disputes the Closing Date Balance Sheet or the amount of the adjustment to the Investment Account, shall notify Purchaser in writing within ten (10) days after the issuance of the Closing Date Balance Sheet pursuant hereto that Seller disputes the Closing Date Balance Sheet or the amount of the adjustment to the Investment Account; such notice shall specify in reasonable detail the nature of the dispute;

              (ii) during the ten (10) day period following the date of such notice, Seller and Purchaser shall attempt to resolve such dispute and to determine the appropriateness of the Closing Date Balance Sheet or the adjustment to Investment Account; and

              (iii) if at the end of the ten (10) day period specified in subsection (ii) above, Seller and Purchaser shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to Deloitte & Touche, independent certified public accountants (the "Arbitrator"), which shall act as an arbitrator and shall issue its report as to the Closing Date Balance Sheet or the adjustment to Investment Account within sixty (60) days after such dispute is referred to the Arbitrator. Each of the parties hereto shall bear all costs and expenses incurred by it in connection with such arbitration, except that the fees and expenses of the Arbitrator hereunder shall be borne equally by Seller and Purchaser. This provision for arbitration shall be specifically enforceable by the parties and the decision of the Arbitrator in accordance with the provisions hereof shall be final and binding and there shall be no right of appeal therefrom.

(g) Seller shall provide to Purchaser the files and records comprising the underwriting, policy, producer and claims files and related daily report files maintained by Seller in the operation of the Aviation Business (the "Files").

(h) Purchaser and Seller shall each execute and deliver such instruments, and take or cause to be taken such further action as may be reasonably necessary or desirable in order to consummate the Closing hereunder.

       Section 5.2   Additional Payments.

(a) Within 30 days after receipt by Purchaser, Purchaser shall remit to Seller an amount equal to all funds collected by Purchaser with respect to all Agent's Balances of the Aviation Business which are in excess of 90 days old as of the Closing Date.

(b) Purchaser shall pay to Seller a commission equal to Four Percent (4%) of the Renewal Premiums (as hereinafter defined ) received by Purchaser during the first year following the Closing Date on all Aviation Business and Reinsured Business transferred to Purchaser.

(c) Purchaser shall pay to Seller a commission equal to Two Percent (2%) of the Renewal Premiums (as hereinafter defined) received by Purchaser during the second year following the Closing Date on all Aviation Business and Reinsured Business transferred to Purchaser.

(d) Purchaser shall pay to Seller a commission equal to One Percent (1%) of the Renewal Premiums (as hereinafter defined) received by Purchaser during the third year following the Closing Date on all Aviation Business and Reinsured Business transferred to Purchaser.

       For purposes of this Agreement, Renewal Premiums shall mean all direct written premiums on policies renewed after the Closing Date less the sum of any return premiums or cancellations . Amounts payable to Seller under Sections 5.2(b), (c) and (d) above shall be paid quarterly in arrears within thirty (30) days after the end of each quarter.

SECTION 6.    ASSUMPTION OF LIABILITIES.

       At the Closing and except as otherwise specifically provided in this
Section 6, Purchaser shall assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of Seller:

(a) All liabilities and obligations of Seller in respect of the Aviation Business existing as of the Balance Sheet Date, but only if and to the extent that the same are accrued or reserved for on the Balance Sheet and remain unpaid and undischarged on the Closing Date except Loss and Loss Adjustment Expense Reserves.

(b) All unpaid losses and unpaid loss adjustment expenses of Seller with respect to the Aviation Business arising in the regular and ordinary course on or after January 1, 1993.

(c) The obligations of Seller under the Reinsurance Contracts and the Contracts identified on Schedule 9(w).

(d) Bad faith liability claims arising under policies identified on Schedule 9(w) and other litigation listed on Schedule 9(r) hereof.

       The foregoing described liabilities and the obligations of the Purchaser under the Quota Share Reinsurance Agreement (Exhibit "A") and the Reinsurance Agreement (Exhibit "B") are hereinafter referred to as the "Assumed Liabilities."

       NOTWITHSTANDING ANY PROVISION HEREIN TO THE CONTRARY, PURCHASER SHALL NOT ASSUME OR BECOME LIABLE IN ANY MANNER FOR ANY LIABILITY OR OBLIGATION OF SELLER OR AEGI, AND SELLER AND AEGI SHALL REMAIN SOLELY RESPONSIBLE FOR ANY AND ALL LIABILITIES AND OBLIGATIONS OF SELLER AND AEGI, OTHER THAN THE ASSUMED LIABILITIES.


SECTION 7.    CHANGE IN NAME.

       On the Closing Date, Seller and AEGI shall deliver to Purchaser all such executed documents as may be required to change Seller's and AEGI's names on that date to names bearing no similarity to American Eagle, including but not limited to a name change amendments with the Secretaries of State of Texas and Delaware. Within one hundred eighty days (180) after the Closing Date, AEGI and Seller shall file appropriate name change notices for each state where Seller and AEGI are qualified to do business. Seller and AEGI hereby appoint Purchaser as their attorney-in-fact to file all such documents on or after the Closing Date.


SECTION 8.    FURTHER ASSURANCES.

       Seller and AEGI from time to time after the Closing, at Purchaser's request, will, execute, acknowledge and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Assets, or to better enable Purchaser to complete, perform or discharge any of the Assumed Liabilities. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.


SECTION 9.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AND AEGI.

       Seller and AEGI represent, warrant and covenant to Purchaser as follows:

(a) Corporate Existence, Corporate Power. Each of the Seller and AEGI is a corporation, duly organized, validly existing and in good standing under the laws of the state of its incorporation, and, subject to receipt of requisite shareholder approval, each has the requisite corporate power and authority to consummate the transactions contemplated and to perform its respective obligations under this Agreement. The Board of Directors of Seller and AEGI have approved the execution of this Agreement and Seller and AEGI will have, prior to the Closing Date, taken all other corporate action required by law, its respective certificate of incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) Enforceability. This Agreement and the other transaction documents have been, or on or prior to the Closing Date will be, duly executed and delivered on behalf of the Seller and AEGI, and constitute, or will constitute, the legal, valid and binding obligation of the Seller and AEGI, enforceable against them in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(c) Balance Sheets. The Balance Sheet, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Aviation Business as of the Balance Sheet Date. The Balance Sheet specifically identifies the assets and liabilities which, if the Closing had been held on the Balance Sheet Date, would have been transferred to or assumed by Purchaser in accordance herewith.

(d) Accounts Receivable. The accounts receivable of Seller arising from the Aviation Business and Reinsured Business as set forth on the Balance Sheet are valid and genuine; have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; are not subject to valid defenses, set-offs or counterclaims; and except as set forth on Schedule 9(d), to Seller's knowledge, are collectible within ninety (90) days after billing at the full recorded amount thereof less, in the case of accounts receivable appearing on the Balance Sheet, the recorded allowance for collection losses on the Balance Sheet.

(e) Tax and Other Returns and Reports. The Seller and AEGI have filed or caused to be filed all tax returns which are required to be filed in connection with the Aviation Business and the Reinsured Business and all taxes shown to be due and payable on said returns or on any assessments made against Seller or AEGI, any of their property, and all other taxes, fees or other charges imposed on Seller or AEGI, or any of their property by any governmental authority that are due and payable, have been paid (other than any taxes, fees or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided on the books of the Seller or
       AEGI); to the knowledge of Seller and AEGI, no tax lien has been filed and no claim is being asserted, with respect to any such tax, fee or other charge.

(f) Books of Account. The books, records and accounts of Seller have been maintained accurately and fairly reflect, in reasonable detail, the transactions and the assets and liabilities of Seller with respect to the Aviation Business and Reinsured Business. Seller has not engaged in any transaction with respect to the Aviation Business and Reinsured Business, maintained any bank account for the Aviation Business and Reinsured Business or used any of the funds of Seller in the conduct of the Aviation Business and Reinsured Business except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books and records of the business.

(g) Existing Condition. Except as set forth on Schedule 9(g), since the Balance Sheet Date, Seller with respect to the Aviation Business and Reinsured Business has not:

       (i) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it or any of its assets or properties;

       (ii) sold, encumbered, assigned or transferred any assets or properties, except for the sale of inventory in the ordinary course of business consistent with past practice;

       (iii) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is party or by which it is bound, or cancelled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business; or

       (iv) entered into any transaction other than in the ordinary course of business consistent with past practice.

(h) Title to Properties. Seller has good and valid title to all of its properties and assets, real, personal and mixed, which are included in the Assets (except for inventory sold since the date thereof in the ordinary course of business consistent with past practice), which Assets shall be on the Closing Date free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions, other third party interests, and other encumbrances and defects of title of any nature whatsoever, except for liens for current real or personal property taxes not yet due and payable.

(i) Condition of Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets which are included in the Assets are in good operating condition and repair, subject only to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations, and authorizations relating to their construction, use and operation. No person other than Seller owns any equipment or other tangible assets or properties situated on the premises of Seller or necessary to the operation of the Aviation Business, except for leased items disclosed on Schedule 9(i).

(j)    Employee Benefit Plans and Arrangements.

       (i) For the purposes hereof, the term "employee benefit plan" includes all plans, funds, programs, policies, arrangements, practices, customs and understandings providing benefits of economic value to any employee, former employee, or present or former beneficiary, dependent or assignee of any such employee or former employee other than regular salary, wages or commissions paid substantially concurrently with the performance of the services for which paid. Without limitation, the term "employee benefit plan" includes all employee welfare benefit plans within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all employee pension benefit plans within the meaning of section 3(2) of ERISA.

       (ii) Seller has not directly or indirectly acted in any manner or incurred any obligation or liability, and will not directly or indirectly act in any manner in the future or incur any obligation or liability in the future with respect to any employee benefit plan which has or could give rise to any liens on any of the Assets, or which could result in any liability or obligation to Purchaser, whether arising out of the establishment, operation, administration or termination of such benefit plan or the transactions contemplated by this Agreement.

       (iii) Seller has timely provided or will timely provide all notices and any continuation of health benefit coverage (including, without limitation, medical and dental coverage) required to be provided to employees, former employees or the beneficiaries or dependents of such employees or former employees, under Part 6 of Subtitle B of Title I of ERISA or, as applicable, COBRA to the extent such notices and continuation of health benefit coverage are required to be provided by reason of the events occurring prior to or on the Closing Date or by reason of the transactions contemplated by this Agreement. To the extent required by COBRA, Seller will treat its employees (and their dependents and beneficiaries) as of the Closing Date as having incurred a "qualifying event" (within the meaning of ERISA Section 603 and, as applicable, Code
              Section 4980B(f)(3)) on the Closing Date. Seller will continue the health benefit coverage required by COBRA.

(k) Intellectual Property Matters. The Seller in the conduct of the Aviation Business does not infringe upon or unlawfully or wrongfully use any Intellectual Property owned or claimed by another.

(l)    The Software.

       (i) Performance. The computer software of Seller included in the Intellectual Property (the "Software") contains all computer programs, materials, tapes, know-how, object and source codes, other written materials, know-how and processes used in connection with the Aviation Business and the Reinsurance Business. Seller has delivered to the Purchaser complete and correct copies of all user and technical documentation related to the Software.

       (ii) Title. Except as set forth on Schedule 9(l), all right, title and interest in and to the Airpack System and Eagle Express System is owned by Seller, free and clear of all liens, claims, charges or encumbrances, are fully transferable to the Purchaser, and no party other than Seller has any interest in the Software, including without limitation, any security interest, license, contingent interest or otherwise. Seller's development, use, sale or exploitation of the Software does not violate, any rights of any other person or entity and Seller has not received any communication alleging such a violation. Seller does not have any obligation to compensate any person for the development, use, sale or exploitation of the Software nor has Seller granted to any other person or entity any license, option or other rights to develop, use, sell or exploit in any manner the Software, whether requiring the payment of royalties or not.

       (iii) Delivery of All Copies. All copies of the Software embodied in physical form are being delivered to the Purchaser at or prior to the Closing.

(m) Environmental Matters. Except for any violation which, individually or in the aggregate, would not have a material adverse effect on the Assets, the Aviation Business or Reinsurance Business, Seller is not in violation of any laws, rules or regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

(n) Assets. Except for licenses, permits and governmental authorizations required to operate the Aviation Business and the Reinsurance Business which are not transferable, the Assets include all rights and property essential to the conduct of the Aviation Business by Purchaser in the manner it is presently conducted by Seller and no property excluded from the Assets constitutes property or rights material to the Aviation Business.

(o) Solvency. After giving effect to the transactions contemplated by this Agreement, each of the Seller and AEGI, individually and on a consolidated basis, will be solvent, able to pay its debts as they mature, have capital sufficient to carry on its business and all businesses in which it is about to engage, and

       (i) the assets of each of Seller and AEGI, individually and on a consolidated basis, at a fair valuation, exceed the total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of Seller and AEGI;

       (ii) current projections which are based on underlying assumptions which provide a reasonable basis for the projections and which reflect Seller's judgment based on present circumstances, the most likely set of conditions and Seller's most likely course of action for the period projected, demonstrate that Seller and AEGI, individually and on a consolidated basis, will have sufficient cash flow to enable them to pay their debts as the mature or the Seller is reasonably satisfied that it will be able to refinance such debt at or prior to maturity on commercially reasonable terms; and

       (iii) Seller and AEGI do not have an unreasonably small capital base with which to engage in its anticipated business.

(p) Agents and Brokers. Schedule 9(p) is a true, complete and accurate list of the agents and brokers which have generated Aviation Business and Reinsured Business that is currently in-force with Seller.

(q) Information. The Files include the underwriting, policy, producer and claims information and records normally generated and maintained by Seller in the ordinary course of its operation of the Aviation Business and the Reinsured Business.

(r) Legal Actions. As of the date hereof, except as set forth on Schedule 9(r), to the knowledge of Seller and AEGI, there are no legal actions, arbitrations, suits or proceedings (other than claims pending for benefits under insurance policies) in any court or before any governmental agency or instrumentality pending against the Seller or AEGI which could materially adversely effect the Aviation Business or the Reinsured Business. As of the date hereof, to the knowledge of Seller and AEGI, there are no legal actions, arbitrations, suits, or proceedings pending in any court or before any governmental agency or instrumentality against the Seller or AEGI which would prevent the carrying out of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof. Except as disclosed on Schedule 9(r), the Seller has not been charged with or, to its knowledge, been threatened with or is under any investigation with respect to, any charge concerning any material violation of any provision of any federal, state, local or foreign law, regulation, ordinance, order or administrative ruling affecting the Insurance Business or the Reinsured Business, and, except as disclosed on Schedule 9(r), neither Seller nor AEGI is, to its knowledge, in default with respect to any order, writ, injunction or decree of any court, arbitration panel, agency or instrumentality affecting the Aviation Business or the Reinsured Business.

(s) Absence of Conflicts. Assuming the receipt of all consents referred to in Section 9(u), the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate, or be in conflict with the charter or by-laws of the Seller or AEGI, (ii) result in the creation of any security interest, claim, lien, charge or encumbrance upon the Aviation Business or the Reinsured Business, (iii) violate any provision of, or result in the breach of any, applicable law, rule or regulation of any governmental body or (iv) violate any order, judgment or decree applicable to the Seller or AEGI, which would materially adversely affect the Aviation Business or the Reinsured Business or the ability of the Seller or AEGI to consummate the transactions contemplated by this Agreement and to perform their obligations hereunder.

(t) Reinsurance Contract. Schedule 9(t) contains a list of all reinsurance treaties and agreements currently in effect with respect to the Aviation Business and the Reinsured Business (the "Reinsurance Contracts").

(u) No Legal Bar. Except as set forth on Schedule 9(u), no consent, authorization, order or approval of, or notice, filing or registration with, any governmental commission, board or other regulatory body or any private party is required for or in connection with the execution and delivery of this Agreement by Seller and AEGI and the consummation by Seller and AEGI of the transactions contemplated hereby, except for those as to which the failure to obtain or give would not materially adversely affect the consummation of the transactions contemplated by this Agreement.

(v) Participation by Third Parties. Seller and AEGI shall indemnify and hold the Purchaser harmless with respect to any claim for any broker's or finder's fees or commissions with respect to the transactions contemplated hereby by anyone found to have been acting on behalf of the Seller or AEGI.

(w) Contracts. Schedule 9(w) sets forth all leases, subleases, license agreements, assumption of liability agreements and fronting arrangements (collectively the "Contracts") to be conveyed by Seller to Purchaser on the Closing Date. Except as set forth on Schedule 9(w) all of the Contracts are in full force, do not require consent, are enforceable in accordance with their terms and there exists no default or event of default, occurrence, condition or act, including, without limitation, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, which constitutes or would constitute (with notice or lapse of time or both) a default under any such Contract.

(x) Disclosure. No representation or warranty made by Seller or AEGI in this Agreement or in any other document furnished in connection herewith contains any misrepresentation of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading.



SECTION 10.   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

       Purchaser represents, warrants and covenants to Seller and AEGI as follows:

(a) Corporate Existence/Corporate Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and has the requisite corporate power and authority to consummate the transactions contemplated and perform its obligations under this Agreement and has or will have, prior to the Closing Date, taken all corporate action required by law, its certificate of incorporation, by-laws or otherwise, to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) Enforceability. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not (i) violate or be in conflict with the charter or by-laws of Purchaser, (ii) violate any provision of, or result in the breach of any, applicable law, rule or regulation of any governmental body or (iii) violate any order, judgment or decree applicable to Purchaser, which would materially adversely affect the ability of Purchaser to consummate the transactions contemplated hereby and to perform its obligations hereunder.

(c) Consents. No consent, license, authorization, appointment, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body or any private party is required for or in connection with the execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated on its part hereby except as set forth on
       Schedule 10(c) hereto.

(d) Participation. No outside parties have participated with respect to the negotiation of this Agreement and the transactions contemplated hereby on behalf of the Purchaser and the Purchaser shall indemnify and hold the Seller harmless with respect to any claim for any broker's or finder's fees or commissions with respect to the transactions contemplated hereby by anyone found to have been acting on behalf of the Purchaser.

(e) Voting by Purchaser. Purchaser shall vote all of its shares of common and preferred stock of AEGI in favor of the transactions contemplated hereby.

SECTION 11.   COVENANTS OF SELLER.

       Seller covenants and agrees with Purchaser as follows:


(a) Seller shall give Purchaser and its counsel, accountants and other representatives access during normal business hours throughout the period prior to the Closing Date to all of the properties, books, contracts, commitments and records personnel and the other aspects of the business of the Seller relating to the Aviation Business and the Reinsured Business, and Seller will furnish and provide reasonable assistance to Purchaser during such period with all such documents, copies of documents and information concerning the Aviation Business and the Reinsured Business as Purchaser may reasonably request. During the period from the date of this Agreement through the Closing Date, Seller and AEGI shall consult in good faith with members of Purchaser's management: (i) with respect to significant developments, transactions and decisions involving the operations of the Seller not prohibited under this Agreement; and (ii) with respect to the development and implementation of business strategies.

(b) Between the date of this Agreement and the Closing Date, except as otherwise contemplated by this Agreement or permitted by the prior consent of Purchaser, and to the extent it is commercially reasonable to do so Seller (i) will conduct the Aviation Business and the Reinsured Business in the ordinary course of business and perform its obligations under all material agreements binding on the Seller relating to the Aviation Business and the Reinsured Business; (ii) will enter into agreements relating to the Aviation Business and the

       Reinsured Business only in the ordinary course of business; (iii) will not make any material change in the operation of the Aviation Business and the Reinsured Business; and (iv) will not make any loss payment with respect to the Aviation Business and Reinsured Business in excess of One Hundred Thousand and 00/100 Dollars ($100,000.00) without prior notice to Purchaser.

(c) Seller shall pay directly to each employee of the Aviation Business that portion of all benefits (including the arrangements, plans and programs set forth in Schedule 9(j)) which has been accrued on behalf of that employee (or is attributable to expenses properly incurred by that employee) as of the Closing Date, except accrued vacation and sick days which shall be assumed by Purchaser ("Accrued Vacation"). No portion of the assets of any plan, fund, program or arrangement, written or unwritten, heretofore sponsored or maintained by Seller or AEGI (and no amount attributable to any such plan, fund, program or arrangement) shall be transferred to Purchaser, and Purchaser shall not be required to continue any such plan, fund, program or arrangement after the Closing Date. The amounts payable on account of all benefit arrangements (other than as specified in the following subsections) shall be determined with reference to the date of the event by reason of which such amounts become payable, without regard to conditions subsequent, and Purchaser shall not be liable for any claim for insurance, reimbursement or other benefits payable by reason of any event which occurs prior to the Closing Date. All employees of Seller who are employed by Purchaser on or after the Closing Date shall be new employees of Purchaser; provided, however, that for purposes of vacation eligibility which Purchaser may make available to its employees, such employees shall be credited with their respective years of service with Seller.

(d) Purchaser acknowledges that for business reasons, Seller has not been able to compile Schedules referred to in Section 9 hereof (together with copies of the documents referred to therein) and Exhibits contemplated by this Agreement prior to the date of this Agreement. Seller covenants that it shall deliver to Purchaser final Schedules (together with copies of the documents referred to therein) and drafts of the Exhibits within twenty (20) business days after the execution and delivery of this Agreement. Purchaser shall have ten (10) business days to review these Schedules and to determine in the good faith exercise of its business judgment whether the items referenced therein are acceptable to Purchaser and review and comment on the Exhibits. If Purchaser, after reasonable consultation with Seller, determines in the good faith exercise of its reasonable business judgment that the items referred to in the Schedules are not acceptable or the parties are unable to negotiate the terms of the Exhibits, Purchaser may terminate this Agreement on five (5) business days written notice to Seller and neither party shall have any further obligations to the other hereunder.

(e) Seller shall give detailed written notice to Purchaser promptly upon the occurrence of any event that would cause or constitute a material breach or would have caused a material breach had such event occurred or been known to Seller prior to the date hereof, of any representations or warranties of Seller contained in this Agreement or in any Schedule referred to herein. Notwithstanding the foregoing, Seller shall have the right from time to time after the date hereof to update the final versions of the Schedules to reflect changes in the Assets or business condition as of the date hereof until ten (10) days before the scheduled time of Closing.
       Updated Schedules shall be promptly furnished to Purchaser, which shall have five (5) business days to review these Schedules and to determine in the good faith exercise of its reasonable business judgment that any items referred to therein are acceptable to Purchaser. If any such items are not acceptable to Purchaser, Purchaser may terminate this Agreement on written notice thereof to Seller and, neither party shall have any further obligations to the other hereunder.



SECTION 12.   CONDITIONS TO CLOSING - PURCHASER.



       The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to the satisfaction, at or prior to the Closing Date, of the following conditions:

(a) All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been complied with and performed.

(b) Except for changes between the date hereof and the Closing Date permitted by the terms of this Agreement, the representations and warranties of Seller in this Agreement or in any document or certificate delivered to Purchaser pursuant hereto shall be true and correct in all material respects as of the Closing Date with the same force and effect as though such representations and warranties had been made at and as of the Closing Date.

(c) On the Closing Date, no action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby, declare unlawful the transactions or events contemplated by this Agreement or cause such transactions to be rescinded.

(d) Seller shall have received the necessary regulatory and any other approval or approvals of the transactions contemplated herein as may be required by pertinent laws, regulations or agreements.

(e) Seller shall have entered into (i) a Quota Share Reinsurance Agreement in the form attached hereto marked Exhibit A ceding the Reinsured Business to Purchaser and (ii) a Reinsurance Agreement in the form of Exhibit B hereto transferring the Aviation Business to Purchaser.

(f) Seller shall have obtained the consent of reinsurers with respect to at least eighty percent (80%) of the Aviation Business and the Reinsured Business to the transfer to and reinsurance thereof by Purchaser and to the assignment to Purchaser of Seller's rights under the Reinsurance Contracts with such reinsurers.

(g) Seller shall have obtained all consents required in order to convey to Purchaser the Office Lease.

(h) Seller shall have entered into a Claims Servicing Agreement in the form of Exhibit C and a Computer System Use Agreement in the form set forth on Exhibit D.

(i) Purchaser shall have received an opinion of Seller's and AEGI's counsel, in form and substance, reasonably satisfactory to Purchaser.

(j) Seller shall not have entered into any contract or agreement after December 31, 1996 which would adversely affect Purchaser's ability to acquire and conduct the Aviation Business and Reinsured Business as contemplated hereby.

(k) Seller shall have executed the Mutual Release substantially in the form of the attached Exhibit E.

(l) Purchaser shall have received such other certificates, documents and instruments as counsel for Purchaser shall reasonably request.



SECTION 13.   CONDITIONS TO CLOSING - SELLER.



       The obligations of Seller and AEGI under this Agreement are, at the option of Seller and AEGI, subject to the satisfaction, at or prior to the Closing Date, of the following conditions:



(a) All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or before Closing Date shall have been complied with and performed.

(b) Except for changes between the date hereof and the Closing Date permitted by the terms of this Agreement, the representations and warranties of Purchaser contained in this Agreement or in any document or certificate delivered to Seller pursuant hereto shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though such representations and warranties had been made as of the Closing Date.

(c) On the Closing Date, no action or proceeding before any court or governmental body shall be pending or threatened wherein an unfavorable judgment, decree or order would prevent the carrying out of this Agreement or any of the transactions or events contemplated hereby, declare unlawful the transactions or events contemplated by this Agreement or cause such transactions to be rescinded.

(d) Purchaser shall have received the necessary regulatory and any other approval or approvals of the transactions contemplated herein as may be required by pertinent laws, regulations or agreements.

(e) Purchaser shall have entered into (i) a Quota Share Reinsurance Agreement in the form of Exhibit A hereto, and (ii) a Reinsurance Agreement in the Form of Exhibit B hereto.

(f) Purchaser shall have entered into a Claims Servicing Agreement in the form of Exhibit C hereto and a Computer System Use Agreement in the form set forth on Exhibit D hereto.

(g) The shareholders of Seller and AEGI shall have approved the terms of this Agreement and the transactions contemplated herein.

(h) Seller shall have received an opinion of Purchaser's counsel, in form and substance, reasonably satisfactory to Seller.

(i) Purchaser and American Financial Group, Inc. shall have executed the Mutual Release substantially in the form of the attached Exhibit E hereto.

(j) Seller shall have received such other certificates, documents and instruments as counsel for Seller shall reasonably request.

SECTION 14.   SHAREHOLDER APPROVAL.

       The Seller and AEGI shall take such action necessary to obtain shareholder approval of the transactions contemplated herein as promptly as practicable after the execution of this Agreement. As soon as practicable following the date hereof, the Purchaser and AEGI shall cooperate to prepare promptly and file with the SEC a Proxy or Information Statement with respect to the transactions contemplated by this Agreement (the "Information Statement"). Promptly after the approval by the staff of the Commission of the Information Statement, AEGI shall mail the Information Statement to all holders of AEGI's voting securities. The Purchaser and AEGI shall cooperate with each other in the preparation of the Information Statement and shall advise the other in writing if, prior to the vote of the shareholders of AEGI, any such party shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law. Notwithstanding the foregoing, each party shall be responsible for the information and disclosures which it makes or incorporates by reference in all regulatory filings and the Information Statement.

SECTION 15.   REGULATORY APPROVALS.

       Seller, AEGI and Purchaser shall promptly apply for and use their commercially reasonable best efforts to obtain all applicable federal and state regulatory approvals and other approvals required to effectuate the provisions of this Agreement, including all filings under Hart-Scott-Rodino and with the appropriate state insurance commissions.

SECTION 16.   CERTAIN TERMINATIONS.

       Upon execution of this Agreement and notwithstanding any subsequent termination of this Agreement, Purchaser and AEGI's respective obligations pursuant to Section 5.4 of the Securities Purchase Agreement among the parties dated November 5, 1996 shall be terminated.


SECTION 17.   NONCOMPETE/NO SOLICITATION AND OTHER ACTIONS.

(a) After the execution of this Agreement, neither Seller nor AEGI, nor anyone acting on behalf of either of them, shall initiate discussions with any person, concerning a Competing Proposal (as hereinafter defined). The Seller and AEGI may (i) furnish information to, an offeror that seeks to engage in discussions or negotiations, requests information or makes a proposal to acquire the Aviation Business and the Reinsured Business pursuant to a Competing Proposal, if the Seller's and AEGI's directors determine in good faith that such action is required for the discharge of their fiduciary obligations, after consultation with independent legal and financial advisors, who may be the Seller's and AEGI's regularly engaged legal counsel and financial advisors (a "Director Duty"); (ii) comply with Rule 14d-9 or Rule 14e-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") with regard to a tender or exchange offer; (iii) make any disclosure to the Seller's and AEGI's shareholders in accordance with a Director Duty;
       (iv) fail to make, modify or amend its recommendations, consents or approvals referred to herein in accordance with a Director Duty; (v) terminate this Agreement and enter into an agreement providing for a Competing Proposal in accordance with a Director Duty; or (vi) take any other action as may be appropriate in order for the Seller's and AEGI's Board of Directors to act in a manner that is consistent with their fiduciary obligations under applicable law. In the event that the Seller or AEGI or any of their officers, directors, employees, agents, advisors or other representatives participate in discussions or negotiations with, or furnish information to an offeror that seeks to engage in such discussions or negotiations, requests information or makes a Competing Proposal, then, subject to any confidentiality requirements of an offeror (i) the Seller and AEGI shall immediately disclose to the Purchaser the decision of the Seller's and AEGI's directors; (ii) the identity of the offeror; and (iii) copies of all information or material not previously furnished to Purchaser which the Seller or AEGI, or their agents, provides or causes to be provided to such offeror or any of its officers, directors, employees, agents, advisors or representatives. For purposes of this Agreement, Competing Proposal means a bona fide offer to the Seller, AEGI, or the stockholders of AEGI from a Qualified Third Party (as hereinafter defined). "Qualified Third Party" means an entity directly or indirectly having (i) the underwriting capacity of an insurance carrier rated "A" by A.M. Best Company, (ii) policyholders surplus of Two Hundred Fifty Million and 00/100 Dollars ($250,000,000.00); and (iii) agreed to assume all of Purchaser's reinsurance obligations arising under Section 3 hereof.

(b) As of the Closing Date, Purchaser shall offer employment to, and Seller shall use its best efforts to assist Purchaser in employing as new employees of Purchaser, all persons presently engaged in the Aviation Business except those persons identified on Schedule 17(b) (the "Employees"). Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Employees, except for employment agreements of Nick Walton and Bob Conrey, which agreements shall be assumed by Purchaser. Until the third (3rd) anniversary of the Closing Date, (1) Seller, AEGI and any of their Affiliates will not directly or indirectly solicit or offer employment to any Employee (i) who did not become an employee of Purchaser, (ii) who is then an employee of Purchaser, or (iii) who has terminated such employment without the consent of Purchaser within one hundred eighty (180) days of such solicitation or offer, and (2) Purchaser will not directly or indirectly solicit or offer employment to any person who, after the Closing Date is then an employee of Seller or who has terminated such employment without the consent of Seller within one hundred eighty (180) days of such solicitation or offer. For purposes hereof, "Affiliate" means any Person which directly or indirectly controls, or is controlled by, or is under common control with, any Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term "Affiliate" does not include the Purchaser nor any of its subsidiaries or affiliates. "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, governmental authority or other entity of whatever nature.

(c) Seller, AEGI and each of their affiliates agrees that for a period of three (3) years after the Closing Date, neither Seller, AEGI or any of their subsidiaries will, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any business whether in corporate proprietorship or partnership form or otherwise as more than a five percent (5%) owner in such business where such business is competitive with the Aviation Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage. In the event that the provisions of this Section 17 should ever be deemed to exceed the non-competition and non-disclosure restrictions provided by applicable law, then the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted.

(d) Upon the execution of this Agreement, the Purchaser shall have received a written commitment from Mason Best Company L.P. substantially in the form of the attached Exhibit F that, among other matters, it will vote its shares of the common stock of AEGI in favor of the transactions contemplated herein.


SECTION 18.   TERMINATION.

       Notwithstanding any other provision contained herein, this Agreement may be terminated at any time prior to the Closing Date:

(a)    by mutual written consent of the Seller, AEGI and the Purchaser;

(b) by the Seller, AEGI or the Purchaser, upon written notice to the other party, if the Closing shall not have occurred on or prior to the Termination Date, unless such failure of consummation shall be due to the failure of the party seeking such termination to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party;

(c) by the Seller, AEGI or the Purchaser, upon written notice to the other parties, if a governmental authority of competent jurisdiction shall have issued an injunction, order or decree enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall have become final and non-appealable or if a governmental authority has otherwise made a final determination that any required regulatory consent would not be forthcoming; provided, however, that the party seeking to terminate this Agreement pursuant to this clause has used all commercially reasonable efforts to remove such injunction, order or decree;

(d) by the Seller or AEGI if the Board of Directors of the Seller or AEGI determines in accordance with a Director Duty that such termination is required by reason of a Competing Proposal; or

(e) by the Seller, AEGI or the Purchaser if the Board of Directors of the Seller and AEGI shall have withdrawn or modified in a manner materially adverse to the Purchaser its approval of the adoption of this Agreement, because the Boards of Directors have determined to recommend to the Seller's and AEGI's shareholders or approve a Competing Proposal, in accordance with a Director Duty; provided, however, that any communication that advises that Seller or AEGI has received a Competing Proposal shall in no event be deemed a withdrawal or modification adverse to the Purchaser of its approval of this Agreement.

SECTION 19.   EFFECT OF TERMINATION.

       In the event that this Agreement is terminated pursuant to clause 18(d) or 18(e) hereof, then the Purchaser shall be entitled to a cash payment within five (5) days of the termination date from Seller of One Million Seven Hundred Fifty Thousand and 00/100 Dollars ($1,750,000.00).

SECTION 20.   INDEMNIFICATION.

       Section 20.1 General Indemnification Obligation of Seller and AEGI. From and after the Closing, each of Seller and AEGI, jointly and severally, will reimburse, indemnify and hold harmless Purchaser and its successors and assigns (an "Indemnified Purchaser Party") against and in respect of:

(a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Purchaser Party that result from, relate to or arise out of:

       (i) any and all liabilities and obligations of Seller of any nature whatsoever, except for the Assumed Liabilities; or

       (ii) any misrepresentation, breach or warranty or nonfulfillment of any agreement or covenant on the part of Seller or AEGI under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Purchaser pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

(b) Any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 20.1.

       Section 20.2 General Indemnification Obligation of Purchaser. From and after the Closing, Purchaser will reimburse, indemnify and hold harmless Seller, AEGI and their successors or assigns (an "Indemnified Seller Party") against and in respect of:

(a) Any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

       (i)    the Assumed Liabilities; or

       (ii) any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Purchaser under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Seller pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

(b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 20.2.

       Section 20.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Seller or AEGI would be liable to an Indemnified Purchaser Party hereunder is asserted against or sought to be collected from an Indemnified Purchaser Party by a third party, the Indemnified Purchaser Party shall promptly notify Seller and AEGI of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). Seller and AEGI shall have ten (10) days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Purchaser Party,
(A) whether or not they dispute their liability to the Indemnified Purchaser Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not they desire, at their sole cost and expense, to defend the Indemnified Purchaser Party against such claims or demand.

(a) In the event that Seller or AEGI notifies the Indemnified Purchaser Party within the Notice Period that they desire to defend the Indemnified Purchaser Party against such claim or demand then, except as hereinafter provided, Seller or AEGI, respectively, shall have the right to defend the Indemnified Purchaser Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by them to a final conclusion in such a manner as to avoid any risk of Indemnified Purchaser Party becoming subject to liability for any other matter; provided, however, Seller and AEGI shall not, without the prior written consent of the Indemnified Purchaser Party, consent to the entry of any judgment against the Indemnified Purchaser Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving of the claimant or plaintiff to the Indemnified Purchaser Party of a release, in form and substance satisfactory to the Indemnified Purchaser Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Purchaser Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

(b)    (i)    If Seller or AEGI elects not to defend the Indemnified Purchaser
              Party against such claim or demand, whether by not giving the Indemnified Purchaser Party timely notice as provided above or otherwise, then the amount of any such claim of demand, or if the same be defended by Seller or AEGI or by the Indemnified
              Purchaser Party (but no Indemnified Purchaser Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of Seller and AEGI hereunder.

       (ii) In the event an Indemnified Purchaser Party should have a claim against Seller or AEGI hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Purchaser Party shall promptly send a Claim Notice with respect to such claim to Seller and AEGI. If Seller or AEGI does not notify the Indemnified Purchaser Party within the Notice

              Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of Seller or AEGI, respectively, hereunder.

(c) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Purchaser Party" and variations thereof and "Purchaser" for "Seller and AEGI."

       Section 20.4  Payment.  Upon the determination of the liability under
Section 20.3 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to setoff the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement or any of the documents executed in connection herewith. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

       Section 20.5 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Section 20 are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including without limitation the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

       Section 20.6 Limitations on Amount -- Seller and AEGI. Seller and AEGI will have no liability (for indemnification or otherwise) with respect to the matters described in Section 20.1 until the total of all damages actually paid or incurred by an Indemnified Purchaser Party with respect to such matters exceeds One Million and 00/100 Dollars ($1,000,000.00), and then only for the amount by which such damages actually paid or incurred by an Indemnified Purchaser Party exceed One Million and 00/100 Dollars ($1,000,000.00). The maximum aggregate obligation of Seller and AEGI with respect to all matters for which an Indemnified Purchaser Party may seek indemnification under Section 20.1(ii) of this Agreement for misrepresentation or breach of warranty shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00).

       Section 20.7 Limitations on Amount - Purchaser. The maximum aggregate obligation of Purchaser to the Seller and AEGI with respect to all matters for which AEGI or Seller may seek indemnification under Section 20.2(ii) of this Agreement for misrepresentation or breach of warranty shall not exceed Twenty Million and 00/100 Dollars ($20,000,000.00).

       Section 20.8 Applicable Definitions. For purposes of this Agreement, a Person shall be deemed to have "Knowledge" or "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter, or an individual who is not negligent could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation of the books and records concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.


SECTION 21.   COMPLIANCE WITH BULK SALES LAWS.

       Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller and AEGI shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of
(i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Purchaser pursuant to this Agreement.


SECTION 22.   DEFAULT UNDER THE AGREEMENT.

       If any party shall default in the performance of its obligations hereunder, the non-defaulting parties shall retain all rights and remedies, whether arising in equity or at law, including actions for specific performance and damages, as a result of the default by the other party under this Agreement, unless, the non-defaulting party, after receipt of written notice of such default elects to consummate the transactions hereunder.


SECTION 23.   TRANSITION.

(a) Purchaser shall use its best efforts to accomplish as soon as possible all necessary operational, systems, contractual and legal requirements on its part to issue where commercially desirable, policies of insurance as the Aviation Business and the Reinsured Business renews. This undertaking by Purchaser shall terminate, at Purchaser's option, upon Purchaser's good faith belief that the Closing shall not occur by the Termination Date.

(b) From and after the Closing Date, upon either party's request, the parties shall cooperate with each other in all reasonable respects, and execute and deliver such documents and take such other actions as are necessary to effectuate the transfer of the Aviation Business and the

       Reinsured Business to Purchaser and Purchaser's continuation thereof as contemplated by this Agreement. In this regard, Seller shall, if requested by Purchaser, continue to renew policies of insurance included in the Aviation Business and the Reinsured Business in a manner consistent with Seller's prior practices and underwriting standards, to the extent that, despite Purchaser's best efforts, Purchaser is not operationally capable of issuing its own policy of insurance upon renewal of such policies; provided, however, that no such policy shall be issued by Seller with an effective date after July 31, 1997.


SECTION 24.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

       The representations, warranties, covenants and agreements of Seller, AEGI and Purchaser contained in this Agreement or in any document delivered pursuant to the terms of this Agreement, shall survive the Closing hereunder for a period of one (1) year.


SECTION 25.   FEES AND EXPENSES.

       Each of the parties hereto shall be responsible for their own expenses (including, but not limited to, legal and accounting expenses) incident to the execution of this Agreement and the consummation of the transactions contemplated hereby whether or not such transactions shall be consummated.


SECTION 26.   PRESS RELEASES.

       Neither party shall make any press release or public announcement concerning this Agreement or the transactions contemplated hereby without the consent of the other party.


SECTION 27.   NOTICES.

       All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given (a) upon receipt if delivered by hand, and (b) three days after mailing if mailed by first-class, registered or certified mail, return receipt request, postage and registry fees prepaid and addressed as follows:

       If to Purchaser:

       Great American Insurance Company
       580 Walnut Street
       Cincinnati, Ohio 45202
       Attention: Gary J. Gruber

       If to Seller:

       American Eagle Insurance Company
       12801 N. Central Expressway, Suite 800
       Dallas, Texas  75243
       Attention:  President

       If to AEGI:

       American Eagle Group, Inc.
       12801 N. Central Expressway, Suite 800
       Dallas, Texas 75243
       Attention:  President

Addresses may be changed by notice in writing signed by the addressee.


SECTION 28.   MISCELLANEOUS.

       This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Ohio. Neither this Agreement nor any terms hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom or which enforcement of such change, waiver, discharge or termination is sought. In the event a court of competent jurisdiction modifies any provision of this Agreement, the remaining provisions of this Agreement shall remain in full force and effect and the modified provision shall be abided by the parties as so modified by the court. The invalidity or unenforceability of any term or provision, or any clause, or portion thereof, of this Agreement shall in no way impair or affect the validity or enforceability of any other term or provision of this Agreement, which shall remain in full force and effect. This Agreement and the Schedules attached hereto embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof. No party hereto has made any representation, warranty or covenant in connection with the matters set forth herein except as expressly stated herein. All the terms of this Agreement shall be binding upon the successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the parties hereto, their successors and assigns; provided however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other, which consent shall not be unreasonably withheld. Failure to insist upon strict compliance with any terms, covenants or conditions hereof shall not be deemed a waiver of such terms, covenants or conditions, nor shall any waiver or relinquishment of such right at any other time or times be deemed a waiver or relinquishment of such right at any other time or times. The headings of this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning thereof. This Agreement may be executed simultaneously in several counterparts, each of which shall constitute one and the same instrument. Schedules and Exhibits are made a part of this Agreement as though set forth in full herein.

     [Remainder of page intentionally left blank.  Signature Page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.



                                           GREAT AMERICAN INSURANCE COMPANY


                                           BY:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           AMERICAN EAGLE INSURANCE COMPANY


                                           BY:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------


                                           AMERICAN EAGLE GROUP, INC.


                                           BY:
                                              ----------------------------------
                                           Name:
                                                --------------------------------
                                           Title:
                                                 -------------------------------

                                     PROXY

                          AMERICAN EAGLE GROUP, INC.

        12801 NORTH CENTRAL EXPRESSWAY, SUITE 800, DALLAS, TEXAS 75243
                 SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS ON JULY 30, 1997

     The undersigned hereby appoints M. Philip Guthrie and Frederick G. Anderson, and each of them, his/her Proxies, with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated hereon, all shares of capital stock of American Eagle Group, Inc. held of record by the undersigned on _________, 1997, at the Annual Meeting of Stockholders to be held on July 30, 1997, and any adjournments thereof, and hereby further authorizes each of them, in their discretion, to vote upon any other business that may properly come before the meeting.

                                       (Change of address - Comments)

                                       ----------------------------------------

                                       ----------------------------------------

                                       ----------------------------------------

                                       ----------------------------------------
                                       (If you have written in the above space, please mark the corresponding box on the reverse side of this card.)

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes with regard to a particular proposal if you wish to vote FOR such proposal. The Proxies cannot vote your shares unless you sign and return this card.


                                                                  -----------
                                                                  SEE REVERSE
                                                                      SIDE
                                                                  -----------

--------------------------------------------------------------------------------

[X] Please mark your
    votes as in this
    example.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted for the election of directors and FOR proposals 1 and 3.

--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR both nominees listed and FOR proposals 1 and 3.
--------------------------------------------------------------------------------

1. To approve the Proposal for the sale           FOR      AGAINST      ABSTAIN
   of the general aviation insurance              [ ]        [ ]          [ ]
   business of American Eagle Insurance
   Company and the change of the Company's
   name as further described in the
   accompanying proxy statement.


2. Election of Directors.                         FOR      WITHHELD
   Nominees: Richard M. Kurz and                  [ ]        [ ]
   Howard D. Putnam

    [ ]
    FOR, except vote withheld from the following nominee:

    ----------------------------------------------------

                                                                Comments/Address
                                                                Change   [ ]


3. Approval of independent accountants.           FOR      AGAINST      ABSTAIN
                                                  [ ]        [ ]          [ ]

--------------------------------------------------------------------------------




SIGNATURE(S)                                            DATE
            -------------------------------------------     --------------------
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.